Rule 424(b)(3), Reg. No. 333-121738

PROSPECTUS

                                 [DYADIC LOGO]

                           DYADIC INTERNATIONAL, INC.

                                28,369,878 SHARES

                                  COMMON STOCK

                                ----------------

                   TO BE OFFERED BY HOLDERS OF COMMON STOCK OF
                           DYADIC INTERNATIONAL, INC.

                                ----------------

         This prospectus relates to the sale of up to 28,369,878 shares of our common stock, par value $0.001 per share, by certain selling stockholders. The shares offered by this prospectus include 20,577,967 presently outstanding shares of our common stock and a maximum of 7,791,911 shares of our common stock issuable upon the exercise of outstanding options and warrants to purchase our common stock, upon the conversion of outstanding promissory notes that may be converted into shares of our common stock and in satisfaction of a contractual obligation to issue shares in connection with our purchase of certain real estate. See "The Offering." These shares may be sold by the selling stockholders from time to time in the over-the-counter market or such other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         Under various agreements, we are obligated to register the shares held of record and shares acquirable upon the exercise of warrants by the selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.


         Our common stock is traded in the over-the-counter, or OTC, market and quoted through the OTC Bulletin Board under the symbol "DYAD.OB." We expect it to continue to trade in that market. The range of high and low bids for shares of our common stock since the closing of the merger on October 29, 2004, through January 20, 2005, have been $5.30 and $7.35, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board System. The closing bid for shares of our common stock on January 20, 2005, was $6.50, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The market for shares of our common stock is characterized generally by low volume and broad price and volume volatility. We cannot give any assurance that a stable trading market will develop for our common stock.

         The selling stockholders, and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933. See "Plan of Distribution."

                 THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK.
 PLEASE CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 5.

                       -----------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
      SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
         OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS JANUARY 28, 2005.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.

                      -------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


Special Note Regarding Forward-Looking Statements........................... ii
Where You Can Find More Information......................................... ii
Summary  ...................................................................  1
Risk Factors................................................................  5
Use of Proceeds............................................................. 22
Market for Our Common Stock and Related Stockholder Matters................. 22
Management's Discussion and Analysis or Plan of Operation .................. 24
Business ................................................................... 36
Description of Property..................................................... 56
Management.................................................................. 57
Stock Ownership............................................................. 66
Certain Relationships and Related Transactions.............................. 68
Selling Stockholders........................................................ 70
Plan of Distribution........................................................ 82
Description of Securities................................................... 84
Shares Eligible for Future Sale............................................. 88
Legal Matters............................................................... 89
Experts  ................................................................... 89
Changes in Accountants...................................................... 90
Index to Consolidated Financial Information................................. 91

                      -------------------------------------

         We obtained statistical data, market data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports in this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Included in this prospectus, exhibits and associated documents are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

         All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement with the Securities and Exchange Commission, or the SEC, on Form SB-2 to register the shares of our common stock being offered by this prospectus. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a web site, http://www.sec.gov., that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus.

         You may also request a copy of our filings at no cost, by writing, telephoning or emailing us at:

                           Dyadic International, Inc.
                    140 Intracoastal Pointe Drive, Suite 404
                             Jupiter, Florida 33477
                 Attention: Mark A. Emalfarb, President and CEO
                                 (561) 743-8333
                           http://www.Dyadic-Group.com
                          shareholders@Dyadic-Group.Com

                                     SUMMARY

         You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors," regarding us and the common stock being sold in this offering.

         Unless the context otherwise requires, "Dyadic," the "Company," "we," "our," "us" and similar expressions refer to either Dyadic International, Inc., a Delaware corporation formerly known as CCP Worldwide, Inc., or Dyadic International (USA), Inc., a Florida corporation formerly known as Dyadic International, Inc., separately, prior to the acquisition by Dyadic International, Inc. of Dyadic International (USA), Inc. by means of a merger consummated on October 29, 2004, and refer to Dyadic International, Inc. and its consolidated subsidiaries, including Dyadic International (USA), Inc., after giving effect to the merger.

OUR BUSINESS

         Introduction. We are a biotechnology company engaged in the development, manufacture and sale of proteins, enzymes, peptides and other bio-molecules derived from genes, and the collaborative licensing of our enabling proprietary technologies. We use our proprietary technologies to develop and manufacture biological products, and intend to collaboratively license them for research, development and manufacturing of biological products, for two categories of applications:

     o enzymes and other biological products for a variety of industrial and commercial applications, which we refer to as our Industrial Enzymes Business; and

     o human therapeutic proteins for use by pharmaceutical and biotechnology companies in pre-clinical and clinical drug development applications and commercialization following drug approval, which we refer to as our BioSciences Business.

         Our Biotechnology and Business. We have developed and use a number of proprietary fungal strains to produce enzymes and other biomaterials, but the one on which we have principally focused is a patented system for protein production, or protein expression, which we call the C1 Expression System. This System is based on our patented Chrysosporium lucknowense fungus, known as C1, as its host production organism. A host production organism has been genetically altered to express genes to produce targeted protein products. We discovered the C1 microorganism in the mid-1990's and initially developed it, without the application of molecular biology, to produce neutral cellulases for our textile manufacturing customers. By 1998, we began to apply molecular genetic biology and other proprietary biotechnology tools to C1 to create a technology, which we refer to as the C1 Host Technology. The C1 Host Technology, once fully developed, is expected to be capable of performing:

     o    two screening functions for:

          o    the discovery of genes and the proteins they express; and

          o the identification of improved protein variants resulting from modifications to their genes; and

     o    three expression functions for:

          o the expression of proteins in commercial volumes for industrial enzyme applications;

          o the expression of human therapeutic proteins in small volumes for pre-clinical and clinical testing for drug development applications; and

          o the expression of human therapeutic proteins for drugs in commercial volumes.

We have been, over the last several years, principally focused on the expression capabilities of the C1 Host Technology. These efforts culminated in our first commercially successful application - our C1 Expression System.

         Using the C1 Expression System, as well as other biological systems, our Industrial Enzymes Business develops and produces commercial quantities of enzymes for sale to textile, pulp and paper, animal feed, chemical, agricultural, and other industries. These industries, in turn, use our products to enhance their own products or to improve production efficiency. In 2003, we began to use our C1 Expression System to complete the development and market roll-out of several new, and higher profit margin, industrial and agricultural enzyme products, including for example the following products: MPE, NCE 2X, Fibrezyme LBI, and Fibrezyme LBR. The development of our C1 Expression System has substantially contributed to our revenues growing at over 30% per year between 2001 and 2003, from $9.25 million in 2001 to $16.8 million in 2003. The consolidation, effective July 1, 2002, of the results of operations of our Far East subsidiary into our financial statements also contributed to this growth. We currently sell more than 45 liquid and dry enzyme products to more than 150 industrial customers in 50 countries.

         We believe, however, even larger market opportunities exist for our C1 Expression System. We believe our C1 Expression System can be successfully harnessed to help solve the protein expression problem confronting the global drug industry - its inability, despite enormous historic investment, to harness, cost-effectively and expeditiously, existing genomic knowledge to develop new specialized biological products, or therapeutic proteins. For the past four years, we have been developing our C1 Expression System to serve the drug industry, with our primary focus on the production of human biopharmaceuticals, or human therapeutic proteins. Still in the development stage, we refer to these activities as our BioSciences Business. These activities have thus far generated nominal revenues of only $150,000 in 2003. We have also conducted research and development, or R&D, activities to expand the production capabilities of our C1 Expression System to include production of human therapeutic proteins in commercial volumes.

         Though currently a lower priority than our C1 Expression System, we have also been developing the screening potential of our C1 Host Technology for gene discovery and the identification of protein variants resulting from modifications to their genes, which we refer to as our C1 Screening System. These efforts have included our purchase of state-of-the-art robotics equipment and a collaborative partnership with a Netherlands-based scientific organization, TNO Voeding, to enable fully-automated high throughput screening, or HTS. We believe that if our BioSciences Business' application of our C1 Expression System and our C1 Screening System can each be perfected, we will be able to offer a potentially unique end-to-end solution for drug companies: a single host production organism usable throughout the discovery, pre-clinical and clinical testing and commercial production phases of drug development that would greatly increase drug development efficiency, economy and speed to market.

         Currently, we own three issued U.S. patents and 57 U.S. and International filed and pending patent applications which we believe provide broad protection for our C1 Expression System, our underlying C1 Host Technology, our C1 Screening System and their products and commercial applications.

         Our History. Our operating subsidiary, Dyadic International (USA), Inc., was founded by our Chief Executive Officer, Mark A. Emalfarb, in 1979, and was throughout the 1980's a leading supplier of both domestic pumice stones and pumice stones imported from overseas for use in the stone washing of denim garments. In the 1990's, we evolved from serving only the denim industry to the development and manufacture of specialty enzymes and chemicals and, by 1995, were generating revenues of $8,500,000 and annual profits of approximately $1,300,000. In the mid-1990's, we discovered the C1 microorganism in connection with our efforts to develop improved industrial enzymes. By 1998, we began investing significant financial resources in the application of molecular genetic technology to the development of the C1 Host Technology.

         In the first half of 2001, we raised capital of approximately $13,635,000, prior to expenses of approximately $200,000, largely to fund the development of our C1 Screening System. At that time, we thought we were within one year of being able to find collaboration partners to help us complete its development, though we continued to develop our C1 Expression System. However, between 2001 and 2003, even as our Industrial Enzymes Business began to grow rapidly, we experienced a major shift in market demand for our C1 Screening System. First, we found that large pharmaceutical companies, financially exhausted by their investment in unproven screening technologies like our C1 Screening System, began requiring theretofore unprecedented levels of accumulated scientific data as a pre-condition to partnering with us. Second, we found that the interest of these large pharmaceutical companies had moved away from gene discovery and screening applications, to an interest in the expression of therapeutic proteins for testing, clinical trials and drug commercialization.

         We adjusted our strategy accordingly, and between May 2003 and March 2004, we began to focus principally on our C1 Expression System, even as we continued to develop our C1 Screening System and related HTS hardware and assemble more scientific data to support our claims regarding that System's potential. During this interval of time, we also continued to grow our Industrial Enzymes Business, as we used our C1 Expression System and other proprietary technologies to successfully develop several industrial enzymes, while continuing to seek equity financing.

         Between April and July 31, 2004, we raised common equity capital of approximately $6,740,000, prior to expenses of approximately $118,000, through a private placement and two transactions with one of our long-term R&D contractors and a real estate developer. Between October 1 and November 4, 2004, we raised additional common equity capital of approximately $25,400,000, prior to estimated expenses of approximately $2.3 million, in a private placement we conducted companion to the merger of our wholly owned subsidiary into Dyadic International (USA), Inc., in which its shareholders received shares of our stock representing a majority of our outstanding shares.

         We derive almost all of our revenues from the conduct of our Industrial Enzymes Business, and have thus far generated only nominal revenues from our conduct of our BioSciences Business. We have incurred losses every year since we began developing our C1 Host Technology, in 1999. Those losses resulted primarily from expenses associated with research and development activities and general and administrative expenses. To become profitable, we must continue to grow our Industrial Enzymes Business, and generate income from the conduct of our BioSciences Business, either directly or through potential future license agreements and collaborative partnerships with drug companies.

         Our Future. Despite our Industrial Enzymes Business' history of revenue generation and growth, the combination of its reliance upon the expansion of the capabilities of our C1 Expression System and the early-stage, developmental nature of our BioSciences Business require that we be characterized as an early-stage company. Our conduct of the BioSciences Business is subject to the risks customarily attending the operations of any early-stage company, including the development of new technologies and products, the assembly and development of production and R&D capabilities, the construction of channels of distribution and the management of rapid growth, as discussed in the following Risk Factors. Our BioSciences Business has not achieved, and may never achieve, profitability. In addition, we expect to incur net losses in the foreseeable future, and those losses may be substantial. Moreover, we have significant future capital requirements related to the completion of the development of our C1 Host Technology, our C1 Expression System and our C1 Screening System for use by our BioSciences Business. As noted above, between October 1 and November 4, 2004, we raised additional common equity capital of approximately $25,400,000 prior to estimated expenses of approximately $2.3 million, in a private placement. We believe that we have sufficient equity capital to fund our operations and meet our obligations for the next two years. If we are unable to fund these requirements, our business could be seriously harmed.

CORPORATE INFORMATION

         We were organized, under the name CCP Worldwide, Inc., as a Delaware corporation on September 23, 2002. On October 29, 2004, we completed the merger of our newly created and wholly owned subsidiary, CCP Acquisition Corp., a Florida corporation, with and into a Florida corporation formerly known as Dyadic International, Inc., which was the surviving corporation of the merger and became our wholly owned subsidiary. Following the merger, our new subsidiary changed its name to Dyadic International (USA), Inc from Dyadic International, Inc., and our name was changed to Dyadic International, Inc. from CCP Worldwide, Inc.

         Our principal executive offices are located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477, and our telephone number at that address is (561) 743-8333.

                                  THE OFFERING

Common stock offered by our selling stockholders(1):
     Presently outstanding shares............................                 20,577,967 shares
     Maximum number of shares that may be issued upon
          closing of purchase of certain real estate(2)......                    300,300 shares
     Maximum number of shares that may be issued upon
          exercise of outstanding stock options(3)...........                     65,000 shares
     Maximum number of shares that may be issued upon
          conversion of outstanding convertible notes(4).....                    473,835 shares
     Maximum number of shares that may be issued upon
      exercise of outstanding warrants.......................                  6,952,776 shares
                                                                          ----------------------
      TOTAL..................................................                 28,369,878 shares


Common stock outstanding(5) .................................                 22,231,105 shares


         Use of Proceeds.....................................   We will receive none of the proceeds from
                                                                the sale of the shares by the selling
                                                                stockholders.

OTC Bulletin Board symbol....................................   DYAD.OB

----------
(1) Subject to change if shares become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Shares reserved for issuance incident to closing of purchase of certain real estate. See the section captioned "Description of Property."


(3) Does not include 5,133,823 shares of our common stock reserved for issuance under the Dyadic International Inc. 2001 Equity Compensation Plan.


(4) Shares reserved for issuance upon the conversion of convertible promissory notes outstanding on the date hereof.


(5) Includes 1,653,138 shares of our common stock that were outstanding prior to the merger and that are not covered by this prospectus.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties, including those that are not yet identified or that we currently believe are immaterial, may also adversely affect our business, financial condition or results of operations.

RISKS GENERAL TO OUR BUSINESSES

         DESPITE THE HISTORICAL OPERATING RESULTS OF OUR INDUSTRIAL ENZYMES BUSINESS, WE SHOULD NONETHELESS BE VIEWED AS AN EARLY-STAGE COMPANY, WITH ALL OF THE RISKS CUSTOMARILY ASSOCIATED WITH AN EARLY-STAGE COMPANY.

         Despite our Industrial Enzymes Business's history of revenue generation and growth, the combination of its reliance upon the expansion of the capabilities of our C1 Expression System and the early-stage, developmental nature of our BioSciences Business require that we be characterized as an early-stage company. Our conduct of the BioSciences Business is subject to the risks customarily attending the operations of any early-stage company, including the development of new technologies and products, the assembly and development of production and R&D capabilities, the construction of channels of distribution and the management of rapid growth, as discussed in the following Risk Factors.

         WE HAVE A HISTORY OF NET LOSSES. WE EXPECT TO CONTINUE TO INCUR NET LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.


         While we have, prior to the commencement of our investment in the development of the C1 Host Technology and the C1 Expression System, had profitable years, since we began developing the C1 Host Technology in 1998, we have incurred net losses of approximately $17,046,000 through December 31, 2003, including net losses of approximately $7,263,000 for the year ended December 31, 2003, inclusive of a non-cash charge of approximately $3.2 million to recognize the fair value of a warrant issued in connection with a May 2003 bridge loan financing transaction, and approximately $3,373,000 of losses for the nine months ended September 30, 2004. As of September 30, 2004, we had an accumulated deficit of approximately $20,786,000. Because we intend to accelerate our R&D activities and expand both our sales and marketing and technical support staffs, we expect to have increased levels of net losses and negative cash flow. Whether we achieve profitability, and the size of our net losses prior to that time, will depend, in large part, on the rate of growth, if any, of our Industrial Enzymes Business, whether our BioSciences Business is able to generate contract revenues or other revenues and on the level of our expenses. To date, we have derived almost 100% of our revenues from the operations of our Industrial Enzymes Business. We do not anticipate material revenues from the operation of the BioSciences Business sooner than 2006. Our Industrial Enzymes Business may not be able to penetrate new markets or enjoy the improved profit margins it anticipates, which could materially adversely impact that Business's growth potential and profitability. Revenues from our BioSciences Business are uncertain because our ability to secure future collaboration agreements will depend upon the ability of the BioSciences Business to perfect our C1 Host Technology to address the needs of the pharmaceutical and biotech industries. We expect to spend significant amounts to fund R&D and enhance our core technologies. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, that we will need to generate significant additional revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

         WE COULD FAIL TO MANAGE OUR GROWTH, WHICH WOULD IMPAIR OUR BUSINESS.

         Our business plan contemplates that we will grow at a rapid rate, both in terms of revenues and personnel. It is difficult to manage this rapid growth, and our future success depends on our ability to efficiently and effectively implement:

     o research and product development programs which overcome scientific challenges and develop new products and processes;

     o    sales, marketing, technical service and customer support programs;

     o expansion of our manufacturing operations to appropriate capacity levels consistent with our projected and actual rates of growth;

     o    operational and financial control systems;

     o    recruiting and training programs; and

     o    currency risk management strategies.

Our ability to offer products and services successfully and to implement our business plan in a rapidly evolving global market requires effective planning, reporting and management processes. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and to expand and train our workforce worldwide. We also need to continue to manufacture our products efficiently and to control or adjust the expenses related to R&D, marketing, sales and general and administrative activities in response to changes in revenues. If we are not successful in efficiently manufacturing our products or managing such expenses, there could be an adverse impact on our earnings and the continued viability of our business.

RISKS SPECIFIC TO OUR INDUSTRIAL ENZYMES BUSINESS

         OUR INDUSTRIAL ENZYMES BUSINESS'S MARKET SHARE GROWTH DEPENDS ON COSTLY NEW PRODUCT INTRODUCTIONS AND MARKET ACCEPTANCE.

         The future success of our Industrial Enzymes Business will depend greatly on our ability to continuously and timely develop and introduce new products that address evolving market requirements and are attractive to customers. We are relying on our C1 Expression System and our other proprietary technologies to expand our Industrial Enzymes product line and improve our gross margins on those products. If we fail to introduce new and innovative products, we could fail to obtain an adequate return on our R&D investments and could lose market share to our competitors, which might be difficult or impossible to regain. Any inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

         Further, in the past we have experienced, and we are likely in the future to experience, delays in the development and introduction of products. We may not be able to keep pace with the rapid rate of change in our markets or to develop new products or processes that will meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of our products include:

     o availability, quality, performance and price as compared to competitive products;

     o    the functionality of new and existing products;

     o the timing of introduction of our products as compared to competitive products;

     o scientists' and customers' opinions of our products' utility and our ability to incorporate their feedback into our future products; and

     o    citation of the products in published research.

The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could seriously harm our business, financial condition and results of operations.

         OUR INDUSTRIAL ENZYMES BUSINESS CURRENTLY RELIES ON TWO CONTRACT MANUFACTURERS FOR ALL OF ITS MANUFACTURING. IF WE REQUIRE ADDITIONAL MANUFACTURING CAPACITY AND ARE UNABLE TO OBTAIN IT IN SUFFICIENT QUANTITY, WE MAY NOT BE ABLE TO INCREASE OUR SALES, OR MAY BE REQUIRED TO MAKE VERY SUBSTANTIAL CAPITAL INVESTMENTS TO BUILD THAT CAPACITY.

         Our manufacturing capabilities, and any current or future arrangements with third parties for these activities, may not be adequate for the successful commercialization of our industrial enzyme products. In the operation of the Industrial Enzymes Business, all of our industrial enzymes have over the past decade, and are expected over the foreseeable future to be, produced at the manufacturing facilities of contract manufacturers. As a result, we are dependent upon the performance and plant capacity of third-party manufacturers. We currently use two contract manufacturers, though our agreement with one of those contract manufacturers is close to expiring and will not be renewed. Our Industrial Enzymes Business, therefore, faces risks of difficulties with, and interruptions in, performance by these third parties of their manufacturing responsibilities, the occurrence of which could adversely impact the launch and/or sales of our products in the future. For example, our principal contract manufacturer, Polfa Tarchomin, S.A., which has been producing a number of our products since 2001 without interruption, has agreed to fund the modernization and expansion of its manufacturing facilities for our benefit. Though we have, in the past, received assurances from this contract manufacturer that it will have available to it the required funding to accomplish this modernization and expansion, if that funding were to be unavailable, and we presently have concerns on this issue, or if that contract manufacturer is otherwise unable to construct the needed modernization and expansion of production capacity, as it is contractually obligated to, our ability to meet our production requirements and growth plans would likely be very negatively affected. We could be forced to:

     o furnish or secure for that contract manufacturer the capital necessary to enable it to expand production capacity to meet our future production needs;

     o find manufacturing capacity from another contract manufacturer, which might be at higher cost to us; or

     o build our own manufacturing facilities, necessitating significant capital expenditures not currently included in our capital spending plans.

         With the imminent termination in May 2005 of our contract manufacturing agreement with our second, and only other, contract manufacturer, all of our production requirements will more than likely be satisfied by the single manufacturing facility operated by our Polish contract manufacturer, leaving us even more vulnerable to a failure of performance by it. In addition, presently certain of our products can only be produced by the contract manufacturer whose contract will terminate in May 2005. While we expect those products to be in production by the Polish contract manufacturer prior to May 2005, our ability to meet our production requirements and growth plans for those products could be negatively affected if Polish governmental authorities were to delay the approval of certain manufacturing processes for genetically engineered microorganisms, or GMOs, that we intend to transfer to the Polish contract manufacturer, or if the Polish contract manufacturer is unable to master production of these additional products.

         REGULATIONS MAY LIMIT OUR PROVISION OF GENETICALLY ENGINEERED PRODUCTS IN THE FUTURE. THESE REGULATIONS COULD LIMIT OUR ABILITY TO SELL THESE PRODUCTS.

         Our Industrial Enzyme Business develops enzyme products using both non-genetically engineered micro-organisms and GMOs. The production and marketing of products derived from GMOs are subject to federal, state, local and foreign governmental regulation. Regulatory agencies administering existing or future regulations or legislation may not allow us to produce and market our products derived from GMOs in a timely manner or under technically or commercially feasible conditions. In addition, regulatory action or private litigation could result in expenses, delays or other impediments to our product development programs or the commercialization of resulting products.

         The U.S. Food and Drug Administration, or FDA, currently applies the same regulatory standards to products made through genetic engineering as those applied to products developed through traditional methodologies. However, genetically engineered products will be subject to premarket review if these products raise safety questions or are deemed to be food additives. Our products may be subject to lengthy FDA reviews and unfavorable FDA determinations if they raise questions, are deemed to be food additives, or if the FDA changes its policy. The European Union, or the EU, has similar regulations regarding the development, production and marketing of products from GMOs. In many cases the regulations are more restrictive than present U.S. regulations. In particular, the EU requires efficacy testing as well as toxicological testing of all enzyme products, including products from non-GMO microorganisms, sold into the animal feed market. The regulatory agencies administering these and future regulations may not allow us to produce and market some products in a timely manner or under technically or commercially feasible conditions.

         For more information, see the section captioned "Business - Government Regulation."

         ALTERNATIVE TECHNOLOGIES UNDER DEVELOPMENT MAY DIMINISH THE NEED FOR PRODUCING SOME ENZYMES IN FERMENTERS - THE PROCESS WE USE.

         Bio-ethanol and other bio-fuels production represents a considerable market opportunity for enzymes. Research being conducted within the auspices of major seed producers, U.S. federal government and corn growers association may supplant the need for enzymes produced in fermenters, which is the enzyme production process we currently use.

RISKS SPECIFIC TO OUR BIOSCIENCES BUSINESS

         ALTHOUGH OUR INDUSTRIAL ENZYMES BUSINESS HAS DEVELOPED AND SOLD INDUSTRIAL ENZYME PRODUCTS AND HAS USED OUR C1 EXPRESSION SYSTEM TO DEVELOP SUCH PRODUCTS, OUR BIOSCIENCES BUSINESS HAS NOT YET COMPLETED COMMERCIALIZATION OF OUR C1 EXPRESSION SYSTEM FOR THE EXPRESSION OF THERAPEUTIC PROTEINS. IF OUR BIOSCIENCE BUSINESS FAILS TO DO THIS, WE MAY BE FORCED TO TERMINATE THE BIOSCIENCES BUSINESS'S OPERATIONS AND LIQUIDATE IT.

         Our BioSciences Business must be evaluated as having the same risks inherent in early-stage biotechnology companies because the application of our C1 Expression System to the expression of pre-clinical and clinical quantities of therapeutic proteins is still in development. We may not be able to successfully harness the C1 Expression System to achieve those objectives. Further, we may not be able to expand the capabilities of the C1 Expression System to produce commercial volumes of therapeutic proteins at reasonable costs. Also, even if the BioSciences Business is able to achieve either of those accomplishments, we may not be able to successfully develop the C1 Screening System to serve the functions of gene discovery or the development of new and/or improved protein drugs. Successful development of the C1 Host Technology for these purposes will require significant development and investment, including testing, to prove its efficacy and cost-effectiveness. To date, drug companies have developed and commercialized only a small number of gene-based products in comparison to the total number of drug molecules available in the marketplace. In this connection, we are heavily dependent upon our use of third-party research organizations to assist us in the development of the C1 Host Technology. In general, our experience has been that each step in the process has taken longer and cost more to accomplish then we had originally projected, and we anticipate that this is likely to remain the case with respect to our BioSciences Business' continuing development efforts.

         COMMERCIALIZATION OF OUR C1 EXPRESSION SYSTEM BY OUR BIOSCIENCES BUSINESS DEPENDS ON COLLABORATIONS WITH OTHER COMPANIES. IF WE ARE NOT ABLE TO FIND COLLABORATORS IN THE FUTURE, THE BIOSCIENCES BUSINESS MAY NOT BE ABLE TO DEVELOP THE C1 EXPRESSION SYSTEM OR THERAPEUTIC PROTEIN PRODUCTS.

         In the operation of our BioSciences Business, our business model relies on a revenue stream derived from collaboration projects to be conducted with our customers to express laboratory-testing quantities of therapeutic proteins. A large portion of the anticipated financial reward depends on those therapeutic proteins progressing through drug development and into commercially successful drugs. Apart from risks relating to whether our BioSciences Business can capture such customers, or capture them on satisfactory terms, we will have no control over post-collaboration project drug development and commercialization. Further, conflicts could arise between us and our customers or among them and third parties that could discourage or impede the activities of our BioSciences Business.

         Since we do not currently possess the financial resources necessary to develop and commercialize potential drug products that may result from our C1 Expression System, or the resources to complete any approval processes which may be required for these products, we must enter into collaborative arrangements to develop and commercialize drug products. It is expected that these arrangements will be for fixed terms and will expire after a fixed period of time. If they are not renewed or if we do not enter into new collaborative agreements, our revenues will be reduced and our products may not be commercialized.

         WE HAVE LIMITED OR NO CONTROL OVER THE RESOURCES THAT ANY COLLABORATOR MAY DEVOTE TO OUR PRODUCTS. ANY OF OUR FUTURE COLLABORATORS MAY NOT PERFORM THEIR OBLIGATIONS AS EXPECTED. THESE COLLABORATORS MAY BREACH OR TERMINATE THEIR AGREEMENT WITH US OR OTHERWISE FAIL TO CONDUCT THEIR COLLABORATIVE ACTIVITIES SUCCESSFULLY AND IN A TIMELY MANNER. FURTHER, OUR COLLABORATORS MAY ELECT NOT TO DEVELOP PRODUCTS ARISING OUT OF OUR COLLABORATIVE ARRANGEMENTS OR DEVOTE SUFFICIENT RESOURCES TO THE DEVELOPMENT, MANUFACTURE, MARKET OR SALE OF THESE PRODUCTS. IF ANY OF THESE EVENTS OCCUR, WE MAY NOT BE ABLE TO DEVELOP OUR TECHNOLOGIES OR COMMERCIALIZE OUR PRODUCTS.

         Potential therapeutic products developed by us or with our customers or collaborators are subject to a lengthy and uncertain regulatory process. If these therapeutic protein products are not approved, we or our customers or collaborators will not be able to commercialize them, and we may not receive the milestone and royalty payments which are based upon the successful advancement of these products through the drug development and approval process.

         The FDA must approve any therapeutic product before it can be marketed in the United States. Before our collaborators can file a new drug application or biologic license application with the FDA, the product candidate must undergo extensive testing, including animal and human clinical trials, which can take many years and require substantial expenditures. Data obtained from such testing are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review of each submitted new application or product license application may cause delays or rejections.

         Because these products involve the application of new technologies and may be based upon new therapeutic approaches, they may be subject to substantial review by government regulatory authorities and, government regulatory authorities may grant regulatory approvals more slowly for these products than for products using more conventional technologies. While we anticipate that most of our collaborators will have experience submitting an application to the FDA or any other regulatory authority, we have no such experience, and neither we nor any collaborator has yet submitted an application with the FDA or any other regulatory authority for any product candidate generated through the use of our C1 Expression System, nor has the FDA nor any other regulatory authority approved any therapeutic product candidate developed using our C1 Expression System for commercialization in the United States or elsewhere. Our collaborators may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for our products. The regulatory agencies of foreign governments must also approve our therapeutic products before the products can be sold in those other countries.

         Even after investing significant time and expenditures, our collaborators may not obtain regulatory approval for their products. Even if they receive regulatory approval, this approval may entail limitations on the indicated uses for which we can market a product. Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review, and discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer and manufacturing facility, including withdrawal of the product from the market. In certain countries, regulatory agencies also set or approve prices.

         HEALTH CARE REFORM AND RESTRICTIONS ON REIMBURSEMENTS MAY LIMIT THE RETURNS THAT OUR BIOSCIENCES BUSINESS AND ITS CUSTOMERS EARN ON PHARMACEUTICAL PRODUCTS.

         Our C1 Host Technology is being developed to assist our customers or collaborators in the development of future therapeutic products, including pharmaceutical products. The ability of our collaborators to commercialize pharmaceutical products developed with our C1 Host Technology may depend in part on the extent to which reimbursement for the cost of those products will be available from government health administration authorities, private health insurers and other organizations. Third-party payers are increasingly challenging prices of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third party coverage will be available for any product to enable us to maintain price levels sufficient to realize an appropriate return on our investment in research and product development.

         ADVERSE EVENTS IN THE FIELD OF THERAPEUTIC PRODUCTS MAY NEGATIVELY IMPACT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF ANY THERAPEUTIC PRODUCTS WE OR OUR COLLABORATORS MAY DEVELOP.

         Currently, we are not engaged in developing therapeutic products for our own account, but instead intend to collaborate with drug companies to express therapeutic products requested by them for the ultimate purpose of their development, testing and introduction as new drugs. We may, however, engage in these activities in the future for our own account. If we or our collaborators develop therapeutic products, these products may encounter substantial delays in development and approval due to the government regulation and approval process. Adverse events reported in gene therapy clinical trials may lead to more government scrutiny of proposed clinical trials of therapeutic products, stricter labeling requirements for these products and delays in the approval of other types of products for commercial sale.

         Our C1 Expression System has been tested for use in pulp and paper production, which requires FDA approval as generally regarded as safe, or GRAS, and has generated promising safety and toxicity data for one enzyme. A risk nonetheless exists that the C1 Expression System will produce therapeutic products and enzymes that have safety and toxicity issues associated with them.

         Also, the complete genome sequence of our C1 host organism - which could help to mitigate our risk that there were unexpected safety and toxicity issues associated with our C1 Expression System and facilitate our ability to find and express new genes of bio-therapeutic and other commercial value - has not yet been determined. This fact places us at a distinct competitive disadvantage to some of our competitors, whose host organisms have been more thoroughly researched and whose genomes have been sequenced.

RISKS APPLICABLE TO OUR INDUSTRIAL ENZYMES BUSINESS AND OUR BIOSCIENCES BUSINESS

         REDUCTIONS IN R&D BUDGETS MAY AFFECT THE SALES OF BOTH OF OUR
BUSINESSES.

         Our customers include researchers at customers of our Industrial Enzymes Business and potential drug company customers of our BioSciences Business. Fluctuations in the R&D budgets of these researchers and their organizations could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, mergers of drug companies, spending priorities and institutional budgetary policies. Our Businesses could be seriously damaged by any significant decrease in life sciences R&D expenditures by these existing and potential customers, academic institutions, government laboratories or private foundations.

         WE INTEND TO CONDUCT PROPRIETARY RESEARCH PROGRAMS, AND ANY CONFLICTS WITH OUR COLLABORATORS OR ANY INABILITY TO COMMERCIALIZE PRODUCTS RESULTING FROM THIS RESEARCH COULD HARM OUR BUSINESS.

         An important part of our strategy involves conducting proprietary research programs. We may pursue opportunities in fields that could conflict with those of our collaborators. Moreover, disagreements with our collaborators could develop over rights to our intellectual property. Any conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators, which could reduce our revenues.

         Certain of our collaborators could also become competitors in the future. Our collaborators could develop competing products, preclude us from entering into collaborations with their competitors, fail to obtain timely regulatory approvals, terminate their agreements with us prematurely or fail to devote sufficient resources to the development and commercialization of products. Any of these developments could harm our product development efforts.

         We will either commercialize products resulting from our proprietary programs directly or through licensing to other companies. We have limited experience in manufacturing and marketing products for the pharmaceutical and biotechnology industries. In order for us to commercialize these products directly, we would need to develop, or obtain through outsourcing arrangements, the capability to market and sell these products. We do not have these capabilities, and we may not be able to develop or otherwise obtain the requisite marketing and sales capabilities. If we are unable to successfully commercialize products resulting from our proprietary research efforts, we will continue to incur losses.

         PUBLIC PERCEPTION OF ETHICAL AND SOCIAL ISSUES MAY LIMIT THE USE OF OUR TECHNOLOGIES, WHICH COULD REDUCE OUR REVENUES.

         Our success will depend in part upon our ability to develop products discovered through our C1 Host Technology. Governmental authorities could, for social or other purposes, limit the use of genetic processes or prohibit the practice of our C1 Host Technology. Ethical and other concerns about our C1 Host Technology, particularly the use of genes from nature for commercial purposes, and products resulting therefrom, could adversely affect their market acceptance.

         IF THE PUBLIC DOES NOT ACCEPT GENETICALLY ENGINEERED PRODUCTS, WE MAY HAVE LESS DEMAND FOR OUR PRODUCTS IN THE FUTURE.

         The commercial success of our potential products will depend in part on public acceptance of the use of genetically engineered products including drugs, plants and plant products. Claims that genetically engineered products are unsafe for consumption or pose a danger to the environment may influence public attitudes. Our genetically engineered products may not gain public acceptance in the various industrial, pharmaceutical or biotechnology industries. Negative public reaction to genetically modified organisms and products could result in greater government regulation of genetic research and resultant products, including stricter labeling laws or regulations, and could cause a decrease in the demand for our products.

         The subject of genetically modified organisms has received negative publicity in Europe and other countries, which has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions on imports of genetically altered products. If similar adverse public reaction occurs in the United States, genetic research and resultant products could be subject to greater domestic regulation, and a decrease in the demand for our products could result.

         OUR COLLABORATIONS WITH OUTSIDE SCIENTISTS MAY BE SUBJECT TO CHANGE WHICH COULD LIMIT OUR ACCESS TO THEIR EXPERTISE.

         We rely upon the services of a number of research organizations, scientific advisors and collaborators at academic and other institutions. These scientists are not our employees and may have other commitments that would limit their availability to us. Although our scientific advisors generally agree not to perform services on competing technologies, if a conflict of interest between their services for us and their services for another entity were to occur, we might lose their services. Although our scientific advisors and collaborators sign agreements not to disclose our confidential information, it is possible that certain of our valuable proprietary knowledge may become publicly known through them.

         DESTRUCTIVE ACTIONS BY ACTIVISTS OR TERRORISTS COULD DAMAGE OUR FACILITIES, INTERFERE WITH OUR RESEARCH ACTIVITIES AND CAUSE ECOLOGICAL HARM. ANY SUCH ADVERSE EVENTS COULD DAMAGE OUR ABILITY TO DEVELOP PRODUCTS AND GENERATE ADEQUATE REVENUE TO CONTINUE OPERATIONS.

         Activists and terrorists have shown a willingness to injure people and damage physical facilities, equipment and biological materials to publicize or further their ideological causes. Biotechnology companies could be a specific target of certain groups. Our operations and research activities could be adversely impacted depending upon the nature and extent of such acts. Such damage could include disability or death of our personnel, damage to physical facilities that we contract with to perform R&D activities or to manufacture our products, destruction of animals and biological materials, disruption of our communications and data management software used for R&D or destruction of R&D records. Any such damage could delay our R&D projects or the manufacture of our products and decrease our ability to conduct future R&D and to develop future products. Damage caused by activist or terrorist incidents could also cause the release of hazardous materials, including chemicals and biological materials, which could create liabilities for us or damage our reputation in the community. Clean up of any such releases could also be time consuming and costly. Any significant interruptions in our ability to conduct our business operations or R&D activities could reduce our revenue and increase our expenses.

         WE USE HAZARDOUS CHEMICALS AND RADIOACTIVE AND BIOLOGICAL MATERIALS IN OUR BUSINESS. ANY CLAIMS RELATING TO IMPROPER HANDLING, STORAGE OR DISPOSAL OF THESE MATERIALS COULD BE TIME CONSUMING AND COSTLY.

         Our R&D processes involve the controlled use of hazardous materials, including chemicals, radioactive and biological materials. Our operations also produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. We could be subject to criminal liability or claims for damages in the event of an improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, claimants may sue us for injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our total assets. Compliance with these laws and regulations may be expensive, and current or future laws and regulations may impair our research, development, or production efforts. We believe that our current operations comply in all material respects with applicable laws and regulations.

         In addition, our collaborators may work with these types of hazardous materials in connection with our collaborations. To our knowledge, the work is performed in accordance with these laws and regulations. In the event of a lawsuit or investigation, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials. Further, under certain circumstances, we may agree to indemnify our collaborators against damages and other liabilities arising out of development activities or products produced in connection with these collaborations.

OTHER BUSINESS RISKS THAT WE FACE

         MANY POTENTIAL COMPETITORS WHO HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY MAKE OURS OBSOLETE.

         The industrial enzymes and biotechnology industries are characterized by rapid technological change, and the area of gene research is a rapidly evolving field. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Rapid technological development by others may result in our products and technologies becoming obsolete.

         Any products that we develop through our C1 Host Technology will compete in highly competitive markets. Many of the organizations competing with us in the markets for such products have greater capital resources, R&D and marketing staffs and facilities and capabilities, and greater experience in obtaining regulatory approvals, manufacturing products and marketing. Accordingly, our competitors may be able to develop technologies and products more easily which would render our technologies and products and those of our collaborators obsolete and noncompetitive. If a competitor develops superior technology or cost-effective alternatives to our products or processes, our business, operating results and financial condition could be seriously harmed. In addition, demand for our products may weaken due to reduction in R&D budgets or loss of distributors, any of which might have an adverse effect on our financial condition.

         The markets for our Industrial Enzymes Business's products are, in many cases, very competitive and price sensitive. Our Industrial Enzymes Business currently competes with five much larger competitors, each with dominant market positions in segments in which we compete and who, as a group, hold approximately 70% market share in the present industrial enzymes marketplace. Each of these competitors has substantially greater financial, operational, sales and marketing resources than we do, and very significant experience in R&D. Further, these competitors may possess other complementary technologies, such as proprietary directed molecular evolution technology, which may be more effective at implementing their technologies to develop commercial products than our complementary technologies implement our C1 Host Technology. Also, some of these competitors have entered into collaborations with leading companies within our Industrial Enzymes Business's target markets to produce enzymes for commercial purposes.

         Well-known, and better financed, biotechnology companies offer competing technologies for the same products and services as our BioSciences Business plans to offer using our C1 Host Technology. Customers may prefer existing competing technologies over our C1 Host Technology. Our BioSciences Business also faces, and will continue to face, intense competition from organizations such as large biotechnology companies, as well as academic and research institutions and government agencies that are pursuing competing technologies to enable production of therapeutic and other proteins and bio-molecules of commercial interest at economically viable costs. These organizations may develop technologies that are superior alternatives to our C1 Host Technology. We anticipate that our BioSciences Business will face increased competition as new companies enter our markets and as development of biological products evolves.

         WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE. IF ADDITIONAL CAPITAL IS NOT AVAILABLE, AND WE ARE UNABLE TO GENERATE SUFFICIENT LEVELS OF PROFITABILITY FROM OUR INDUSTRIAL ENZYMES BUSINESS, WE MAY NEED TO CURTAIL OR CEASE, OR DISPOSE OF, ONE OR MORE OF OUR OPERATIONS.

         Our future capital requirements will be substantial, particularly if we require significant additional capital to develop manufacturing capacity for our Industrial Enzymes Business, completion of the development of our C1 Expression System for our BioSciences Business takes longer or requires greater resources than we had expected, we continue to develop the C1 Expression System to expand its production capabilities to manufacture commercial volumes of therapeutic proteins, we continue to develop a C1 Screening System, or our BioSciences Business develops a number of therapeutic products. Our need for additional capital will depend on many factors, including the financial success of our Industrial Enzymes Business, whether our Polish contract manufacturer modernizes and expands its manufacturing facility as it is required to by its contract with us, whether we are successful in obtaining payments from BioSciences Business customers under collaborative agreements, the progress and scope of our collaborative and independent R&D projects performed by our customers and collaboration partners, the effect of any acquisitions of other businesses that we may make in the future, and the filing, prosecution and enforcement of patent claims.

         If our capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies and complete the commercialization of products, if any, resulting from our technologies. We may not be able to raise additional funds on terms that are acceptable to us or on any terms whatsoever, or we may be unable to raise sufficient additional capital. If we fail to raise sufficient funds, and our Industrial Enzymes Business is unable to generate sufficient levels of profitability, we will have to curtail or cease, or dispose of, one or more of our operations.

         WE WILL NEED TO EXPAND OUR EXISTING MARKETING AND SALES RESOURCES.

         We will need to expand our marketing and sales resources for our Industrial Enzymes Business to achieve our contemplated annual rates of growth and for our BioSciences Business to successfully market the C1 Expression System, and our contemplated C1 Screening System, for that Business's contemplated applications. Currently, we rely primarily on our direct sales force for the United States market and contract with professional sales agents and distributors for the international market, including two controlled foreign subsidiaries. Direct salespeople are our employees and are paid a salary plus commissions on sales they make within their assigned territories. Contracted sales agents are paid a base rate of compensation plus commissions on sales they make within their assigned territories. Distributors purchase products from us and then resell our products and services to third parties. Our officers and employees develop and implement our marketing strategy, although we do periodically engage non-employee consultants, acting as independent contractors, to assist us in these efforts.

         Market forces, such as increasing competition, increasing cost pressures on our customers and general economic conditions, may require us to devote more resources to our sales and marketing efforts than we currently contemplate, such as changing the composition of our sales and marketing staff and changing our marketing methods. These changes may result in additional expenses. In addition, we will incur additional salary expenses because we intend to increase our direct sales force after completing the Offering. We also may hire direct sales representatives to replace independent sales representatives or distributors that we use. Similarly, if we increase our reliance on marketing consultants to assist us, we will incur greater costs. If we decide to increase our advertising, we will also incur higher sales and marketing costs. Our incurrence of increased costs will make it more difficult for us to operate profitably, and we may not have sufficient funds to support all of these costs.

         If we expand our sales force and increase our marketing activities, we can offer no assurances that those efforts will result in more sales or higher revenue. Also, the increased costs we incur by expanding our sales and marketing resources may not result in greater sales or in higher revenue. Further, even if we increase our spending on sales and marketing, we may not be able to maintain our current level of sales and revenue.

         IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO PURSUE COLLABORATIONS OR DEVELOP OUR OWN PRODUCTS.

         We are highly dependent on the principal members of our management and scientific staff, the loss of whose services might adversely impact the achievement of our objectives. In addition, recruiting and retaining qualified scientific personnel to perform future R&D work will be critical to our success. We do not currently have sufficient executive management personnel to fully execute our business plan. Although we believe we will be successful in attracting and retaining qualified management and scientific personnel, competition for experienced scientists from numerous companies and academic and other research institutions may limit our ability to do so on acceptable terms. Failure to attract and retain scientific personnel would prevent us from pursuing collaborations or developing our products or core technologies.

         Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel. The inability to acquire these services or to develop this expertise could impair the growth, if any, of our business.

         We are also planning to increase and upgrade our accounting staff. The inability to add these staff members could impair our financial reporting activities and the functioning of our internal controls over financial reporting. In that event, our business could be impaired due to errors in accounting or reports and possible resulting restatements of previously published financial statements.

         In addition, our directors and senior officers are likely to require that we maintain directors and officers insurance at levels comparable to those of similar sized public companies. We have purchased such directors' and officers' liability insurance. Our efforts to recruit additional directors could be impeded if the amount of insurance coverage is viewed to be insufficient. Further, if we are unable to provide adequate compensation or are unable to maintain sufficient directors and officers insurance coverage, we may not be able to attract or retain key personnel.

         Personnel changes may disrupt our operations. Hiring and training new personnel will entail costs and may divert our resources and attention from revenue-generating efforts. From time to time, we also engage consultants to assist us in our business and operations. These consultants serve as independent contractors, and we, therefore, do not have as much control over their activities as we do over the activities of our employees. Our consultants may be affiliated with or employed by other parties, and some may have consulting or other advisory arrangements with other entities that may conflict or compete with their obligations to us. Inventions or processes discovered by these persons will not necessarily become our property.

         ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD HARM OUR COMPETITIVE POSITION.

         Our success will depend in part on our ability to obtain patents and maintain adequate protection of our other intellectual property for our technologies and products in the United States and other countries. If we do not adequately protect our intellectual property, competitors may be able to practice our technologies and erode our competitive advantage. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused by, for example, a lack of rules and methods for defending intellectual property rights.

         We hold three issued U.S. patents, including claims that cover the C1 Expression System and various other aspects of the C1 Host Technology, and three international patent applications which expand that coverage and include the C1 Screening System. We also have 57 pending patent applications which we expect, if issued, will also cover various aspects of the C1 Host Technology in addition to the C1 Expression System. The patent positions of biotechnology companies, including our patent position, are generally uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. We intend to apply for patents covering both our technologies and products as we deem appropriate. However, existing and future patent applications may be challenged and may not result in issued patents. Our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from practicing our technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may challenge or invalidate our patents, or our patents may fail to provide us with any competitive advantages.

         We rely upon trade secret protection for our confidential and proprietary information. We have taken security measures to protect our proprietary information. These measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

         LITIGATION OR OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT COULD REQUIRE US TO SPEND TIME AND MONEY AND COULD ADVERSELY AFFECT SOME OF OUR OPERATIONS.

         Our commercial success depends in part on neither infringing patents and proprietary rights of third parties, nor breaching any licenses that we have entered into with regard to our technologies and products. Others have filed, and in the future are likely to file, patent applications covering genes or gene fragments that we may wish to utilize with our C1 Host Technology, or products that are similar to products developed with the use of our C1 Host Technology. If these patent applications result in issued patents and we wish to use the claimed technology, we would need to obtain a license from the third party.

         Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes these patents. We could incur substantial costs and diversion of management and technical personnel in defending ourselves against any of these claims or enforcing our patents or other intellectual property rights against others. Furthermore, parties making claims against us may be able to obtain injunctive or other equitable relief which could effectively block our ability to further develop, commercialize and sell products, and could result in the award of substantial damages against us. If a claim of infringement against us is successful, we may be required to pay damages and obtain one or more licenses from third parties. We may not be able to obtain these licenses at a reasonable cost, if at all. In that event, we could encounter delays in product commercialization while we attempt to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.

         Further, the taxonomic classification of our C1 host organism was determined using classical morphological methods. More modern taxonomic classification methods have indicated that our C1 host organism will be reclassified as a different genus and species. Some of the possible species that the C1 host could be reclassified as could be the subject of patent rights owned by others. We believe, based on our evaluation of the relevant field of science and our discussions with our consulting professionals, that any such patent rights would be invalid, and were litigation over the issue to ensue, we believe we should prevail. If we did not prevail, to settle any such litigation or pre-litigation claims, we could be required to enter into a cross-licensing arrangement, pay royalties or be forced to stop commercialization of some of our activities.

         We do not fully monitor the public disclosures of other companies operating in our industry regarding their technological development efforts. If we did evaluate the public disclosures of these companies in connection with their technological development efforts and determined that they violated our intellectual property or other rights, we would anticipate taking appropriate action, which could include litigation. However, any action we take could result in substantial costs and diversion of management and technical personnel. Furthermore, the outcome of any action we take to protect our rights may not be resolved in our favor or may not be resolved for a lengthy period of time.

         WE MAY BE SUED FOR PRODUCT LIABILITY.

         We may be held liable if any product we develop, or any product which is made with the use or incorporation of, any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. These risks are inherent in the development of chemical, agricultural and pharmaceutical products. While we maintain product liability insurance, it may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborators. If we are sued for any injury caused by our products, our liability could exceed our total assets.

         SINCE A SUBSTANTIAL PORTION OF OUR REVENUES TO DATE HAS COME FROM INTERNATIONAL SALES, EVENTS AFFECTING INTERNATIONAL COMMERCE MAY ADVERSELY AFFECT OUR FUTURE INTERNATIONAL REVENUES AND OUR PRODUCTS' FUTURE PROFITABILITY.

         International revenues accounted for approximately 74% of our total revenues in 2002 and 87% of our total revenues in 2003. Our key international markets are the European Union, Hong Kong, the Peoples Republic of China and India. Our international sales are made through international distributors and their wholly owned subsidiaries, including our Far East subsidiary, and direct to end-user plants with payments to us, in many cases, denominated in currencies other than U.S. dollars. In the conduct of our business, in a number of instances, we are required to pay our obligations in currencies other than U.S. dollars. Accordingly, we are exposed to changes in currency exchange rates with respect to our international sales and payment obligations. We experienced currency losses in 2002 and 2003 and in the first nine months of 2004.

         Fluctuations in currency exchange rates have in the past and may in the future negatively affect our ability to price competitively against products denominated in local currencies. Also, changes in foreign currency exchange rate may have an adverse effect on our financial position and results of operations as expressed in U.S. dollars. Our management monitors foreign currency exposures and may, in the ordinary course of business, enter into foreign currency forward contracts or options contracts related to specific foreign currency transactions or anticipated cash flows. We do not hedge, and have no current plans to hedge in the future, the translation of financial statements of consolidated subsidiaries whose local books and records are maintained in foreign currency.

         The imposition of duties or other trade barriers, trade embargoes, acts of terrorism, wars and other events outside our control may adversely affect international commerce and impinge on our ability to manufacture, transport or sell our products in international markets.

         BUSINESS INTERRUPTIONS COULD KEEP US FROM DEVELOPING OUR PRODUCTS AND INCREASING OUR REVENUES.

         Natural or man-made disasters, such as fires, earthquakes, hurricanes, power losses, telecommunications failures, terrorist attacks, military operations and other events beyond our control may interrupt our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

         ALTHOUGH WE HAVE TAKEN AND CONTINUE TO TAKE STEPS TO IMPROVE OUR INTERNAL CONTROLS, THERE MAY BE MATERIAL WEAKNESSES OR SIGNIFICANT DEFICIENCIES THAT WE HAVE NOT YET IDENTIFIED.

         During the course of its review of our financial statements for the nine months ended September 30, 2004, but subsequent to the completion of the audit of, our financial statements for the year ended December 31, 2003, Ernst & Young LLP, our independent registered public accounting firm, reported to our board of directors and management that it had identified a significant deficiency that it considered to be a material weakness in our internal controls over financial reporting under standards established by the Public Company Accounting Oversight Board, which became applicable to us on October 29, 2004, when the merger was completed. As a consequence, our consolidated financial statements as of and for the year ended December 31, 2003, which had not previously been filed with the Commission, were materially misstated and have been restated, resulting in a decrease in our net loss of approximately $126,000. See Note 2 of Notes to Consolidated Financial Statements included elsewhere in this filing. In general, reportable conditions are significant deficiencies in our internal controls that, in the judgment of our independent registered public accounting firm, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. A material weakness is a reportable condition in which our internal controls do not reduce to a low level the risk that undetected misstatements caused by error or fraud may occur in amounts that are material to our audited financial statements. The reported material weakness related to the recording of foreign currency denominated revenue, inventory purchasing and research and development expenditure transactions during 2003 and through September 30, 2004. We have taken and are taking steps to remediate this material weakness.

         The process of designing and implementing effective internal controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The effectiveness of the steps that we take to improve the reliability of our financial statements will be subject to continued management review supported by confirmation and testing as well as board and audit committee oversight. We cannot assure you that we will not in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting that we have not discovered to date. If any such material weakness or significant deficiency were to exist, we may not be able to prevent or detect a material misstatement of our annual or interim consolidated financial statements. We are taking steps to strengthen control processes in order to identify and rectify past accounting errors and to prevent the situations that resulted in the need to restate prior period financial statements from recurring.

         Beginning with the year ending December 31, 2005, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and we will be required to deliver an attestation report of our independent registered public accounting firm on our management's assessment of and operating effectiveness of internal controls. Before then, we must complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the design and operation of internal controls. An inability to complete and document this assessment could result in a scope limitation qualification or a scope limitation disclaimer by our independent registered public accounting firm on their attestation of our internal controls. In addition, if a material weakness were identified with respect to our internal control over financial reporting, we would not be able to conclude that our internal controls over financial reporting were effective, which could result in the inability of our independent registered public accounting firm to deliver an unqualified report, or any report, on our internal controls. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

         WE DEPEND ON SEVERAL KEY CUSTOMERS FOR MORE THAN 10% OF OUR REVENUES AND THE LOSS OF A KEY CUSTOMER COULD RESULT IN A SUBSTANTIAL DECLINE IN OUR REVENUES AND INCREASE IN OUR LOSSES.

         Sales to certain customers have accounted for 10% or more of the Company's net sales for the years ended December 31, 2003 and 2002. See Note 3 of Notes to Consolidated Financial Statements included elsewhere in this prospectus.

RISKS RELATED TO OUR COMMON STOCK

         THERE IS NO ESTABLISHED TRADING MARKET FOR OUR SHARES OF COMMON STOCK. THE LIQUIDITY OF OUR COMMON STOCK WILL BE AFFECTED BY ITS LIMITED TRADING MARKET.

         Bid and ask prices for our common stock are quoted on the Over-the-Counter Bulletin Board under the symbol "DYAD.OB." There is currently no broadly followed, established trading market for our common stock. An established trading market for our shares may never develop or be maintained. Although we intend, as soon as is practicable, to undertake the process to become listed on one of the national stock exchanges or with Nasdaq, there is no assurance as to when or if those events will occur. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of our shares. Prior to the consummation of the merger, we had no reported trading volume in our common stock. Since then, we have had sporadic reported trading in our shares. As a result of this lack of trading activity, the quoted price for our common stock on the Over-the-Counter Bulletin Board is not necessarily a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock, and the market value of our common stock would likely decline.

         IF AND WHEN A TRADING MARKET FOR OUR COMMON STOCK DEVELOPS, BECAUSE WE ARE A BIOTECHNOLOGY COMPANY, WE EXPECT THAT THE TRADING PRICES WILL BE EXTREMELY VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

         The trading prices of biotechnology company stocks in general tend to experience extreme price fluctuations. The valuations of many biotechnology companies without consistent product revenues and earnings are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of biotechnology companies could depress our stock price regardless of our results of operations if a trading market for our stock develops. Other broad market and industry factors may decrease the trading price of our common stock, regardless of our performance. Market fluctuations, as well as general political and economic conditions such as war, recession or interest rate or currency rate fluctuations, also may decrease the trading price of our common stock. In addition, our stock price could be subject to wide fluctuations in response to factors including, but not limited to, the following:

     o announcements of new technological innovations or new products by us or our competitors;

     o    changes in financial estimates by securities analysts;

     o    conditions or trends in the biotechnology industry;

     o    changes in the market valuations of other biotechnology companies;

     o developments in domestic and international governmental policy or regulations;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

     o developments in patent or other proprietary rights held by us or by others;

     o    loss or expiration of our intellectual property rights;

     o    lawsuits initiated by or against us;

     o    period-to-period fluctuations in our operating results;

     o future royalties from product sales, if any, by our strategic partners; and

     o    sales of our common stock or other securities in the open market.

In the past, stockholders have often instituted securities class action litigation after periods of volatility in the market price of a company's securities. If a stockholder files a securities class action suit against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business to respond to the litigation.

         A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE, AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         Sales of a significant number of shares of our common stock in the open market could harm the market price of our common stock. A reduced market price for our shares could make it more difficult to raise funds through future offerings of common stock. In connection with this prospectus, more than 20 million shares are eligible for resale by selling shareholders. As shares become available for resale in the open market, including new shares issued upon the exercise of our outstanding options, warrants, convertible notes and contractual obligations to issue shares, the number of our publicly tradable shares will increase, which could decrease their trading price. In addition, some of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144 and satisfying certain other conditions to the application of Rule 144, sell into the market shares up to an amount equal to 1% of the outstanding shares of common stock. These sales may be repeated once each three months. In addition, any of the restricted shares may be sold by a non-affiliate after they have been held for two years pursuant to Rule 144(k). At the date of this prospectus, 1,653,138 shares have been outstanding for more than two years and are eligible for sale under Rule 144(k). 7,950,471 shares, or approximately 35.8% of our outstanding shares, are subject to restrictions on transfers set forth in lock-up agreements between their holders and us. Under these lock-up agreements, 1,180,510 shares will be released from restriction after the earlier of six months after the date of this prospectus or October 29, 2005 and the remainder of the restricted shares will be released from the lock-up agreements after the earlier of one year following the date of this prospectus or April 29, 2006. We may, with the consent of the placement agents who assisted us in the completion of our most recent private placement of common stock, also elect to waive the lock-up agreement restrictions as to any resale of these restricted shares. The release of shares from lock-up agreements may have a negative impact on our stock price if the released shares are sold by the holders.

         WE MAY BE SUBJECT TO THE SEC'S PENNY STOCK RULES.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market if current price and volume information with respect to transactions in such securities is provided by the exchange or system. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If our securities become subject to the penny stock rules, holders of our shares of common stock may find it more difficult to sell their securities.

         WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE, CAUSING INVESTOR LOSSES.

         Our quarterly operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to fluctuate significantly or decline. Some of the factors which could cause our operating results to fluctuate include:

     o expiration of research contracts with collaborators, which may not be renewed or replaced;

     o the success rate of our discovery efforts leading to milestones and royalties;

     o the timing and willingness of collaborators to commercialize our products which would result in royalties;

     o general and industry specific economic conditions, which may affect our collaborators' R&D expenditures;

     o the adoption and acceptance of our industrial enzymes and other products by customers of our Industrial Enzymes Business;

     o the adoption and acceptance of our C1 Host Technology, C1 Expression System and C1 Screening System by biotechnology and pharmaceutical companies being marketed to by our BioSciences Business;

     o the introduction by our competitors of new industrial enzyme products or lower prices of existing products to our Industrial Enzymes Business's customers;

     o the introduction by our competitors of new expression technologies competitive with our C1 Expression System; and

     o disruption in our manufacturing capacity or our failure to bring on additional manufacturing capacity required to meet our projected growth.

         A large portion of our expenses are relatively fixed, including expenses for facilities, equipment and personnel. Accordingly, if revenues decline or do not grow as anticipated due to expiration of research contracts or government research grants, failure to obtain new contracts or other factors, we may not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2005. Failure to achieve anticipated levels of revenues could, therefore, significantly harm our operating results for a particular fiscal period.

         Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

         WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE. ANY RETURN ON INVESTMENT MAY BE LIMITED TO POTENTIAL FUTURE APPRECIATION IN THE VALUE OF OUR STOCK.

         We have never paid cash dividends on our stock and do not anticipate paying cash dividends on our stock in the foreseeable future. The payment of dividends on our shares, if ever, will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our stock may be less valuable because a return on investment will only occur if and to the extent that our stock price appreciates, and if the price of our stock does not appreciate, then there will be no return on investment.

         OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRERS AND DEPRESS OUR STOCK PRICE.

         Certain provisions of our certificate of incorporation, bylaws and Delaware law, as well as certain agreements we have with our executives, could be used by our incumbent management to make it substantially more difficult for a third party to acquire control of us. These provisions include the following:

     o we may issue preferred stock with rights senior to those of our common stock;

     o    we have a classified Board of Directors;

     o    action by written consent by stockholders is not permitted;

     o our Board of Directors has the exclusive right to fill vacancies and set the number of directors;

     o    cumulative voting by our stockholders is not allowed; and

     o we require advance notice for nomination of directors by our stockholders and for stockholder proposals.

         These provisions may discourage certain types of transactions involving an actual or potential change in control. These provisions may also limit our stockholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our stockholders might otherwise receive a premium for their shares over the then current market price.

         SOME OF OUR EXISTING STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

         Our officers, directors and principal stockholders together control approximately 46.7% of our outstanding common stock. Our founder and chief executive officer, Mark Emalfarb, through a trust of which he is the trustee and beneficiary, the Mark A. Emalfarb Trust, owns approximately 25% of our outstanding common stock. Further, the Francisco Trust, whose beneficiaries are the spouse and descendants of Mark Emalfarb, owns approximately 20% of our outstanding common stock, while friends and relatives of Mr. Emalfarb, who are not officers, directors, or principal stockholders, own approximately an additional 5% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the market price of our shares, even when a change may be in the best interests of all stockholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders, and, accordingly, they could cause us to enter into transactions or agreements which we would not otherwise consider.

         WE OWE DEBTS TO OUR LARGEST STOCKHOLDERS THAT ARE SECURED BY ALL OF OUR ASSETS. IF WE DEFAULT UNDER THOSE DEBTS, THESE STOCKHOLDERS MAY FORECLOSE ON OUR ASSETS.

         As of September 30, 2004, we owed the Mark A. Emalfarb Trust and the Francisco Trust an aggregate indebtedness of approximately $5.2 million, under four separate promissory notes. In connection with the transactions completed in late October 2004, the Mark A. Emalfarb Trust cancelled $1,225,000 of the indebtedness represented by one of these notes in exchange for the issuance of shares of common stock and warrants, and we extended the maturity date of the remaining indebtedness to the Mark A. Emalfarb Trust and the Francisco Trust. All of our assets are mortgaged or pledged to secure the indebtedness owed the Mark A. Emalfarb Trust and the Francisco Trust. If we were unable to generate sufficient cash flow or otherwise obtain funds necessary to pay this indebtedness when due, we would be in default, and these debt holders would have the right to foreclose on their liens and security interests that secure the defaulted debt. Because the Mark A. Emalfarb Trust and the Francisco Trust are our largest stockholders and have a conflict in interest in their dealings with us with respect to these loans, we expect that they will take into account their investments in us and any duties that they may have to us when deciding whether to pursue their default remedies and that they would attempt to work out an acceptable payment arrangement for their debts. However, there is a risk that, due to changes in circumstances or for other reasons currently unknown to us, the Mark A. Emalfarb Trust and the Francisco Trust may elect to exercise their default remedies rather than work out a solution that is in our best interests. Further, not only is this indebtedness evidenced by promissory notes that are transferable by their holders, but we could decide to refinance this indebtedness through similar secured borrowings from banks or other commercial lenders. Any transferee or new lender, no longer constrained by the stockholder interests of the Mark A. Emalfarb Trust and the Francisco Trust, may not have the same attitude about any failure on our part to meet our binding repayment obligations as the Mark A. Emalfarb Trust and the Francisco Trust might.

                                 USE OF PROCEEDS

         The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by the selling stockholders under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses incident to the registration of the shares of our common stock under the Federal and state securities laws, other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, or brokers-dealers will be paid by the selling stockholders.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Bid and ask prices for our shares are quoted on the Over-the-Counter Bulletin Board under the symbol "DYAD.OB." No bid or ask information or public trades were reported with respect to our shares prior to our merger consummated on October 29, 2004. As a result, the range of high and low bid information for shares of our common stock for each full quarterly period within the two most recent fiscal years is not available. The following table sets forth the high and low bids for Dyadic common stock for the period indicated as reported by the OTC Bulletin Board System:


                                                                        HIGH                LOW
                                                                     -------------      --------------
         Third Quarter of 2004 (October 29 to December 31, 2004)        $7.35               $5.95
         First Quarter of 2005 (January 1 to January 20, 2005)          $6.50               $5.30


These bids represent prices quoted by broker-dealers on the OTC Bulletin Board System. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

         The stock of Dyadic International (USA), Inc., prior to the merger, was not traded on a public trading market, and that corporation had no registered securities outstanding.


         As of January 19, 2005, there were 22,231,105 shares of Dyadic common stock outstanding with approximately 213 stockholders of record.


         This prospectus covers 28,369,878 shares of our common stock offered for sale by existing shareholders and holders of rights to purchase share of our common stock. The shares offered by this prospectus include 20,577,967 presently outstanding shares of our common stock and a maximum of 7,791,911 shares of our common stock issuable upon the exercise of presently outstanding options, warrants and convertible notes which may be exercised to purchase our common stock as well as a contractual obligation to issue shares in connection with the purchase of certain real estate. See "Selling Stockholders." There are agreements with a number of selling stockholders restricting or limiting the sale of the shares included in this prospectus. See "Selling Stockholders - Restrictions on Transfer."

DIVIDEND POLICY

         While there are no restrictions on the payment of dividends, Dyadic has not declared or paid any cash or other dividend on shares of Dyadic common stock in the last two fiscal years, and we presently have no intention of paying any cash dividend in the foreseeable future. Our current policy is to retain earnings, if any, to finance the expansion of our business. The future payment of dividends will depend on the results of operations, financial condition, capital expenditure plans and other factors that we deem relevant and will be at the sole discretion of our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information regarding the status of our existing equity compensation plans at January 19, 2005.

                                                                                                  Number of securities
                                                                                                   remaining available
                                                                                                   for future issuance
                                              Number of securities        Weighted-average            under equity
                                                to be issued upon        exercise price of         compensation plans
                                                   exercise of              outstanding                (excluding
                                               outstanding options,       options, warrants        securities reflected
            Plan Category                      warrants and rights           and rights           in the second column)
                                              ---------------------       -----------------       ---------------------
Equity compensation plans approved by
security holders (1)......................             821,000                $ 4.27                  4,312,823(2)

Equity compensation plans not approved by
security holders..........................                   0                     0                          0
                                              ----------------------    ---------------------     ----------------------
Total.......................................           821,000                $ 4.27                  4,312,823(2)

---------
(1) Consists of Dyadic International, Inc. 2001 Equity Compensation Plan, which we assumed in connection with the merger consummated on October 29, 2004.

(2) Excludes 18,624 shares that were awarded to Dyadic-Florida employees under the Dyadic International, Inc. 2001 Equity Compensation Plan in 2004.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         You should read the following description of our financial condition and results of operations in conjunction with the consolidated financial statements and accompanying notes included in this prospectus beginning on page F-1. All dollar amounts presented in this section have been rounded to thousands, except per share amounts.

OVERVIEW

Merger


         On September 29, 2004, Dyadic International, Inc., or Dyadic, formerly known as CCP Worldwide, Inc., a newly created, wholly owned subsidiary of ours and Dyadic International (USA), Inc., or Dyadic-Florida, a Florida corporation formerly known as Dyadic International, Inc., entered into a merger agreement, or the Merger Agreement. On October 29, 2004, our newly created, wholly owned subsidiary was merged with and into Dyadic-Florida, with Dyadic-Florida becoming a wholly owned subsidiary of Dyadic. We refer to this transaction as the Merger.



         All references to "Dyadic," "we," "us," "our," or the "Company" mean Dyadic-Florida prior to the Merger, and Dyadic, as successor to the business of Dyadic-Florida, after giving effect to the Merger.

         In connection with the Merger, Dyadic disposed of its packaging business in a sale of all of the shares of the Dyadic subsidiary engaged in those operations to its founder, all of the officers and directors of Dyadic resigned from their positions and were replaced with Dyadic-Florida's officers and directors, and Dyadic succeeded to the business of Dyadic-Florida. For accounting purposes, the Merger was accounted for in a manner identical to a reverse acquisition, except that no goodwill or other intangible has been recorded. Accordingly, Dyadic-Florida was deemed to be the accounting acquirer of Dyadic because the former stockholders of Dyadic-Florida owned a majority of the issued and outstanding shares of common stock of Dyadic after the Merger, including those shares issued in the initial closing of the private placement that occurred on that date. For reporting purposes, the transaction is equivalent to the issuance of stock by Dyadic-Florida for the net monetary assets of Dyadic, which after the transactions effected on October 29, 2004 were nil, accompanied by a recapitalization. Therefore, all financial information included in this prospectus for periods prior to the Merger is that of Dyadic-Florida as if Dyadic-Florida had been the reporting entity.


The Business

         We are a biotechnology company engaged in the development, manufacture and sale of proteins, enzymes, peptides and other bio-molecules, and the collaborative licensing of our proprietary technologies.

         We have developed a C1 Host Technology for both the production, or expression, of proteins and the discovery and screening of genes and gene variants. We have completed, and are now successfully using the C1 Expression System derived from the C1 Host Technology, among other technologies, to produce and sell enzymes to the agricultural, industrial, chemical and other industries. We refer to this market as the Industrial Enzymes Business. With the C1 Expression System, our Industrial Enzymes Business has been able to develop new, and substantially higher profit-margined products, and we believe our increased penetration of these markets will be greatly assisted by both the C1 Expression System and the C1 Host Technology.

         Additionally, the C1 Host Technology and the C1 Expression System have also enabled us to begin to focus on the production of therapeutic protein drugs for humans. Our goal for this market, which we refer to as the BioSciences Business, is to become the leading provider of expression solutions to pharmaceutical companies and biotechnology companies. Initially, we are concentrating on completing development of our C1 Expression System to express pre-clinical and clinical quantities of proteins for drug testing, and eventually, for commercial-scale production of therapeutic proteins and other bio-molecules. We are also working to develop our C1 Screening System for the discovery of genes and the performance of gene modification for improvement of properties of the expressed proteins, which, when completed, would enable us to combine the C1 Expression System and the C1 Screening System to offer an integrated screening and expression system to the drug development industry.

         To date we have derived almost 100% of our revenues from sales to the Industrial Enzymes Business sector. In 2003, our BioSciences Business generated revenues of only $150,000. We do not anticipate material revenues from the operation of our BioSciences Business sooner than 2006. Revenues from our BioSciences Business are uncertain because, among other things, our ability to secure collaboration agreements with drug development companies will depend upon our ability to perfect either the C1 Expression System or the C1 Screening System to address the needs of that industry.

Consolidation of Subsidiary Beginning in July 2002

         Our results of operations for the year ended December 31, 2002 include the results of operations from our Far East subsidiary after July 1, 2002, when we became the owner of a majority of the voting securities of that subsidiary. Our Far East subsidiary was not consolidated in our financial statements prior to that date, and that fact has a significant impact on the comparability of our results of operations for 2002 and 2003. Although not necessarily indicative of the consolidated results of operations that we would have achieved had our Far East subsidiary been consolidated since January 1, 2002, our Far East subsidiary generated $2,524,000 of net sales, $615,000 of gross profit and $99,000 of net income for the period from January 1, 2002 through June 30, 2002. Our share of these results of operations is included as share of income of unconsolidated affiliate in the accompanying consolidated statement of operations for the year ended December 31, 2002. See Note 7 to our consolidated financial statements for additional details regarding the accounting for our Far East subsidiary.

Future Expectations

         We expect to continue to spend significant amounts to fund R&D and enhance our core technologies. As a result, we expect to continue to incur losses as we develop the C1 Expression System, complete development of the C1 Screening System, and build other required infrastructure to exploit our C1 Host Technology, our C1 Expression System and our C1 Screening System. See "Liquidity and Capital Resources" below for a discussion of our expected cash resources to fund our operations for the next 24 months. There can be no assurance that our efforts with regard to these objectives will be successful.

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

         As more fully described above under "Overview," our results of operations for 2002 reflect the financial results of operations of our Far East subsidiary for only the second half of 2002, when we became the owner of a majority of the voting securities of that subsidiary.

Net Sales

         For the year ended December 31, 2003, we generated net sales of $16,780,000 as compared to net sales of $10,027,000 for the year ended December 31, 2002, representing an increase of $6,753,000, or 67.3%. A portion of this increase, $2,527,000 or 25.2%, is due to the acquisition of outstanding voting stock of our Far East subsidiary, effective July 1, 2002, as discussed in "Overview" above. The remaining increase in net sales is the result of increases in both the number of customers and in the volume of purchases made by customers across all of the market segments served by the Industrial Enzymes Business, including textiles, pulp & paper and animal feed among others. In 2003, our BioSciences Business generated revenues of $150,000, as compared to no revenues for 2002.

Cost of Goods Sold

         For the year ended December 31, 2003, cost of goods sold was $12,597,000 as compared to $7,992,000 for the year ended December 31, 2002, representing an increase of $4,605,000. This 57.6% increase in cost of goods sold was the result of the consolidation of our Far East subsidiary beginning in July 2002, resulting in $1,826,000 of the increase, and an increase in the volume of purchases made by customers across all of the market segments served by the Industrial Enzymes Business, including textiles, pulp & paper and animal feed among others.

Gross Profit


         For the year ended December 31, 2003, gross profit was $4,183,000, or 24.9% of net sales, as compared to $2,034,000, or 20.3% of net sales, for the year ended December 31, 2002, representing an increase of $2,149,000. The 106% increase in gross profit and increase in gross profit percentage is due to both the consolidation of our Far East subsidiary for a full year in 2003, as well as a combination of a more favorable mix of higher profit-margined enzyme sales and better pricing. It is our goal to in fact try and develop products, or sell existing products, for markets in which we can improve our gross profit percentages. We have started to do so already by developing better products and applying existing products to new markets. However, there can be no assurance that our efforts will successfully lead to improved gross profit percentages. In addition, we expect to experience fluctuations in margins in future periods, primarily resulting from changes in foreign currency rates and the resultant effect on the cost of inventory and certain contract manufacturing costs denominated in Euros.



Expenses

         Research and Development


         For the year ended December 31, 2003, research and development expenses, or R&D, were $3,571,000, or 21.3% of net sales, as compared to $3,144,000, or 31.4% of net sales for the year ended December 31, 2002, representing an increase of $427,000. This 13.6% increase was due primarily to the 2003 start-up of our subsidiary in The Netherlands, in connection with the development of the C1 Screening System. However, R&D as a percentage of net sales decreased substantially because, despite the large increase in sales volume, liquidity constraints required that we hold R&D costs steady. As discussed above, we expect to continue to spend significant amounts on R&D to fund our core technologies, at least in the near term. In fact, we expect to significantly increase the R&D of both new product and technology development in 2005, in order to generate a wider subset of products across more diverse industries. We anticipate this effort will bring us greater profit margins and additional business opportunities. However, there can be no assurance that such R&D efforts will be successful.


         Sales and Marketing

         For the year ended December 31, 2003, sales and marketing expenses were $1,749,000, or 10.4% of net sales, compared to $1,141,000, or 11.4% of net sales for the year ended December 31, 2002, representing an increase of $608,000. This 53.3% increase, which was less than the percentage increase in net sales, was due principally to the full year effect of the Far East subsidiary's 2003 results of operations, as well as enhancements in customer service and the addition of one regional sales person.

         General and Administrative

         For the year ended December 31, 2003, general and administrative expenses were $2,308,000, or 13.8% of net sales, compared to $2,420,000, or 24.1% of net sales for the year ended December 31, 2002, representing a decrease of $112,000. This 4.6% decrease was attributable to the retirement of an executive who was not replaced and a related 100% accrual in 2002 of a two-year severance agreement. Liquidity constraints required us to hold G&A relatively steady, despite the increase in net sales we experienced in 2003.

Other Income (Expense)

         Interest Expense

         For the year ended December 31, 2003, interest expense was $3,498,000 as compared to $205,000 for the year ended December 31, 2002, representing an increase of $3,293,000. This increase was due primarily to the issuance of warrants in connection with a $3,000,000 Bridge Loan made in May 2003. A fair value of $3,195,000 was placed on the warrants. This amount was amortized to interest expense in 2003 with a corresponding credit to additional paid-in-capital. Interest expense relates almost entirely to our notes payable to stockholders, including the Bridge Loan.

         In connection with the Merger and a series of related transactions more fully discussed in Note 1 to our consolidated financial statements, the Bridge Loan maturity date and the Bridge Loan warrants were modified in November 2004 and, as a result, we will recognize an additional $350,000 in interest expense through the new maturity date, January 1, 2007. Also in November 2004, our $1,225,000 note payable to the Mark A. Emalfarb Trust was cancelled in exchange for the purchase of 367,868 Investment Units, as discussed more fully in Note 1 to the consolidated financial statements, and the conversion prices on our convertible notes due to the Emalfarb Trust and the Francisco Trust were modified to fix the conversion price at $3.33 per share, which will result in a beneficial conversion feature of $554,000 to be recognized in October 2004.

         Interest Income

         For the year ended December 31, 2003, interest income was $13,000 as compared to $189,000 for the year ended December 31, 2002, representing a decrease of $176,000. This decrease was primarily due to the interest earned in 2002 on the cash remaining from the $10 million preferred stock issuance in May 2001. Interest income is expected to increase again beginning in the fourth quarter of 2004 due to the net proceeds from our private placement offering completed in early November 2004, which were placed in short-term investments. The amount of this increase will depend upon, among other things, the return that we can obtain on our short-term investments.


         Minority Interest/Share of Income of Unconsolidated Affiliate

         As discussed above, we began consolidating our Far East subsidiary in July 2002. Prior to July 1, 2002, we accounted for our investment in that subsidiary using the equity method of accounting. As a result, the changes in our equity interest, representing our 82.5% ownership portion in the earnings of the subsidiary, are shown in share of income of unconsolidated affiliate through June 30, 2002. Minority interest of $14,000 for the year ended December 31, 2003 as compared to $40,000 for the six months between July 1 and December 31, 2002 primarily reflects the fact that the subsidiary generated higher net income in 2002 than it did in 2003.

         Foreign Currency Exchange Losses, Net

         For the year ended December 31, 2003, we had net foreign currency exchange losses of $236,000 as compared to $93,000 for the year ended December 31, 2002, representing an increase of $143,000. This increase in foreign currency exchange losses is primarily due to the decline in the value of the United States dollar as compared to the Euro between periods. A large portion of our business is transacted with foreign customers and vendors in foreign currency denominations. Accordingly, fluctuations in foreign currency exchange rates, primarily relating to the Euro, can greatly impact the amount of foreign currency losses (or gains) we recognize in future periods relating to these transactions.

Provision for Income Taxes

         We have no provision for U.S. income taxes as we have incurred operating losses in all periods presented. For the year ended December 31, 2003, we had a foreign income tax provision of $93,000 compared to $44,000 for the year ended December 31, 2002. Our Far East subsidiary operates in Hong Kong. We also have operations in Poland and The Netherlands. Our Far East subsidiary and, to a lesser extent, the Poland operations generate profits that are taxable in their local jurisdictions. The increase from 2002 to 2003 resulted primarily from net operating loss carryforwards utilized by our Far East subsidiary during 2002 that lowered its effective tax rate.

Net Loss

         For the year ended December 31, 2003, our net loss was $7,263,000, compared to a net loss of $4,820,000 for the year ended December 31, 2002. This increase in net loss was due primarily to the 2003 interest expense charge on the issuance of the Bridge Loan warrants of $3,195,000, as well as increases in research and development and sales and marketing expenses, as discussed above. Although the increase in expenses was at least in part offset by an increase in revenue and gross profit, we believe that we will continue to incur net losses in the near term future primarily because of our planned levels of research and development expenditures.

RESULTS OF OPERATIONS -NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

Net Sales

         For the nine months ended September 30, 2004, we generated net sales of $12,944,000 as compared to $11,400,000 for the comparable period of 2003, representing an increase of $1,544,000. This 13.5% increase in net sales is the result of increases in both the number of customers and in the volume of purchases made by customers, but was below the increase we experienced in the prior year due to the unavailability of capital in 2003 and early 2004 that we believe was required to support our increases in sales through the addition of sales assistance personnel, the increased working capital requirements for accounts receivable and inventory and price reductions to induce larger volume purchases from customers.

Cost of Goods Sold

         For the nine months ended September 30, 2004, cost of goods sold was $9,819,000 as compared to $8,571,000 for the comparable period in 2003, representing an increase of $1,248,000. This 14.6% increase in cost of goods sold is primarily the result of the increase in net sales. Additionally, approximately $270,000 of the increase is due to fluctuations in foreign currency related to Euro-denominated payments made to our contract manufacturer in Poland for product sold during the period.

Gross Profit


         For the nine months ended September 30, 2004, gross profit was $3,125,000, or 24.1% of net sales, as compared to $2,829,000, or 24.8% of net sales, for the comparable period in 2003, representing an increase of $296,000. Our gross profit increased 10.5% due to the increase in volume. However, the exchange loss discussed above resulted in a slight decline in our gross profit percentage. We expect to experience fluctuations in margin caused by changes in foreign currency exchange rates in future periods. As noted above, our goal is to develop products, or sell existing products, for markets in which we can improve our gross profit percentages. We have started to do so already by developing better products and applying existing products to new markets. However, there can be no assurance that our efforts will successfully lead to improved gross profit percentages.


Expenses

         Research and Development


         Research and development expenses for the nine-month period ended September 30, 2004 were $2,534,000, or 19.6% of net sales, compared to $2,609,000, or 22.9% of net sales for the comparable nine month period in 2003, representing a decrease of $75,000, or 2.9%. This decrease was primarily due to constraints placed on our R&D efforts due to working capital needs, offset somewhat by unfavorable foreign currency losses on an R&D contract with a vendor in The Netherlands. As noted above, we expect that R&D costs will increase in future periods. In fact, we expect to significantly increase the R&D of both new product and technology development in 2005, in order to generate a wider subset of products across more diverse industries. We anticipaate this effort will bring us greater profit margins and additional business opportunities. However, there can be no assurance that such R&D efforts will be successful.


         Sales and Marketing

         Sales and marketing expenses for the nine-month period ended September 30, 2004 were $1,374,000, or 10.6% of net sales, compared to $1,249,000, or
11.0% of net sales for the comparable nine-month period in 2003, representing an increase of $125,000. This 10.0% increase was due primarily to personnel increases during the end of the first quarter of 2003 and higher commissions due to increases in net sales in 2004. We expect to increase our sales and marketing staff significantly beginning in 2005 in order to allow us to sell existing products to a wider customer base. The completion of our private placement, as discussed below under "Subsequent Events Affecting Liquidity," has enabled us to plan this approach. There can be no assurance, however, that additional sales support will, in fact, be successful in increasing our customer base and net sales.

         General and Administrative

         General and  administrative  expenses for the  nine-month  period ended
September 30, 2004 were $2,056,000, or 15.9% of net sales, compared to $1,864,000, or 16.4 % of net sales for the comparable nine-month period in 2003. The increase was primarily due to an increase of $206,000 in compensation expense relating to nonemployee stock options. Otherwise, general and administrative expenses were relatively stable, and were constrained by our working capital needs during both periods. However, we expect that our general and administrative expenses will increase significantly in 2005 due to the addition of executives, including a Chief Financial Officer and support personnel, required by a public reporting company as well as support to meet our anticipated growth.

Other Income (Expense)

         Interest Expense

         Interest expense for the nine-month period ended September 30, 2004 was $347,000 as compared to $2,197,000 for the comparable period in 2003, representing a decrease of $1,850,000. This decrease was due primarily to the 2003 amortization of debt issuance costs in connection with the issuance of the Bridge Loan warrants in May 2003, offset somewhat by a full nine months of interest expense on the Bridge Loan in 2004 (compared to 4 months for the comparable period in 2003).

         Interest Income

         For the nine months ended September 30, 2004, interest income was $3,000 as compared to $10,000 for the comparable period in 2003. Interest income continued to decline as cash availability declined during 2004, until our July private placement; however, such cash was used in operations and to fund the redemption of our Series A Preferred Stock. We expect that interest income will increase somewhat in future periods due to our second private placement completed in October and November 2004.

         Minority Interest

         Minority interest was $67,000 for the nine months ended September 30, 2004, as compared to $6,800 for the nine months ended September 30, 2003. The increase is due to the increase in profit from our consolidated Far East subsidiary.

         Foreign Currency Exchange Losses, Net

         For the nine months ended September 30, 2004, we had net foreign currency exchange losses of $56,000 as compared to $132,000 for the comparable period in 2003, representing a decrease of $76,000. The amount of foreign currency gains or losses recognized in any given period depends a great deal upon the timing of transaction payments, among other things. We conduct a considerable amount of our business with overseas customers and vendors (see
Note 3 to our consolidated financial statements). As such, we expect to continue to see fluctuations in foreign currency exchange gains or losses. Such period to period changes can be expected to be even greater if the value of the U.S. dollar fluctuates with the foreign currencies used by our customers and vendors, especially the Euro.

Provision for Income Taxes

         We have no provision for U.S. income taxes as we have incurred operating losses in all periods presented. For the nine-month period ended September 30, 2004, we had a foreign income tax provision of $85,000 compared to $59,000 for the comparable period in 2003, representing an increase of $26,000. The increase resulted primarily from the increase in our Far East subsidiary's taxable income.

Net Loss

         Net loss for the nine month period ended September 30, 2004 was $3,373,000, compared to a net loss of $5,272,000 for the comparable period in 2003, representing a decrease of $1,899,000. This decrease in net loss was primarily due to $1,997,000 in interest expense relating to the issuance of the Bridge Loan warrants in May 2003.

LIQUIDITY AND CAPITAL RESOURCES

Capital Raising Activities

         Since inception, we have financed our operations primarily with proceeds from the sales of the products of our Industrial Enzymes Business, external borrowings, borrowings from our stockholders and sales of preferred and common equity securities. In May 2003, we received a $3,000,000 loan from a syndicate of our stockholders, including our controlling stockholder, Mark Emalfarb. In the first half of 2004, we raised approximately $4,740,000 in private offerings of our equity securities, of which $1,500,000 was used to redeem all outstanding shares of our Series A preferred stock, and we also paid for $1,000,000 of R&D services to be performed by one of our long-standing R&D vendors in shares of our common stock (to be released from escrow when earned) and an additional $250,000 in cash.

Cash Flow

         From Operating Activities

         As reflected in our consolidated financial statements, we have incurred losses from operations during each of the last two years, resulting in net cash used in operating activities of approximately $4,009,000 and $4,927,000 in 2003 and 2002, respectively. Additionally, for the nine months ended September 30, 2004, we had net cash used in operating activities of $2,820,000 as compared to $4,224,000 for the comparable period in 2003. The decline in net cash used in operating activities was primarily due to the lower net loss in 2004 and the management of trade payables, which increased cash from operating activities approximately $1.5 million over the comparable 2003 period.

         From Investing Activities


         For the year ended December 31, 2003, our net cash used in investing activities was $140,000 as compared to $1,278,000 for the year ended December 31, 2002. This decline was due primarily to the substantial reduction in purchases of fixed assets after 2002. For the nine months ended September 30, 2004, we had net cash used in investing activities of $44,000 as compared to $64,000 for the comparable period of 2003. Cash constraints during 2003 and 2004 did not allow for significant investments in fixed assets in those years. There are no immediate plans for large increases in capital expenditures; however, management is continually assessing such requirements concurrent with our growth.


         From Financing Activities

         For the year ended December 31, 2003, our net cash provided by financing activities was $2,746,000 as compared to net cash used in financing activities of $337,000 for the year ended December 31, 2002. This change is primarily due to the $3,000,000 Bridge Loan obtained by us from a syndicate of our shareholders in May 2003. For the nine months ended September 30, 2004, we had net cash provided by financing activities of $2,968,000 primarily representing receipt of $4,617,000 in proceeds from a private placement of our common stock (of which $1,500,000 was used to redeem our Series A Preferred stock), as compared to $2,748,000 for the comparable period of 2003, primarily representing proceeds from the Bridge Loan.

         Changes in Cash Positions

         We experienced net decreases in cash and cash equivalents of $6,542,000 in 2002 as compared to $1,403,000 in 2003. For the nine months ended September 30, 2004, we had a net increase in cash and cash equivalents of $104,000 as compared to a net decrease in cash and cash equivalents of $1,540,000 for the comparable period in 2003. We were unable to raise capital in 2002 due to economic conditions, while in 2003 and 2004 we were able to raise additional capital as summarized above under "Capital Raising Activities" and, accordingly, reduce our net cash outflows.

Financial Condition and Liquidity at September 30, 2004

         Our 2002 and 2003 net losses, when combined with losses incurred through December 31, 2001, resulted in an accumulated deficit of approximately $17,046,000, and a stockholders' deficit of approximately $9,727,000 as of December 31, 2003. As of September 30, 2004, our accumulated deficit had increased to approximately $20,786,000 with a total stockholders' equity balance of $2,417,000. The improvement in stockholders' equity is due to the equity capital we raised in July 2004 and the redemption of our Series A convertible preferred stock at a substantial discount from its carrying value.

         As of September 30, 2004, we had a total of $1,753,000 in cash and cash equivalents. Our outstanding indebtedness was approximately $6,326,000 as of September 30, 2004, and consisted of notes payable to certain stockholders and the Bridge Loan. We are committed to make annual minimum payments under our Florida office lease and equipment leases aggregating $132,000 for 2004, $117,000 for 2005 and $11,000 for 2006. We also are committed to make annual minimum payments under our Polish contract manufacturing agreement of $353,000 for 2004, $345,000 for 2005 and $766,000 thereafter through 2008. We have also entered into various agreements with independent third parties to conduct R&D activities on our behalf. One such agreement, entered into in July 2004, has committed a third party to provide research and development assistance valued at approximately $1.25 million. The consideration includes $250,000 in cash, which was paid upon signing the agreement, and 300,300 shares of our common stock, to be released from escrow as the shares are earned. The agreement is with one of our long-standing third party R&D vendors.


         We have an  employment  agreement  with  Mark A.  Emalfarb,  our  chief executive officer, pursuant to which Mr. Emalfarb is entitled to receive base annual compensation of $300,000 and is eligible to receive a bonus annually based upon goals and objectives agreed upon by him and our board of directors. This employment agreement expires in April 2006, subject to the termination and renewal provisions of the agreement. We have an employment agreement with
Ratnesh (Ray) Chandra, the Vice President, Marketing-BioSciences of Dyadic-Florida, pursuant to which Mr. Chandra is entitled to receive base annual compensation of $151,300 and is entitled to earn a bonus annually based upon goals and objectives mutually agreed upon by him and the board of directors of Dyadic-Florida. This employment agreement expires in May 2005, subject to the termination and renewal provisions of the agreement. See "Management - Employment Agreements."


Subsequent Events Affecting Liquidity

         In October and November 2004, in connection with the Merger, we completed a series of additional transactions, including (1) the completion of a Private Placement of Investment Units (each consisting of one share of common stock and one five-year callable warrant to purchase one share of common stock at $5.50 per share, for every two Investment Units purchased) resulting in net proceeds of approximately $23.1 million, (2) the cancellation of our $1,225,000 note payable to the Mark A. Emalfarb Trust, in exchange for 367,868 Investment Units and (3) the extension of the due date on our Bridge Loan and convertible notes payable to January 1, 2007. These subsequent events have substantially improved our liquidity and financial condition.

Funding of Future Operations

         We believe that our operating losses will continue this year. In addition, our future capital requirements will be substantial. We believe we have sufficient capital to fund our operations and meet our obligations for the next two years. However, it is possible that we will seek additional financing within this timeframe. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. Additional funding, if sought, may not be available on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements.


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

CONCENTRATIONS, CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on current information, historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates used by us under different assumptions or conditions. We believe the following concentrations and critical accounting policies relate to our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Foreign Operations

         We have significant operations and revenues generated in foreign countries. Revenues derived from foreign customers accounted for approximately 87% and 74% of our total revenues in 2003 and 2002, respectively. Our Far East subsidiary is located in Hong Kong, and we have two other subsidiaries in Poland and The Netherlands. Estimates relating to our inventory valuation, receivable allowances and possible impairments to goodwill (which all relates to our Far East subsidiary), and long-lived assets could be significantly impacted by international events.

Stock-Based Compensation

         We have issued warrants and options to non-employees for services and in connection with obtaining debt in the past several years. We have recognized significant expense relating to the issuance of these equity instruments, including $3,195,000 relating to a warrant issued in connection with debt and classified as interest expense in 2003. We estimated the fair value of those securities using the Black-Scholes option-pricing model, and expensed the estimated fair value over the service period or through the debt maturity date. The Black-Scholes model uses critical assumptions that significantly affect the estimated fair value of those awards, such as an estimated volatility factor of our common stock, the estimated lives of the awards (which is equal to the maximum contractual term for awards to non-employees) and presumed discount rates. Additionally, as further discussed below, we are required to recognize compensation expense on options issued to employees beginning in 2006, and we expect that we will use similar estimation methods. Changes in the volatility of our common stock and other estimation factors used in the Black-Scholes model can significantly impact the estimated value and resultant compensation cost on similar equity instruments issued in the future.

Long-Lived Assets

         We review our long-lived assets, including fixed assets that are held and used for our operations, for impairments whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, as required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If such an event or change in circumstances is present, we will estimate the undiscounted future cash flows, less the future outflows necessary to obtain these inflows, expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of the related assets, we will recognize an impairment loss to the extent the carrying value exceeds the fair value. Our judgments related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of the assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in domestic and foreign economic conditions and changes in operating performance. While we have not to date been required to recognize an impairment in long-lived assets, as we make future assessments of the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize material impairment charges.

Evaluation of Potential Goodwill Impairment

         In accordance with SFAS No. 142, we were required to perform an annual impairment review of the goodwill which is associated with our Far East subsidiary, as of January 1, 2003 and 2004 . This test involved the use of estimates to determine the estimated fair value of our Far East subsidiary and the comparison of that estimated fair value to the carrying value of the reporting unit. There are significant assumptions used in this impairment test, such as estimated cash flows, discount rates of return and terminal values. Several factors can change these assumptions, such as economic conditions or instability in foreign governments, among other things. Our estimates of the fair value indicated that it exceeded the carrying value of the reporting unit. Accordingly, no goodwill impairment charge was recorded. If the estimate of the fair value of the reporting unit is less than the carrying value at any future measurement dates, we may be required to record a goodwill impairment charge.

Income Taxes

         We have recorded deferred tax assets relating to net operating loss carryforwards for United States federal and state tax purposes, inventories, depreciation and amortization, and accounts receivable allowance, among other items. We record a valuation allowance equal to 100% of the carrying value of our net deferred tax assets to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amounts, a resulting reduction of the valuation allowance would increase our income in the period such determination was made. As of December 31, 2003, we had approximately $3,978,000 in gross deferred tax assets, which were fully offset by a valuation allowance.

         We have net operating losses of approximately $10.1 million for United States federal and state income tax purposes that expire between 2021 and 2023. The amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that we may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

Allowance for Doubtful Accounts

         We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Our accounting for doubtful accounts contains uncertainty because management must use judgment to assess the collectibility of these accounts. When preparing these estimates, management considers a number of factors, including the aging of a customer's account, past transactions with customers, creditworthiness of specific customers, historical trends and other information. We review our accounts receivable reserve policy periodically, based on current risks, trends and changes in industry conditions. The allowance for doubtful accounts was approximately $349,000 at December 31, 2003. Although we believe this allowance is sufficient, if the financial condition of our customers were to unexpectedly deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required that could materially impact our consolidated financial statements. Concentrations of credit risk can impact this risk considerably. We have two major customers that comprised 32% of net sales in 2003 and 32% of accounts receivable as of December 31, 2003. Additionally, as noted above, we have significant sales to customers outside the U.S.

Inventory Valuation

         Inventory, representing approximately 37% of our consolidated assets at December 31, 2003, primarily consists of finished goods including industrial enzymes used in the industrial, chemical and agricultural markets and is stated at the lower of cost or market using the first-in, first-out method. Finished goods include raw materials and manufacturing costs, substantially all of which are incurred pursuant to agreements with independent manufacturers. As part of the valuation process, excess, slow-moving and damaged inventories are reduced to their estimated net realizable value. Our accounting for excess, slow-moving and damaged inventory contains uncertainty because management must use judgment to estimate when the inventory will be sold and the quantities and prices at which the inventory will be sold in the normal course of business. We review our inventory reserve policy periodically, based on current risks, trends and changes in industry conditions. We also maintain a provision for estimated inventory shrinkage and conduct periodic physical inventories to calculate actual shrinkage and inventory on hand. When preparing these estimates, management considers historical results, inventory levels and current operating trends. We have established valuation reserves associated with excess, slow-moving and damaged inventory and estimated shrinkage reserves of approximately $75,000 at December 31, 2003. These estimates can be affected by a number of factors, including general economic conditions and other factors affecting demand for our inventory. In the event our estimates differ from actual results, the allowance for excess, slow-moving and damaged inventories may be adjusted and could materially impact our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) and a revised interpretation of FIN No. 46 (FIN No. 46-R) in December 2003, to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to FIN No. 46, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interest. FIN No. 46 changed that by requiring a variable interest entity, as defined, to be consolidated by a company if it is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of that entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN No. 46-R apply immediately to variable interest entities created after December 31, 2003, and to existing variable interest relationships in the first reporting period that ends after March 15, 2004. Certain of the disclosure requirements apply to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. We do not have any entities that require disclosure or new consolidation under FIN No. 46-R. As a result, the adoption of FIN No. 46-R did not impact our financial condition or results of operations.

         In May 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some cases), whereas many of those instruments were previously classified as equity. We adopted the provisions of SFAS No. 150 in 2003. Although we had redeemable Series A convertible preferred stock classified in the mezzanine equity section of the balance sheet as of December 31, 2003, that preferred stock did not fall within the scope of SFAS No. 150. Accordingly, the adoption of SFAS No. 150 had no impact on our consolidated financial statements. The Series A preferred was redeemed in June 2004 for $1,500,000, using proceeds from a private placement offering completed in July 2004.

         In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which amends previous authoritative guidance and clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the previous criterion of "so abnormal." The provisions of SFAS No. 151 are effective for inventory costs incurred by us beginning January 1, 2006, and are to be applied prospectively. The adoption of SFAS No. 151 is not expected to have a material effect on our financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for
Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also does not permit the prospective method of transition for changes to the fair value method, previously allowed in SFAS No. 123. We adopted the disclosure provisions of SFAS No. 148 in 2002. We currently apply the intrinsic-value method for accounting for employee stock-based compensation. See discussion below regarding further developments in the accounting for stock-based compensation.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). SFAS No. 123R revises SFAS No. 123 and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued, and as set forth in EITF Issue No. 96-18, which we already follow.

         SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and to recognize that cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Currently, we use the intrinsic value method for accounting for employee stock options and include a pro forma disclosure, as allowed by SFAS No. 123, for this estimated compensation cost on employee stock options.

         As a small business issuer, we are required to adopt SFAS No. 123R on January 1, 2006. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Because the statement was recently released, we have not yet assessed the potential impact of the adoption of SFAS 123R on our financial position or results of operations. However, pro forma compensation expense for employee stock options calculated under SFAS No. 123 was approximately $101,000 and $104,000 for the nine months ended September 30, 2004 and 2003, respectively and approximately $133,000 and $28,000 for the years ended December 31, 2003 and 2002, respectively.

                                    BUSINESS

GENERAL

         We are a biotechnology company engaged in the development, manufacture and sale of proteins, enzymes, peptides and other bio-molecules derived from genes, and the collaborative licensing of our enabling proprietary technologies. We use our proprietary technologies to develop and manufacture biological products, and intend to collaboratively license them for research, development and manufacturing of biological products, for two categories of applications:


     o enzymes and other biological products for a variety of industrial and commercial applications, which we refer to as our Industrial Enzymes Business; and


     o human therapeutic proteins for use by pharmaceutical and biotechnology companies in pre-clinical and clinical drug development applications and commercialization following drug approval, which we refer to as our BioSciences Business.

         We have developed and use a number of proprietary fungal strains to produce enzymes and other biomaterials, but the one on which we have principally focused is a patented system for protein production, or protein expression, which we call the C1 Expression System. This System is based on the use of the Chrysosporium lucknowense fungus, known as C1, as its host production organism. A host production organism has been genetically altered to express genes to produce targeted protein products. We discovered the C1 microorganism in the mid-1990's and initially developed it, without the application of molecular genetic technology, to produce neutral cellulases for our textile manufacturing customers. By 1998, we began to apply molecular biology and other proprietary biotechnology tools to C1 to create a technology, which we refer to as the C1 Host Technology. The C1 Host Technology, once fully developed, is expected to be capable of performing:

     o    two screening functions for:

          o    the discovery of genes and the proteins they express; and

          o the identification of improved protein variants resulting from modifications to their genes; and

     o    three expression functions for:

          o the expression of proteins in commercial volumes for industrial enzyme applications;

          o the expression of human therapeutic proteins in small volumes for pre-clinical and clinical testing for drug development applications; and

          o the expression of human therapeutic proteins for drugs in commercial volumes.

We have been, over the last several years, principally focused on the expression capabilities of the C1 Host Technology. These efforts culminated in our first commercially successful application - our C1 Expression System.

         Using the C1 Expression System, as well as other biological systems, our Industrial Enzymes Business develops and produces commercial quantities of enzymes for sale to textile, pulp and paper, animal feed, chemical, agricultural, and other industries. These industries, in turn, use our products to enhance their own products or to improve production efficiency. In 2003, we began to use our C1 Expression System to complete the development and market roll-out of several new, and higher profit margin, industrial and agricultural enzyme products, including for example the following products: MPE, NCE 2X, Fibrezyme LBI, and Fibrezyme LBR. The development of our C1 Expression System has substantially contributed to our revenues growing at over 30% per year between 2001 and 2003, from $9.25 million in 2001 to $16.8 million in 2003. The consolidation, effective July 1, 2002, of the results of operation of our Far East subsidiary into our financial statements also contributed to this growth. We currently sell more than 45 liquid and dry enzyme products to more than 150 industrial customers in 50 countries.

         We believe, however, an even larger market opportunity exists for our C1 Expression System. We believe our C1 Expression System can be successfully harnessed to help solve the protein expression problem confronting the global drug industry - its inability, despite enormous historic investment, to harness, cost-effectively and expeditiously, existing genomic knowledge to develop new specialized biological products, or therapeutic proteins. For the past four years, we have been developing our C1 Expression System to serve the drug industry, with our primary focus on the production of human biopharmaceuticals, or human therapeutic proteins. Still in the development stage, we refer to these activities as our BioSciences Business. These activities have thus far generated nominal revenues of only $150,000 in 2003. We have also conducted research and development, or R&D, activities to expand the production capabilities of our C1 Expression System to include production of human therapeutic proteins in commercial volumes.

         Though currently a lower priority than our C1 Expression System, we have also been developing the screening potential of our C1 Host Technology for gene discovery and the identification of protein variants resulting from modifications to their genes, which we refer to as our C1 Screening System. These efforts have included our purchase of state-of-the-art robotics equipment and a collaborative partnership with a Netherlands-based scientific organization, TNO Voeding, to enable fully-automated high throughput screening, or HTS. We believe that if our BioSciences Business' application of our C1 Expression System and our C1 Screening System can each be perfected, we will be able to offer a potentially unique end-to-end solution for drug companies: a single host production organism usable throughout the discovery, pre-clinical and clinical testing and commercial production phases of drug development that would greatly increase drug development efficiency, economy and speed to market.

         Currently, we own three issued U.S. patents and 57 U.S. and International filed and pending patent applications which we believe provide broad protection for our C1 Expression System, our underlying C1 Host Technology, our C1 Screening System and their products and commercial applications.

HISTORY OF DYADIC

         Our operating subsidiary, Dyadic International (USA), Inc., or Dyadic-Florida, was founded by our Chief Executive Officer, Mark A. Emalfarb, in 1979, and was throughout the 1980's a leading supplier of both domestic pumice stones and pumice stones imported from overseas for use in the stone washing of denim garments. In the 1990's, we evolved from serving only the denim industry to the development and manufacture of specialty enzymes and chemicals and, by 1995, were generating revenues of $8,500,000 and annual profits of $1,300,000. In the mid-1990's, we discovered the C1 microorganism in connection with our efforts to develop improved industrial enzymes. By 1998, we began investing significant financial resources in the application of molecular genetic technology to the development of the C1 Host Technology.

         In the first half of 2001, we raised approximately $13,635,000 in capital largely to fund the development of our C1 Screening System. At that time, we thought we were within one year of being able to find collaboration partners to help us complete its development, though we continued to develop our C1 Expression System. However, between 2001 and 2003, even as our Industrial Enzymes Business began to grow rapidly, we experienced a major shift in market demand for our C1 Screening System. First, we found that large pharmaceutical companies, financially exhausted by their investment in unproven screening technologies like our C1 Screening System, began requiring theretofore unprecedented levels of accumulated scientific data as a pre-condition to partnering with us. Second, we found that the interest of these large pharmaceutical companies had moved away from gene discovery and screening applications, to an interest in the expression of therapeutic proteins for testing, clinical trials and drug commercialization.

         We adjusted our strategy accordingly, and between May 2003 and March 2004, we began to focus principally on our C1 Expression System, even as we continued to develop our C1 Screening System and related HTS hardware and assemble more scientific data to support our claims regarding that System's potential. During this interval of time, we also continued to grow our Industrial Enzymes Business, as we used our C1 Expression System to successfully develop several industrial enzymes, while continuing to seek equity financing. Between April and July 31, 2004, we raised equity capital of approximately $6,740,000, prior to expenses of approximately $118,000, through a private placement and two transactions with an R&D contractor and a real estate developer. Between October 1 and November 4, 2004, we raised an additional $25,400,000 of common equity capital, receiving net proceeds of approximately $23,100,000, in the private placement we conducted companion to the merger of our wholly owned subsidiary into Dyadic-Florida, in which its shareholders received shares of our stock representing a majority of our outstanding shares.

OUR MARKETS

Industrial Enzymes

         Industrial manufacturers and the agricultural and food sectors have long used biological products, such as proteins, enzymes, peptides and other bio-molecules, to enhance the functionality or durability of their products and to improve production yields and efficiency. As examples:

     o the textile industry uses enzymes to soften and fade denim, as well as to prevent pilling and improve smoothness, softness and color brightness of cotton and other cellulosic fabrics;

     o pulp and paper manufacturers use specialty enzymes as substitutes for harsh chemicals and other additives in bleaching and de-inking to improve whiteness, brightness and fiber strength, to increase production rates and to decrease wastewater treatment burdens;

     o agricultural companies use biological products to increase and enhance crop traits and yields and to encourage disease resistance;

     o animal feed producers use biological products to improve the nutritional value of animal feeds and to improve production efficiency by combating the adverse effects of the high temperatures used in processing foods for consumption by animals; and

     o other industries, including starch processing, cosmetics, detergents, flavorings and bio-fuels, also use enzyme products for a wide variety of applications.

It is our understanding that the current potential market for biological products in the industrial, chemical and agricultural sectors exceeds $100 billion. We are also aware of estimates of the size of the industrial enzymes market of between $2.0 and $3.6 billion.

BioSciences

         Pharmaceutical companies have also taken note of the emerging importance of cost-effective, enabling production of therapeutic proteins in the drug R&D process. Drug development is an expensive, time-consuming and risky process. The Pharmaceutical Research and Manufacturing Association estimates that pharmaceutical companies spent approximately $29 billion on R&D during 2001, an increase of $7 billion over 2000. Of the potentially hundreds of thousands of compounds screened in a drug discovery program, less than 1 in 1,000 will become new drug candidates and only about 20% of these will complete human clinical trials and receive regulatory approval. Only about 30% of drugs that are commercialized ever recover their development costs. Pharmaceutical and biotechnology companies have realized that to stay competitive and meet their goals for growth, they will have to significantly increase the number of new drugs introduced each year and employ new, sophisticated biotechnologies to increase the probability of success in R&D. Because government agencies rigidly define and highly regulate the pre-clinical and clinical trial phases of the development of new drugs, drug companies can impose little control over the costs of these phases. As a result, drug companies are increasing their focus on the drug discovery stage to enhance productivity and reduce costs.

         The biopharmaceuticals market has progressed significantly since 1982 when the first biopharmaceutical product, recombinant human insulin, was launched. Now, over 120 biopharmaceuticals are marketed around the world, including nine "blockbuster" drugs, such as EPO and Factor III. From information published by pharmaceutical market consulting firms such as IMS Health, Inc., Dyadic understands the total market for such drugs to be currently valued at approximately $41 billion or nearly 10% of the world pharmaceuticals market, and it has been growing at an annual growth rate of 21% over the past five years. With over one-third of all pipeline products in active development being biopharmaceuticals, the biopharmaceutical segment could continue to outperform the total pharmaceutical market and reach $100 billion in annual sales by the end of the decade. We believe that this growth is fueled by many factors, including the following:

     o Most biological processes in the human body are carried out by proteins. Therefore, a significant amount of current R&D activity is focused on finding therapeutic proteins which could be cures for various human diseases. This has resulted in approximately 500 therapeutic proteins, or biopharmaceuticals, currently under active development.

     o With the complete sequence of the human genome now available, many new human genes have been identified, and based on this knowledge, companies are finding new promising drug targets.

     o Due to the shorter path to drug development for biopharmaceuticals as compared to small molecules, pharmaceutical companies are now more focused on biopharmaceuticals than before.

     o With many large biopharmaceutical proteins and the manufacturing processes for producing them losing patent protection, drug companies are developing modified versions of these molecules using alternative, more efficient production hosts.

         It is our understanding that roughly one-third of the nearly 500 therapeutic proteins under active development could be targets for expression in a suitable host production organism. We also believe that number is likely to increase significantly as new biopharmaceuticals are added to the pipeline of drug companies every year. However, while many potential products are being developed, it is not clear how they will be produced, often due to the drug companies' inability to find a suitable host to recombinantly produce the target protein for animal and human testing and/or commercial launch at a viable cost. We believe that many pharmaceutical research programs at these companies have been put on hold or canceled due to these problems.

         To solve this dilemma, a number of existing biotechnology companies have developed expertise in the discovery, optimization and/or expression of novel genes, proteins, enzymes and other biologically active molecules. Nevertheless, such companies have experienced extraordinary difficulties in producing sufficient quantities of proteins from genes for use in laboratory and clinical testing and, subsequently, in commercializing drug product leads through low cost, high volume production. Thus, despite the extraordinary investment in genomic research over the past decade and the attendant increased number of available therapeutic protein targets, the pharmaceutical industry has not yet experienced an improvement in the speed of drug discovery and development, nor any significant decrease in its cost, due in significant part to the inability of current protein production methods to create sufficient quantities of biological products on demand.

ALTERNATIVE TECHNOLOGIES

         Proteins are made by "translating" or "expressing" genes. Genes are the basic units of heredity and are found in DNA, a fundamental molecule found in the cells of all living organisms. DNA consists of a code of instructions by which each gene encodes a specific protein. These proteins are the functional molecules that control the processes of living cells. The extraordinary bio-diversity of living things in the world is the result of the extraordinary number of different genes and the different proteins they produce. Some of these proteins have properties or characteristics which offer great functional and commercial utility. For example, one type of protein - enzymes - can be used to catalyze reactions that are difficult to perform using traditional chemistry, employing much milder and less energy-intense conditions. Enzymes can be used in various industrial processes to replace harsh chemicals and save energy, in foods and feeds to improve their nutritional quality, and to generate fuels from renewable resources. Other types of proteins can be used as therapeutic drugs to improve the health of patients afflicted with debilitating conditions, such as, for example, insulin for diabetics. It is this diversity of properties that cause proteins, enzymes and other biomaterials to have such great potential to impact our lives.

         Traditional methods of discovering proteins do not utilize a DNA-based approach, but are accomplished by screening biological extracts or culturing microorganisms for the activity of interest. Once a biological activity of interest is identified, purification is performed and the relevant protein is isolated. This process is followed by the difficult and time-consuming task of determining the biochemical properties of the molecule, which requires producing sufficient quantities of the molecule by culturing a sample in the laboratory. Because relatively few proteins have been successfully produced in the laboratory, only a small fraction of the billions of different proteins and their corresponding genes have been classified, or characterized. Among the reasons for this modest number of characterized proteins are inordinate difficulties in obtaining extracts from those organisms and the extraordinary challenges in recovering the genes of targeted proteins. In consequence, the universe of potentially useful biomaterials derived from the world's biodiversity remains largely untapped.

         Despite the tremendous utility of proteins, there are limitations on their use. Proteins generally are functional only under specific conditions of temperature, pH, and salinity. Outside of those conditions, the proteins may not be functional or stable. In order to overcome these limitations, proteins are often sought from organisms that live in extreme environments - high temperature, acid or alkaline, high salt environments, for example. Another way to obtain proteins with improved properties outside their normal operating conditions is to introduce variations in the laboratory. The genetic sequence corresponding to the protein can be studied and genetic variation may be introduced in an attempt to modify its functional properties through a process known as molecular evolution. The generation of improved variants has, to date, remained inefficient and laborious. Once genetic variants are created, the improved molecules must be selected from large numbers of variants to find those with the desired properties. This selection process requires the ability to quickly screen large numbers of genes to distinguish the improved versions.

         Through the application of recombinant DNA molecular biology, scientists can now insert genes from one organism into another and direct the production of a desired bio-molecule encoded by the gene. Once a desired gene is found and optimized, commercial production requires the insertion of the gene into a production system, or host production organism, that has been adapted to express the gene and produce proteins from that gene. However, genes encoding unique bio-molecules may not be able to be expressed and commercially produced in traditional systems.

         At an enormous cost, drug companies have attempted to use a number of different protein discovery and expression systems to assist with drug discovery, each of which, we believe, suffers from significant limitations.

                  Bacterial Expression Systems: Bacterial expression systems cannot express many of the native genes from eukaryotic sources, which consist of larger cells from higher order organisms that encompass linear DNA strands associated with proteins to form true chromosomes, primarily due to their inability to appropriately process introns, the portions of genetic sequences not involved in coding for protein. In addition, bacteria are unable to perform glycosylation - the process of attaching sugar molecules in the correct arrangement as required to translate many eukaryotic genes into functional, active proteins.

                  Yeast Expression Systems: Yeast systems are not able to express many native eukaryotic genes as effectively as filamentous fungal systems due to hyperglycosylation and ineffective intron processing.

                  Filamentous Fungal Expression Systems: Most fungi have the capability of expressing and secreting higher levels of protein per unit volume in fermentors than either bacteria or yeast, but yields are still low without significant development work on the host. Moreover, these systems also have glycosylation issues similar to those in yeast, and their high viscosity makes commercial scale-up difficult. Moreover, most fungi are cultivated at acidic conditions, which can lead to instability of some human proteins, as these conditions are not the normal physiological conditions under which those proteins are stable. The biological properties of commercial fungal expression systems also typically result in dense mats of fibers and highly viscous cultures that are difficult to work with, especially in the small volumes required for high throughput screening. In industrial fermentations, the agitation necessary to adequately mix and aerate viscous cultures introduces large shear forces to the fermentation broth, making the production of shear-sensitive proteins difficult or impossible.

                  Transgenic Plants and Animal Systems: Transgenic plants and animals have long development time lines. While scale up is relatively easily achieved by raising larger herds or planting more acreage, the ability to produce product on demand is limited, especially in plants. Also, containment is an issue, especially for pharmaceuticals where there are strict regulations regarding consistency and efficacy.

                  Insect Cell Systems: Insect cell systems have many of the advantages of mammalian cells -- for example, the ability to glycosylate proteins in a similar fashion. However, insect cell cultures are more difficult to scale up and do not produce the high protein yields that fungal cultures do. Also, permanent cell lines are difficult to maintain.

Due to the shortcomings of these current technologies, drug companies have been plagued by substantial capital spending requirements due to the expensive nature of the fixed assets required to manufacture biological products, including very expensive fermentation and purification equipment, shortfalls in manufacturing capacity, high cost and low yield production, and significant delays in bringing drugs to market.

DYADIC'S SOLUTION

         We have developed a protein expression system - our C1 Expression System - which we are now successfully using in our Industrial Enzymes Business. However, we believe our C1 Expression System, in combination with our successful development of the C1 Screening System, will eventually permit drug companies to fill major gaps in the drug development process by having both an available gene discovery library and a single suitable host production organism usable throughout the discovery, pre-clinical and clinical testing and commercial production phases of drug development.

         Our patent protected C1 Expression System is based on Chrysosporium lucknowense, or C1, a fungal host production organism with superior genetic and fermentation characteristics that we discovered, developed and patented for use in manufacturing of cellulase enzymes for applications in the textile industry. We first encountered C1 during the course of a program to develop that cellulase enzyme for textile manufacturing applications. Out of that program, we developed C1 strains and processes which resulted in a several hundred fold increase in protein production, compared to those originally obtained with the culture isolated from nature. These results caused us to decide to apply genetic molecular technology to the further development of C1. We learned that the unique morphology of the C1 culture allows the use of culture conditions that are not normally attainable with fungi and which lead to increased protein yields and more protein-friendly production processes. This ability to grow under non-acidic conditions and under low viscosity in culture allow fermentation conditions characterized by neutral pH and low agitation and aeration rates. This allows the production of acid-sensitive and shear-sensitive human proteins that may otherwise be unstable in fungal fermentation conditions.

         We believe that our C1 Expression System is particularly advantageous in the rapid development of new biological products from genes and in the commercial-scale production of various biological products at economically viable costs, using a single host organism. As the following table indicates, we believe our C1 Expression System overcomes many of the limitations of existing commercial expression methods by offering significant advantages in expressing certain classes of proteins.

               CAPABILITIES OF CURRENT PROTEIN EXPRESSION SYSTEMS

----------------------- --------------- --------------- --------------- ------------ --------------- ----------
                          Mammalian       Bacterial         Yeast          Insect     Other Fungi       C1
                             Cells         Systems                          Cell
----------------------- --------------- --------------- --------------- ------------ --------------- ----------
Intron Processing            Yes             None          Limited           Yes          Yes           Yes
----------------------- --------------- --------------- --------------- ------------ --------------- ----------
Expression of                Yes         Very Limited      Limited           Yes          Yes           Yes
Eukaryotic Proteins
----------------------- --------------- --------------- --------------- ------------ --------------- ----------
Compatibility with HTS        No             Yes           Limited           No            No           Yes
----------------------- --------------- --------------- --------------- ------------ --------------- ----------
                                                            Over-                        Over-
Glycosylation                Yes             None       glycosylation        Yes     glycosylation      TBD*
----------------------- --------------- --------------- --------------- ------------ --------------- ----------
Output Optimizable
for Large-Scale            Limited           Yes             Yes             No           Yes           Yes
Manufacturing
----------------------- --------------- --------------- --------------- ------------ --------------- ----------

---------
*   To be determined.

         We believe that our C1 Expression System offers many differentiating advantages over commonly used protein expression systems, including:

     o Use with Eukaryotic Genes; Flexibility: The C1 Expression System is the product of the C1 Host Technology out of which we believe we will also be able to develop the C1 Screening System. We believe the C1 Host Technology can spawn the C1 Screening System to discover proteins, enzymes and bio-molecules of commercial interest rapidly from eukaryotic sources, which some scientists estimate constitute up to 90% of the entire gene pool in nature, and with genes originating from prokaryotic sources, which constitute the remaining gene pool. We believe that the use of a single host production organism usable throughout the discovery, pre-clinical and clinical testing and commercial production phases of drug development would greatly increase efficiency, economy and speed to market.

     o Greater and Faster Expression: Our C1 Expression System has the ability to express higher levels of total protein in a shorter amount of time than other host organisms commonly used for pharmaceutical protein production. The reduction in the number of fermentation days generally results in lower production and capital costs associated with the production of protein products.

     o Favorable Fermentation Characteristics: Our C1 Expression System possesses more favorable fermentation characteristics, including low viscosity and wider operating temperature and pH ranges, allowing optimal culturing under human physiological conditions, or 37 degrees celsius and neutral pH. Also, because the high levels of agitation that are necessary to provide oxygen to fungal and other microorganisms during high viscosity fermentations may destroy shear-sensitive proteins, the ability of the C1 Expression System to culture shear-sensitive proteins under lower viscosity conditions will increase the probability of successfully producing human therapeutic proteins.

     o Acidity: The protein products of many genes, especially those of pharmaceutical interest, may be sensitive to being cultured under acidic conditions. Therefore, the ability of our C1 Expression System to produce acid-sensitive proteins under human physiological conditions will provide a greater likelihood of commercializing those proteins.

     o Superior Glycosylation: Our C1 Expression System appears to have superior glycosylation biochemistry compared to other fungi or yeast. The latter organisms tend to hyperglycosylate, generating proteins with 7-11 or more mannosyl residues in their glycan structures. However, no such hyperglycosylation has been observed in our C1 Expression System, suggesting that C1-produced proteins are more amenable to in vivo and in vitro approaches to glycan remodeling than those from other expression hosts.

DYADIC'S STRATEGY

         We are pursuing a four-part business strategy to commercialize our C1 Expression System, our C1 Host Technology, our C1 Screening System and our products, which may be generally summarized as follows:

     o Grow our market share and penetration for existing and new enzyme products, with an emphasis on increased sales of higher margin products;

     o Leverage our C1 Expression System for commercial and industrial applications by developing new products for various industrial and commercial markets and by securing collaborator-funded R&D from third parties, and enabling us to earn milestone and royalty payments on target products expressed using the C1 Expression System;

     o Build and grow our BioSciences Business by serving as a collaboration partner and service provider to large pharmaceutical companies for promising therapeutic proteins; and

     o Exploit the power and versatility of our C1 Host Technology as well as our manufacturing capabilities, by forming strategic partnerships, such as joint ventures and product co-development and co-marketing ventures with leading companies in various industries and various parts of the world. In addition, we also hope to eventually spin-off new businesses emanating from the application of our C1 Host Technology, when we believe more value can be created for our stockholders by doing so rather than keeping them within our umbrella.

Industrial Enzymes Business Strategy

         Our C1 Expression System already is functional for the production of many enzymes and proteins for the industrial markets. We have already developed and manufactured a number of enzymes in large quantities using our C1 Expression System in 150,000 liter fermentors and sold those products commercially worldwide. Additionally, there are several enzymes in our R&D pipeline emanating from the C1 organism and the C1 Expression System. We expect to commercialize an even wider variety of new enzymes and proteins for the industrial markets with better functional properties and improved cost performance through our efforts, alone, and in collaboration with leading companies in industry sectors such as pulp and paper, agricultural products for animals and humans, chemicals, textiles, and personal care products.

         Using our C1 Host Technology and capitalizing on our strong position in the textile market, our goal for our Industrial Enzymes Business is to become a top-tier provider of industrial enzymes to broader markets, including pulp and paper, animal feed, starch, food and other markets. To accomplish this goal, we intend to:

     o Diversify sales away from the commoditized textile market to other less competitive fast-growing markets;

     o Register existing products in large new markets for sales to identified customers;

     o Discover and develop new enzyme products for new applications in existing and new markets;

     o Obtain the DNA sequence of the C1 genome. This resource will facilitate the identification of many product leads from C1 genes and provide better understanding of the biochemistry and physiology of C1, enabling us to develop strategies to improve carbon flow toward proteins and other bio-molecules of interest and to rationally construct better host strains for both our C1 Expression System and our C1 Screening System;

     o Continue to expand and utilize the low-cost production capacity of our contract manufacturer;

     o    Establish additional manufacturing capacity;

     o Leverage investment in R&D to continue to improve yields and to drive revenue and profits though the launch of innovative products;

     o Add sales and technical staff to support significant marketing initiative into new industrial markets;

     o Add corporate infrastructure and staff to support projected revenue growth and SEC reporting requirements; and

     o Partner with leading companies to develop and manufacture enzymes and other bio-products under an appropriate business arrangement, such as joint venture, co-development and co-marketing of products.

BioSciences Business Strategy

         While we believe that our C1 Expression System has created great opportunity for our Industrial Enzymes Business, we believe a much greater opportunity exists to develop our C1 Expression System for the production of higher value proteins, such as human therapeutic proteins. We have been developing and refining our molecular tools to deal with the more complex issues involved in the production of those proteins, such as glycosylation, protein degradation and high purity level requirement, which are critical for human therapeutic protein production. Once fully developed, we believe our C1 Host Technology can integrate our C1 Expression System with our C1 Screening System now also under development, to create a fully-integrated discovery and expression system that will help companies in diverse industries - including pharmaceuticals - to discover, develop and bring to market new and improved protein and enzyme products from a wider range of DNA sources and with better properties than has been possible with other systems. Since the same cell line, C1, will enable all R&D steps involved in bringing a DNA product to market, we believe that the probability of success will be higher and the R&D cycle time will be shorter.

         Our goal for our BioSciences Business is to become the leading provider of expression solutions to pharmaceutical and biotechnology companies. Initially, we will concentrate on enabling the C1 Expression System to express pre-clinical and clinical quantities of therapeutic proteins for drug testing, and eventually, for commercial-scale production of therapeutic proteins and other bio-molecules. In particular, we expect that our C1 Expression System will facilitate the production of biopharmaceuticals that might otherwise be shelved, and will enable development of functionally improved drugs using molecular evolution techniques in conjunction with the C1 Screening Technology we are developing.

         We believe that increased profitability can arise from the anticipated capabilities of the C1 Host Technology to use a single host organism for both discovery and commercial production, which should lead to:

     o    shortened preclinical R&D timelines;

     o    the development of therapeutic protein drugs with better properties;

     o    possible enablement of shelved new drug candidates;

     o improved prospects for an increase in probabilities for drug candidates advancement from discovery through development;

     o    reduced production costs; and

     o    reduced capital expenditures.

         To this end, we intend to:

     o establish a flexible technology out-licensing program and enter into strategic partnerships and collaborations to facilitate adoption of the C1 Expression System, the C1 Screening System and the C1 Host Technology;

     o    continue and expand our R&D efforts both:

          o in partnership with leading academic and technology development centers to develop and improve our C1 host strain and expression processes for large scale manufacturing by us and by our collaboration partners, and

          o to apply the C1 Expression System for customer projects in exchange for technology access fees, research fees, milestone achievement success fees and royalties;

     o leverage expression competencies to develop capabilities to develop our own biopharmaceuticals in the future; and

     o partner with pharmaceutical companies and biotechnology companies to develop higher yield, more efficient production methods for many blockbuster biopharmaceuticals for which the applicable patent protection is expiring.

DYADIC'S PRODUCTS AND SERVICES

Industrial Enzymes Business

         Our Industrial Enzymes Business addresses major needs in diverse industrial enzymes markets, including textiles, animal feed, pulp and paper, starch, food, beverage and brewing and other markets. Though we have experienced growth in our sales to the textiles market, we recognized the mature market dynamics in that segment and chose to diversify our revenue base by launching several products for other industries. We have invested significantly in R&D over the past several years to develop new products and to perfect our C1 Expression System for industrial enzyme applications. As a result, we have recently launched several new, and higher profit margin products for industrial applications, including:

           PRODUCT                          APPLICATION
     --------------------- -----------------------------------------------------
     CeluStar              Wheat processing for high fructose syrup
     FibreZyme LDI         Improved brightness and softness of tissue
     FibreZyme LBR         Improved energy savings in paper and pulp production
     FibreZyme LBL         Improved paper strength
     Beta Glucanase BG     Animal feed-weight gain - barley
     Xylanase 2XP CONC     Animal feed-weight gain - wheat
     BrewZyme BG PLUS      Beer production

         Textiles Industry

         Since the early 1980s, we have enjoyed success and, we believe, technology leadership, in the textile industry. Today we continue to have a significant market position developing, manufacturing and marketing cellulase enzymes for a variety of textile production and fabric finishing applications, including softening, fading and treating of denim garments. Our first proprietary textile enzyme, or ACE, has been produced regularly in 150 cubic meter commercial fermentors since 1994. A major breakthrough came in late 1996 when we successfully commercialized our patented neutral cellulase enzyme, or NCE, which is used in the stonewashing, or softening and fading, of denim jeans. NCE was our first product manufactured using our C1 Expression System. We now offer a wide range of cellulase enzyme products for applications such as:

     o denim finishing where cellulases are used to soften and fade the denim fabric, including Rocksoft ACE series and numerous other Rocksoft series; and

     o biofinishing of cotton and cellulosics using BioACE series, which is a biofinishing process to prevent pilling and improve smoothness, softness and color brightness, and biopolishing.

An example of a cellulosic fabric is Tencel(TM), a new high performance cellulosic fiber made by Acordis. Its inherent strength, handle properties, tendency to fibrillate, as well as its environmentally positive manufacturing processes, makes Tencel(TM) more desirable than other regenerated cellulosics. Our BioACE series, a modified acid cellulase derived from Trichoderma longibrachiatum, offers a cellulase that has been approved and recommended by Acordis for the treatment of 100% Tencel(TM) and its blends. Our textile enzymes are formulated in various forms, including granular, liquid, and powder.

         We continue to seek improvements in the economics and performance of our cellulases with the following ongoing research projects for the over-expression of a number of advanced enzymes for the textile industry:

     o cellulase endoglucanases, currently in pre-commercial stages, provide denim finishing with a soft feel and stonewashed appearance or depilling at lower cost or more favorable processing conditions;

     o laccase enzymes provide a high level of efficiency for de-coloring denim fabrics;

     o catalase enzymes, when used during fabric manufacturing processes, enable dyers to reduce their process time, consumption of energy and water as well eliminate residual hydrogen peroxide quickly, safely and easily; and

     o pectin lyase enzymes, when used in the fabric manufacturing process, eliminate the use of harsh chemical additives and eliminate the need for high volume water consumption because of their ability to safely degrade pectin present in the fiber, enabling dyers to produce high quality color treatments without defects.

         In 2003, using our C1 Expression System, we launched two new products, created by isolating genes and reintroducing them into our C1 host organism, to increase the productivity of the enzymes: the resulting superior product performance has both improved our profit margins and increased our revenues. One or our products, NCE2X, replaced one of our standard neutral cellulase products by offering a better and cleaner look on denim. The second product, MPE and MPL (powder and liquid forms from the same fermentation), which was launched in the fourth quarter of 2003, is being well received by the market, and is expected to make a positive contribution to our revenues in calendar year 2004 and beyond.

         Pulp and Paper Industry

         Enzymes offer significant environmental and processing benefits for the pulp and paper industry. We serve this market by developing, producing and selling enzymes for bio-bleaching, de-inking and bio-refining processes which produce significant improvements in the quality of paper products, including increased strength, brightness and whiteness. In addition, our products reduce the environmental impact of the paper manufacturing processes by reducing the use of harsh chemicals and the volume of solid waste in the discharged waste water. Other elements of the value proposition of our enzymes offer to the pulp and paper market include reduction in production costs, increase in plant throughput and considerable energy savings resulting from improved process efficiency. We estimate that approximately one-quarter of the $8.0 billion pulp and paper chemicals market, including bio-bleaching, de-inking and bio-refining, is available to be penetrated by our enzyme products.

         Capitalizing on a growing trend in recycling, we recently launched three commercial products for this application, FibreZyme LBL, FibreZyme LDI and FibreZyme LBR, which are enzyme products used in paper making processes to:

     o    lower the use of expensive or environmentally unfriendly chemicals;

     o    increase both brightness and whiteness of the final product;

     o    lower energy consumption;

     o    increase the strength of the final product; and

     o    improve productivity and reduce overall operating costs.

Currently, these products are being tested by prospective customers, and in recent mill trials with one prospective customer on both eucalyptus and acacia hardwood fiber sources initial data from the mill have shown increased pulp quality and quantity from the same amount of feedstock. In addition, lower harsh chemical usage and lower chemical and biological waste in the discharged effluent was observed.

         We also expect to develop other products for the paper and pulp industry to address industry process conditions, including Alkaline Xylanase for the environmental biobleaching of kraft paper and Alkaline Cellulase for the process of removing print from recycled paper and newsprint.

         Animal Feed Industry

         We develop and produce specialty enzymes for customers who process agricultural raw materials such as barley, corn, wheat, rye and soybeans to produce animal feed and other related products. Many feed ingredients currently used are not efficiently digested by poultry or livestock. However, by adding enzymes to feed, the digestibility can be improved. Our feed enzymes are used as additives that allow feed producers to supplement lower cost raw materials and also to improve the efficiency of existing formulations. The main benefits of supplementing feed with enzymes, as revealed by feed trials carried out to date, are faster growth of the animal, better feed utilization, or feed conversion ratio, more uniform production, better health status and reduced environmental waste.

         Presently, we make and sell two animal feed enzyme products offered in different activity levels and formats: our Beta Glucanase BP CONC, a beta-glucanase, is used in conjunction with barley-based diets, and our Xylanase 2XP CONC, a xylanase, is used in conjunction with wheat based diets. Additionally, we intend to develop other animal feed enzymes for specific diets in which highly effective enzymes are not commercially available today:

     o Enzymes to improve corn/soybean meal diets that are commonly used for poultry and swine in the U.S.;

     o Phytase, an animal feed enzyme additive that is designed to increase the absorption of organic phosphorous, lowering the environmental impact of fecal matter, and to increase the digestibility of carbohydrates as well as the promotion of weight gain in livestock; and

     o Keratinase, an enzyme that facilitates degradation of keratin, an important component in feather meal diets used by birds.

         One of the challenges in the use of enzymes in the animal feed market has been the ability to retain enzymes' potency during the pelletization process that is performed at high temperatures. As an example of our ability to leverage our C1 Host Technology and C1 Expression System, we discovered and commercialized a native thermo-stable enzyme which retains a commercially significant amount of its activity at such high temperatures. Customer trials are currently being performed in Europe to confirm this product's competitive advantage. The European Union, or EU, is the current largest market for non-soluble polysaccharide, or NSP, enzymes in the world.

         Food Industry

         We are presently marketing products to significant markets in the food industry. We produce and sell the product CeluStar XL to the wheat starch processing plants in Europe for the production of high fructose syrups and other starch based products. This product has a competitive advantage over other enzymes through its ability to drop viscosity during the first stages of the starch production process. We produce and sell GlucoStar 400L and ViscoStar 150L to the brewing and alcohol production market in Europe. We produce and sell BrewZyme Series and FoodCel Series products to the brewing and fruit juice production markets in Europe, North and South America and Asia. China has become a large and rapidly growing market for brewing enzymes as the disposable income of its population increases. Through one of our subsidiaries, two regional distributors and one national distributor, we expect to significantly increase our rate of penetration of this market.

         Other Industries

         Enzyme products are being used in many other industries and for a wide variety of applications. Some notable applications are in cosmetics, flavorings, and biofuels, where we anticipate that our products, when developed and introduced, would reduce industry's dependence on petroleum feedstock with glucose and other agricultural derived products that are created through enzyme hydrolysis.

BioSciences Business

         We expect our BioSciences Business to generate revenue by using our C1 Expression System to enable its business partners to successfully make sufficient quantities of promising therapeutic proteins for preclinical and clinical testing, thereby improving prospects for a drug candidate's advancement from discovery through development, accelerating development time and reducing R&D costs. Relationships with business partners will vary, ranging from pure contract research, to collaborations, to strategic business partnerships such as joint ventures and product co-development and co-marketing on a project by project basis.

         When we license our technology to its customers, we anticipate that the revenues to be derived from projects will be comprised of:

     o licensing fees earned for deploying the C1 Expression System, or Technology Access Fees,

     o research reimbursement fees for the performance of project research, or Research Fees,

     o payments based on the customer's successful achievement of drug development milestones with the biological product after the completion of the project, from initial lead optimization to approval by regulatory authorities, or Milestone Achievement Success Fees, and

     o royalties on those biological products that have been successfully enabled by our proprietary technologies.

         In addition, although the mix of Technology Access Fees, Research Fees, Milestone Achievement Success Fees and royalties will vary from project to project, depending on whether the customer is a biotechnology company, which involve lower Technology Access Fees and higher royalties, or a pharmaceutical company, which provide the opposite types of fees and payments, we contemplate that in some cases our customer may take an equity interest in us, or that we may take a joint venture interest in the biological product.

         Initially, our BioSciences Business will be focused on the C1 Expression System's performance of its role as an enabling technology for drug companies. Specifically, each project will involve a protein already characterized by the customer, or, in other words, one that has been discovered and is believed by the customer to have high commercial potential. The customer will deliver to us the gene encoding this protein. Using our C1 Expression System, we will attempt to express, or in other words produce, laboratory-testing quantities of the protein for the customer.

         We also have several other technologies under development, including our C1 Screening System, which will incorporate a high throughput screening, or HTS, technology for discovery of new genes and/or screening for improved variants of previously or newly discovered genes. Should these technologies be successfully developed, they may serve as additional revenue streams for the BioSciences Business.

RESEARCH AND DEVELOPMENT

         Our scientific staff has specialized knowledge in the areas of biotechnology R&D, enzymology, quality control, textile chemistry, and pulp & paper technology. Our laboratories are located in Jupiter, Florida, Greensboro, North Carolina, Zeist, The Netherlands and in Southern China. Our R&D activities include the discovery, development, improvement, and characterization of new and existing enzyme products; and the development of our technologies in the areas of gene expression, fungal molecular genetics, bioinformatics, and fermentation process development for the production of proteins for a variety of industries, including pharmaceuticals. Enzyme discovery and development utilizes a number of fungal organisms, including Trichoderma longibrachiatum for the Acid Cellulase and Xylanase lines of products, Aspergillus niger for the Glucoamylase products, and Chrysosporium lucknowense C1 for Cellulase and related products.

         Our C1 Host Technology also forms the basis for our C1 Screening System, which incorporates robotic HTS hardware. This C1 Screening System has advantages over other screening systems in its use of the C1 filamentous fungal host, thereby permitting the efficient expression and screening of eukaryotic genes, and the secretion and glycosylation of their protein products, which other screening systems developed in yeast and bacteria are unable to efficiently perform. The most promising use of the C1 Screening System may be in conjunction with molecular evolution technologies, which offer a means of generating improved variants of proteins. For example, enzymes with higher temperature optimum or stability, higher activity, altered specificity, or altered pH optima can be obtained. In the pharmaceutical area, antibodies with improved binding capability, or protein therapeutics with reduced immunogenicity or improved efficacy, can be produced. In addition to its use in conjunction with molecular evolution, we expect that our C1 Screening System will, in the longer term, also be useful for discovery of novel activities in a variety of eukaryotic organisms: it will screen for proteins by the expression of libraries of expressed genes and will be especially useful for genes and proteins that have not been previously well-characterized and for which the only discovery tool is demonstration of the protein's function.

         Our R&D expenses for 2003 and 2002 were $3,571,242 and $3,144,462, respectively.

RESEARCH AND DEVELOPMENT CAPABILITIES OF CONSULTING R&D VENDORS

         For over a decade, we have supplemented our internal R&D capabilities with focused strategic industry collaborations with leading scientific organizations such as Moscow State University, the Russian Academy of Sciences, TNO Nutrition and Food Research Institute, and Bio-Technical Resources, as well as outsourced R&D and manufacturing relationships via our exclusive agreements and collaborations with Polfa Tarchomin in Europe, which provides low-cost manufacturing capacity, and FermPro in the U.S. When combined with our internal staff of 14 scientists, we currently have approximately 50 scientists working in laboratories across the globe on a variety of R&D programs for us. The following is a summary description of our main scientific collaborators:

Bio-Technical Resources, Manitowoc, Wisconsin

         Bio-Technical Resources, a division of Arkion Life Sciences LLC, or BTR, is a contract research organization with expertise in areas of strain and process development for fermentation of microbial products. We have worked with BTR since 1995 on a variety of development programs for the production of several commercial enzyme products, most notably our C1 host organism, for the commercial scale production of neutral cellulase enzymes. BTR also has worked on the development and commercialization of products utilizing our C1 Expression System.

         In July 2004, Dyadic-Florida entered into a development agreement with BTR under which Dyadic-Florida agreed to pay for 80% of $1.25 million worth of R&D services, out of a total of $1.8 million, it was contracting to purchase over a two year period from BTR by issuing shares of Dyadic-Florida common stock, representing 300,300 shares valued at $3.33 per share. The Dyadic-Florida shares were issued and held in an escrow. Incident to the consummation of the merger, we assumed Dyadic-Florida's obligations with respect to the shares of common stock deliverable to BTR under the development agreement, and our shares were exchanged for the Dyadic-Florida shares in escrow. We must utilize, and BTR is obligated to furnish, a minimum of 1.1 full-time equivalent BTR scientists per month. BTR's rights to the shares of our common stock vest and may be withdrawn from the escrow pro rata to the dollar value of BTR's actual performance of R&D services, as such services are billed by BTR on a regular monthly basis over a period expected to be approximately two years. In addition, the development agreement provides for the imposition of cash penalties on BTR should it fail to perform its obligations.

TNO Nutrition and Food Research Institute, Zeist, The Netherlands

         TNO Nutrition and Food Research Institute, or TNO, is a contract research organization sponsored by the Dutch government and is one of the Institutes comprising the Netherlands Organization for Applied Scientific Research. We have worked with TNO since 1998 on the development of technologies for gene expression and gene discovery. The TNO scientists working with us are widely recognized as leaders in the area of fungal genetics and molecular biology.

         In January 2003, Dyadic-Florida formed a wholly owned Dutch subsidiary and entered into a cooperation and license agreement with TNO to cooperate on an exclusive basis in the development, use and marketing of a high throughput robotic screening system utilizing fungal organisms. Under this agreement, Dyadic-Florida and TNO have each granted the Dutch subsidiary a worldwide license to exploit certain patents and technologies, for which the Dutch subsidiary will make royalty and revenue sharing payments to Dyadic-Florida and TNO on revenue generated from the Dutch subsidiary's business operations. TNO was also granted an option to acquire shares of Dyadic-Florida's common stock beginning on the two-year anniversary of the formation of the Dutch subsidiary, or earlier in certain circumstances. Incident to the consummation of the merger, we assumed Dyadic-Florida's obligations to TNO in respect of this option. The number of shares which TNO is entitled to purchase is based upon a formula fixed by the terms of the agreement. No shares were purchasable under this option as of December 31, 2004.

Moscow State University, Moscow, Russia

         We have had our longest research collaboration with groups at Moscow State University led by Dr. Arkady Sinitsyn in the Department of Chemical Biology. Dr. Sinitsyn is recognized as an expert in industrial enzymology and in 1992 initiated the development of our first enzyme product, an acid cellulase, which was commercialized in 1994. Dr. Sinitsyn's group also isolated and initially characterized the C1 fungal strain. Dr. Sinitsyn, in collaboration with the Russian Academy of Sciences, has been instrumental in the discovery of new enzyme products for us and in the detailed characterization and analysis of existing enzyme products.

MANUFACTURING

         We do not own enzyme manufacturing facilities, but instead have in the past employed two contract manufacturers who have produced all of our products for us. We have been phasing-out one of those contract manufacturers, whose agreement will terminate in May 2005 and will not be renewed. Our key contract manufacturer is Polfa Tarchomin, SA, or Polfa, located in Warsaw, Poland, which has been producing commercial enzymes for us continuously, and without interruption, since 2001 under a 10-year contract, with several 10-year renewal options exercisable in our discretion.

         The Polfa contract manufacturing agreement provides for a tolling fee based upon the actual utilization of the fermentation time, and also requires Dyadic-Florida to pay a fixed monthly fee to compensate Polfa for its capital investment in the initial modernization of the plant and equipment, which ends after seven years. Under the Polfa agreement, Polfa has committed fermentation capacity substantially in excess of our current needs, and is obligated to make additional capacity available upon our request and Polfa's completion of necessary modernization of that requested additional capacity in accordance with its contractual commitments to make those expenditures. We believe that the capacity of Polfa's facility should exceed the requirements for our current business plan, though increased fermentation capacity utilization is dependent upon Polfa's modernizing capital improvements, at its expense, to meet the growing process requirements for our production. We intend to stage the capacity expansion of Polfa's facility to cover our production requirements based on sales projections derived from our Industrial Enzymes Business' sales plans, though utilization of this additional capacity will ultimately depend upon product demand. Nonetheless, we are always evaluating the alternative of having manufacturing conducted in a new facility. In February 2004, Dyadic-Florida negotiated for additional Polfa fermentation capacity which we expect to be operational in early to mid 2005. Additional Polfa's fermentation capacity is, however, expected to be required to meet our requirements for later years.

         When combined with our internal staff of four manufacturing personnel, headed by our Vice President of Manufacturing, we currently employ, or retain as independent contractors, more than 60 persons to manufacture over 45 different liquid and dry enzyme products, including employees of our Polish subsidiary, whose main responsibility is oversight of Polfa's production, warehousing and shipping of our products.

SALES AND MARKETING

Industrial Enzymes Business

         Our Industrial Enzymes Business has an established customer base in more than 50 countries, including the United States. We sell our enzyme and other biomaterial products directly, through our own sales force, and indirectly through approximately 120 distributors, including one our subsidiaries. We have deployed our sales force to effectively target the main markets and customers for our products, including locations in Europe, North America, South and Central America, and North and South Asia. We employ distributors to sell our textile and food and feed enzymes, and sell starch and pulp and paper enzymes both directly and through resellers. To meet the projected revenue growth over the next five years, we intend to expand our manufacturing, sales and technical service support staff to approach a larger number of customers in existing and new markets. This expansion should facilitate our rapid penetration into the higher value pulp and paper and feed markets.

         In 1998, Dyadic-Florida purchased 70% of the outstanding shares of its existing Far East subsidiary. The Far East subsidiary serves as one of our primary distributors to foreign textile, pulp and paper, chemical and enzyme businesses. At the time of the original purchase, Dyadic-Florida could only vote 25% of the outstanding shares of the Far East subsidiary. By subsequent agreements, Dyadic-Florida increased its ownership interest in the Far East subsidiary from 70% to 82.5% of the outstanding shares and its voting rights from 25% to 62.5% of the outstanding shares. Under the original purchase agreement, Dyadic-Florida has an option to purchase additional voting rights with respect to 20% of the total outstanding shares of the Far East subsidiary, by paying $20,000 for each 1% of such voting rights. Dyadic-Florida is obligated to purchase the entire 20% for an aggregate price of $400,000 if the Far East subsidiary's cumulative profits since October 19, 1998, as defined, aggregate to $900,000. As of September 30, 2004, the Far East subsidiary had $697,000 of cumulative profits, as defined. In addition to this right to acquire 82.5% voting control over the Far East subsidiary, Dyadic-Florida also has a call option to purchase an additional 12.5% of the Far East subsidiary's outstanding shares which is exercisable over a 20 year term that began on October 21, 1998, but only after Dyadic-Florida has purchased the 20% voting interest for $400,000. The exercise price of the call option will be based on the results of operation of the Far East subsidiary for the 12 months preceding the date of the exercise of the call option. The call option can be exercised no later than October 2018. The Far East subsidiary became a consolidated subsidiary of Dyadic-Florida effective July 1, 2002.

BioSciences Business

         Given the potentially significant differentiating advantages of our C1 Expression System over other expression systems, our marketing strategy is to focus on those biopharmaceutical, agricultural and chemical companies that are looking for alternative expression systems for the production of sufficient quantities of proteins for animal/human or field tests or large-scale manufacturing at an economically viable cost.

         Our BioSciences Business currently employs business development professionals trained in marketing high-technology service offerings, such as the BioSciences Business' expression projects, as well as licensing, joint venturing and other forms of business collaboration. These two professionals will be responsible for the BioSciences Business's market launch. In addition to soliciting business from our headquarters and European subsidiary offices, these business development professionals will promote the C1 Expression System's enabling capabilities through presentations and presence at scientific and business conferences targeted at the pharmaceutical, biotechnology, chemical, agricultural and other industrial sectors, supplemented with the presentations of research papers and seminars at those conferences. Further, we intend to conduct large-scale promotional activities aimed at target industries, with an emphasis on individual visits to target companies to expose them to the unique capabilities of the C1 Expression System and the C1 Screening System. As the business volume expands, we intend to expand our staff of business development professionals for both its U.S. headquarters and its European subsidiary, Dyadic Nederland BV in the Netherlands.

EMPLOYEES

         As of October 29, 2004, we and our consolidated subsidiaries had approximately 90 full-time employees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We have not experienced any work stoppages and consider our employee relations to be good.

COMPETITION

Industrial Enzymes Business

         According to Novozymes, the worldwide market for industrial enzymes is $2.0 billion, while another of our competitors, Diversa Corporation, has sized the combined industrial and specialty enzymes market at approximately $3.6 billion. Our Industrial Enzymes Business faces several major competitors in its industry, both on a global and regional basis. Principal global competitors are Novozymes (Danish: all markets), Genencor (U.S.: all markets), DSM (Dutch: food and animal feed), AB Enzymes (British: all markets) and BASF (German: animal feed). Together, these five companies control more than 70% of the industrial enzyme market, with Novozymes being the largest enzyme maker having 2003 revenues estimated at $900 million, although additional competitors, such as Diversa, do, and in the future, can be expected to, enter the market. Other smaller regional producers, located primarily in Japan, India and China, are also participants in this industry and, from time to time, can directly compete with us in those regions. Each of the major competitors, particularly Novozymes, currently enjoys competitive advantages associated with their much larger size: developed technologies, more resources, strong distribution systems and dominant market positions.

BioSciences Business

         There are many companies, such as DSM, Invitrogen, Genencor International, Novozymes, Lonza Biologics, Rhein Biotech, Protein Sciences Corporation, Biolex, Paradigm Genetics and Exelexis, with proprietary protein expression systems that compete with our C1 Expression System. Most of them are developmental stage companies, although DSM, Invitrogen, Genencor International, Novozymes and Lonza Biologics are medium to large size, well-established companies with substantial financial resources. Nonetheless, because we believe our C1 Expression System will overcome many of the limitations of the expression systems being used by our competitors, we believe our C1 Expression System will provide the drug development industry with a superior, low-cost production alternative for human therapeutic and other proteins.

         When completed, our C1 Screening System will face competition from a large number of technologies in use and under development for the discovery of new genes. In addition to many development stage companies, such as Direvo and Nautilus Biotechnology, competitors of our C1 Screening System include many well-known companies: Celera, Human Genome Sciences, Incyte Genomics, Novozymes, Exelexis, Diversa, and Maxygen. There are also many well-known companies, such as Diversa, Maxygen, Codexis, as well as lesser-known companies such as Direvo and Nautilus Biotechnology, which are very active in the field of directed evolution and, therefore, have an interest in fungi-based screening systems or other eukaryotic hosts capable of functioning in a high-throughput robotic mode with eukaryotic genes.

INTELLECTUAL PROPERTY

         We hold three issued U.S. patents and 57 U.S. and International filed and pending patent applications which we believe provide us with broad patent protection for the C1 Host Technology, the C1 Expression System, the C1 Screening System and their commercial products and applications.

         Over the years in which we have been in business, we have also developed trade secrets and know-how involving its industrial enzyme products. Our employment and other agreements with our employees contain provisions that protect and require confidential treatment for our trade secrets and developed inventions, for both our Industrial Enzymes and our BioSciences Business.

GOVERNMENT REGULATION

         Regulation by the governmental authorities in the United States and other countries is a significant factor in the development, production and marketing of our products.

Non-Drug Products

         Non-drug, biologically derived products are regulated, in the United States, based on their application, by either the FDA, the Environmental Protection Agency, or EPA, or, in the case of plants and animals, the United States Department of Agriculture, or USDA. In addition to regulating drugs, the FDA also regulates food and food additives, feed and feed additives and generally recognized as safe, or GRAS, substances used in the processing of food. The EPA regulates biologically derived chemicals not within the FDA's jurisdiction. Although the food and industrial regulatory process can vary significantly in time and expense from application to application, EPA's timelines generally are shorter in duration than the drug regulatory process, that range from six months to three years.

         The European regulatory process for these classes of biologically derived products has undergone significant change in the recent past, as the EU attempts to replace country-by-country regulatory procedures with a consistent EU regulatory standard in each case. Some country-by-country regulatory oversight remains. Other than Japan, most other regions of the world generally accept either a United States or a European clearance together with associated data and information for a new biologically derived product.

Human Therapeutic Products

         The FDA, in the United States, and similar health authorities, in foreign countries, subject human therapeutic products to rigorous preclinical and clinical testing and other approval procedures. Various federal statutes and regulations also govern or influence the testing, manufacturing, quality control, safety, labeling, storage, record-keeping and marketing of human therapeutic products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations require the expenditure of substantial resources. Any failure by us or our collaborators or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing and revenue generating potential of our products. We have neither applied for nor received regulatory approval to market any human therapeutic products.

         The steps required before a pharmaceutical agent may be marketed in the United States include:

     o    preclinical laboratory, in vivo and formulation studies;

     o the submission to the FDA of an investigational new drug, or IND, application that must become effective before human clinical trials may commence;

     o adequate and well controlled human clinical trials to establish safety and efficiency of the proposed drug in its intended indication;

     o    the submission of a new drug application, or NDA, to the FDA; and

     o    the FDA approval of the NDA.

         To clinically test, produce and market products for diagnostic or therapeutic use, a company must comply with mandatory procedures and safety standards established by the FDA and comparable agencies in foreign countries. Before beginning human clinical testing of a potential new drug, a company must file an IND and receive clearance from the FDA. The IND is a summary of the preclinical studies which were carried out to characterize the drug, including toxicity and safety studies, as well as an in-depth discussion of the human clinical studies which are being proposed. Approval of a local institutional review board, or IRB, and informed consent of trial subjects is also required.

         Human clinical trials are typically conducted in three sequential phases which may overlap. Phase I involves the initial introduction of the drug into human subjects or patients where the product is tested for safety, dosage, tolerance, absorption, metabolism, distribution and excretion. Phase II involves studies in a limited patient population to:

     o    identify possible adverse effects and safety risks;

     o determine the efficiency of the product for specific, targeted indications; and

     o    adequately determine dosage tolerance and optimal dosage.

         When Phase II evaluation demonstrates that the product may be effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population at multiple clinical study sites. A pivotal Phase III trial is an adequate and well-controlled study which provides the primary basis for determining whether there is substantial evidence to support the claims of effectiveness for new drugs and forms the basis for an NDA. The regulatory authority or the sponsor may suspend clinical trials at any point in this process if either entity concludes that clinical subjects are being exposed to an unacceptable health risk, that the trials are not being conducted in compliance with applicable regulatory requirements, or for other reasons.

         The results of product development, preclinical studies and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product. The FDA may deny approval of an NDA if applicable regulatory criteria are not satisfied, or may require additional data. Even if such data is submitted, the FDA may ultimately decide that the NDA does not satisfy its criteria for approval. Once issued, a product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products which have been commercialized, and it has the power to prevent or limit further marketing of a product based upon the results of these post-marketing programs.

         Satisfaction of these FDA requirements, or similar requirements by foreign regulatory agencies, typically takes several years, and the time needed to satisfy them may vary substantially, based upon the type, complexity and novelty of the drug product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon our or our partner's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products being developed by us or our partner on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Delay in obtaining or failure to obtain regulatory approvals would have a material adverse affect on our business.

         Before our or our collaboration partners' human therapeutic protein products, if any, can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. No assurance can be given that, even if a product is approved by a regulatory authority, satisfactory prices will be approved for our or our collaboration partners' products.

         There is no assurance that the FDA will successfully review our or our collaboration partners' INDs or NDAs when filed, or that foreign regulatory authorities will approve any similar applications that we submit to them. Further, the FDA and foreign authorities may at any time take legal or regulatory action against a product or us if it concludes that a product has not complied with applicable laws and regulations or that earlier evaluations of a product's safety or effectiveness may not have been adequate or appropriate. Such action may include, but is not limited to, restrictions on manufacture and shipment of products, seizure of products, injunctions and civil and criminal penalties. The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of our or our collaboration partners' potential products. Moreover, increased attention to the containment of health care costs in the United States and in foreign markets could result in new government regulations which could have a material adverse effect on our business or our joint ventures or its customers. We cannot predict the likelihood of adverse governmental regulation which might arise from future legislative or administrative action, either in the United States or abroad.

SCIENTIFIC ADVISORY BOARD

         We have, since 1999, maintained a scientific advisory board, or SAB, which meets periodically to discuss R&D results and consult with us on plans for future R&D activities and our strategies. Because we have diverse areas of technology, including gene expression, industrial enzymology, biopharmaceutical production and others, our SAB generally meets several times per year in subgroups focused on specific disciplines. Currently, our SAB is comprised of the following persons:

         Name                         Current Position
         ----                         ----------------
         Richard Lerner, M.D.         President, The Scripps Research Institute, California
         Gerry Fink, Ph.D.            Member/Former Director of Whitehead Institute, MIT
         Michael Kozlowski, Ph.D.     CEO, Kreido Laboratories, California
         Edward McGuire, Ph.D.        Former Vice President, R&D, Neose Technologies, Pennsylvania
         Peter Punt, Ph.D.            Senior Scientist, TNO Food & Nutrition Institute, The Netherlands
         Cees van den Hondel, Ph.D.   Head of fungal research, TNO Food & Nutrition Institute, The
                                      Netherlands
         Arkady Sinitsyn, Ph.D.       Head of Laboratory, Department of Enzymology, Moscow State
                                      University, Russia

         Richard A. Lerner, M.D., Chairman, Dyadic Scientific Advisory Board. Dr. Lerner is Professor of Immunochemistry, Chair in Chemistry, and President of The Scripps Research Institute, one of the largest private, non-profit scientific research organizations in the world. The Scripps Research Institute has recently announced plans to establish a major science center in Palm Beach County, Florida, focusing on biomedical research, technology development, and drug design. Dr. Lerner is an expert in the field of catalytic antibodies, a field that takes as its principal goal an understanding of how the binding energy of proteins can be utilized to facilitate chemical transformations. He graduated from Northwestern University and Stanford Medical School and received his postdoctoral training at Scripps Clinic and Research Foundation in experimental pathology. Dr. Lerner has received numerous honors, including election to the National Academy of Sciences and the Royal Swedish Academy of Sciences, and receipt of the Wolf Prize in Chemistry.

         Gerald R. Fink, Ph.D. Dr. Fink is a founding Member of the Whitehead Institute and American Cancer Society Professor of Genetics at the Massachusetts Institute of Technology. The Whitehead Institute is a non-profit, independent research and teaching institution recognized for programs in genomics, cell biology, cancer research, structural biology and infectious disease. Dr. Fink served as Director of the Whitehead Institute from 1990 to 2001. He received his Ph.D. in genetics from Yale University, conducted postdoctoral research at the National Institutes of Health and served for 15 years on the faculty of Cornell University. Dr. Fink is an expert in the field of molecular genetics and cell biology of brewers' yeast and Candida. He leads research into common baker's yeast to explore critical pathways in cell growth and metabolism. The applications of this research include cancer research and the development of new anti-fungal drugs.

         Michael R. Kozlowski, Ph.D. Dr. Kozlowski is Chairman and CEO of Kreido Laboratories, a newly established California based biotechnology company. Dr. Kozlowski has nearly 20 years of combined large pharmaceutical company (Pfizer, Bristol-Myers Squibb) and biotechnology (Geron, Telik, Axiom) experience in positions of increasing responsibility from Research Scientist (Pfizer) to Chief Operating Officer (Axiom). Dr. Kozlowski has shown himself to be an effective translator of promising technologies into tangible results, and has also demonstrated his business leadership as a member of the executive teams that advanced Geron and Telik from small, private companies into public companies, and that successfully folded Axiom into Sequenom through its sale. Dr. Kozlowski earned a B.S. in Biology from Caltech, and a Ph.D. in Psychobiology from UC Irvine.

         Edward J. McGuire, Ph.D. Dr. McGuire is a former Vice President of Research and Development at Neose Technologies, a Pennsylvania based biopharmaceutical company. He worked at Neose since its inception at the University of Pennsylvania in 1990 and headed R&D from 1993 to 2002. Dr. McGuire's scientific expertise is largely in the areas of glycobiology and cell:cell adhesion. He is an expert on the glycosylation of proteins in various industrial and pharmaceutical protein expression systems. Dr. McGuire received his Ph.D. from the University of Illinois Medical School in 1960 and did his post-doctoral studies at the University of Michigan and Johns Hopkins University.

         Peter J. Punt, Ph.D. Dr. Punt is an expert on fungal genetics and has served as senior staff scientist in molecular genetics at TNO Nutrition and Food Research Institute in the Netherlands since 1983. He has led a variety of high profile projects in the Department of Applied Microbiology and Gene Technology at TNO. Dr. Punt received his M.Sc. in Biology from Leiden University and his Ph.D. in Molecular Genetics from Amsterdam University.

         Cees van den Hondel, Ph.D. Dr. van den Hondel is an expert on fungal genetics and serves as Professor of gene technology of filamentous fungi at Leiden University. Dr. van den Hondel is also the Head of Fungal Research in the Department of Molecular Genetics at TNO Nutrition and Food Research Institute in the Netherlands. He has coordinated a number of large multinational projects involving fungal research within the European Community programs. Dr. van den Hondel obtained his M.Sc. in Biochemistry from Utrecht University and his Ph.D. in Biochemistry from Nijmegen University.

         Arkady P. Sinitsyn, Ph.D. Dr. Sinitsyn is an expert on enzymology and has worked with Moscow State University since 1974, first as a researcher, and since 1989 as the Head of its Laboratory of Physical Chemistry of Enzymatic Transformation of Polymers. He also serves as Chair of Chemical Enzymology. Dr. Sinitsyn is a member of the Russian National Research Program on Enzyme Engineering Council, and received his Ph.D. in Enzymology and Dr. of Sciences in Enzymology and Biochemistry from Moscow State University.

LEGAL PROCEEDINGS

         We are not a party to any material legal proceedings.

                             DESCRIPTION OF PROPERTY

         Our corporate headquarters are located at 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida, in approximately 5,700 square feet of space occupied under a lease with a monthly rental rate of $8,000 that expires on December 31, 2005.

         On July 31, 2004, Dyadic-Florida entered into a contract with a land developer under which Dyadic-Florida agreed to purchase an undeveloped 1.13 acre parcel of land with a purchase price of $1.0 million by issuing $1.0 million in shares of Dyadic-Florida common stock, representing 300,300 shares valued at $3.33 per share. Incident to the consummation of the merger, we assumed Dyadic-Florida's obligations to issue shares of our common stock to the developer in the place of shares of Dyadic-Florida common stock. We view the parcel, which is in a master planned community known as "Abacoa" located in Jupiter, Florida, as a desirable location for the eventual construction of a 40,000 square foot facility to serve as both our headquarters and as a R&D facility, for a number of reasons, including its proximity to the temporary research facility of The Scripps Research Institute, its good highway access and other factors. Closing of the sale is subject to a number of contingencies, including required third party and governmental consents, and is expected to occur on or before February 21, 2005. Dyadic-Florida has inspection rights which entitle it to terminate the purchase contract in its absolute discretion. The contract obligates Dyadic-Florida to commence development of the site within two years following the closing date, and entitles the developer to repurchase the site from Dyadic-Florida if Dyadic-Florida has not done so. In that event, the repurchase price will be the greater of $1.0 million or the then fair market value of the shares acquired by the developer, except that to the extent the shares are worth less than $1.0 million, the balance must be paid in cash by the developer. During this two year period, Dyadic-Florida is prohibited from re-transferring the site to any other person other than in connection with our sale or a sale of Dyadic-Florida, or other than to an affiliate or, with the approval of a majority of our independent directors, to Mr. Emalfarb, the Francisco Trust or an affiliate of either.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         Our board of directors currently consists of two persons. The following table sets forth information about all of our directors, executive officers and key employees:


NAME                        AGE   POSITION                                       YEAR FIRST ELECTED*
----                        ---   --------                                       -------------------
Mark A. Emalfarb            49    Director; Chairman, President, Chief Executive        1979
                                  Officer, Secretary and Treasurer
Ratnesh (Ray) Chandra       56    Vice President, Marketing - BioSciences               2000
Kent M. Sproat              58    Vice President, Manufacturing                         1997
Richard Burlingame, Ph.D.   51    Executive Director, Research & Development            2001
Alexander (Sasha) Bondar    32    Executive Director, Business Development              2003
Rufus Gardner               50    Controller                                            2001
Stephen J. Warner**         64    Director                                              2004
Richard Berman **           62    Director                                              2005


---------


* Year first elected to position with Dyadic-Florida. Messrs. Emalfarb and Warner were elected as directors, and all named officers were elected as officers, of Dyadic on October 29, 2004, upon consummation of the merger. Mr. Berman was appointed as a director on January 11, 2005.

**   Members  of  Audit   Committee,   Compensation   Committee  and  Nominating
     Committee.


DIRECTORS

         The following biographies describe the business experience of our directors:

         Mark A. Emalfarb. Since founding Dyadic-Florida in 1979, Mr. Emalfarb has successfully led and managed the evolution of Dyadic-Florida -- from its origins as a pioneer and leader in providing ingredients used in stone-washing of blue jeans -- to the discovery, development, manufacturing and commercialization of specialty enzymes used in various industrial applications and the development of the C1 Expression System. Mr. Emalfarb is an inventor of over 25 U.S. and foreign biotechnology patents and patent applications resulting from discoveries related to Dyadic-Florida's proprietary C1 microorganism, and has been the architect behind its formation of several strategic R&D, manufacturing and marketing relationships with U.S. and international partners. Mr. Emalfarb earned a B.A. degree from the University of Iowa.

         Stephen J. Warner. Mr. Warner has served as a director of Dyadic-Florida since August 15, 2004. He currently serves as Managing Partner of Bioform LLC, a newly established Florida-based venture capital fund focused on investments in biotechnology companies. Mr. Warner has over 25 years of venture capital experience. In 1981, Mr. Warner founded Merrill Lynch Venture Capital Inc., a wholly owned subsidiary of Merrill Lynch & Co. Inc. in New York and served as its President and Chief Executive Officer from 1981 to 1990. Under his leadership, Merrill Lynch Venture Capital managed over $250 million and made over 50 venture capital investments. In 1999, Warner co-founded and became Chairman/CEO, of Crossbow Ventures Inc., a private equity fund that invests in early and expansion stage technology companies primarily located in Florida and the Southeast, with over 20 venture capital investments in Florida. Mr. Warner earned a B.S. degree from the Massachusetts Institute of Technology and an MBA from the Wharton School of Business, University of Pennsylvania.

         Richard Berman. Mr. Berman was appointed as a director of Dyadic on January 11, 2005. During the past five years, Mr. Berman has served as Chairman and CEO of Internet Commerce Corporation. Over the course of his career, he has worked with several investment banking firms and has extensive experience in venture capital, management and mergers and acquisitions. He has also served as a director in the past for numerous companies. His last investment banking firm position was with Bankers Trust Company from 1975 to 1982, where he served as Senior Vice President and head of the Merger and Acquisition Department and Equity Investment Department. Since 1980, he has been a private investor in real estate developments, and currently owns seven commercial or office properties located in New York City. Currently, he is a director of five other public companies - International Microcomputer Software, Inc., Internet Commerce Corporation, MediaBay, Inc., NexMed, Inc. and GVI Security Solutions Inc. He also serves as Chairman of two private companies, a financial services company and a human resources services company that delivers its services over the internet. He is a past director of the Stern School of Business of New York University, from which he received B.S. and M.B.A. degrees. He also has U.S. and foreign law degrees from Boston College and The Hague Academy of International Law.

EXECUTIVE OFFICERS

         The following biographies describe the business experience of our officers and key employees. Information concerning the business experience of Mark A. Emalfarb is set forth above under "Directors."

         Ratnesh (Ray) Chandra. Mr. Chandra joined Dyadic-Florida from Genencor International in 2000. He had served at Genencor as the Director, New Business Development since 1993. From 1987 to 1993, he was with Merck & Co. holding the positions of Director, Business/Market Intelligence and Director, Business Systems in their Human Health Marketing Division. From 1976 to 1987, he was with Schering-Plough Corp. in the positions of Director Economic Analysis, Manager Capital Planning and Senior Operations Analyst. Mr. Chandra has an M.B.A. from New York University and an M.S. in engineering from Columbia University.

         Kent M. Sproat. Mr. Sproat joined Dyadic-Florida in 1997 from Genencor International, where since 1996 he served as its Elkhart Site Manager. From 1990 to 1996, Mr. Sproat was Vice President, Manufacturing, of Solvay Enzymes, Inc. From 1989 to 1990, he was Director of International Manufacturing of the Enzyme Division of Miles, Inc. Between 1981 and 1990, he served as Plant Manager of Miles' Elkhart, Indiana and Clifton, New Jersey-based enzyme plants. Between 1973 and 1981, Mr. Sproat was a Production Superintendent at Miles' Citric Acid Division; Start Up Manager of Miles' citric acid facility in Brazil; and Production Supervisor and Project Engineer. Mr. Sproat is the recipient of a patent for his design in the purification process of amylases. Mr. Sproat is a chemical engineer with a B.S. degree from Purdue University.

         Richard P. Burlingame, PhD. Dr. Burlingame joined Dyadic-Florida in October 2001 and is focused on leading the Dyadic R&D team in its development of the C1 Expression System and C1 HTS systems. Prior to that, Dr. Burlingame was a research manager at BioTechnical Resources, Inc., or BTR, from 1989 to 2001, leading a number of programs in the areas of metabolic engineering, biocatalysis, gene expression, and strain and process development for the production of fungal enzymes. He was the primary liaison and chief scientific officer for BTR's collaborations with Dyadic. Between 1986 and 1989, Dr. Burlingame was a researcher at Bio-Technical International, Inc. where he was primarily involved with generating recombinant strains for the production of amino acids and development of genetic engineering tools. His postdoctoral work was at the University of Wisconsin-Madison in the area of bacteriophage genetics and molecular biology. Dr. Burlingame received his Ph.D. degree in biochemistry from the University of Minnesota, where he studied microbial biochemistry, physiology, and genetics and his B.S. degree, also in biochemistry, from the University of Illinois.

         Alexander (Sasha) Bondar. Mr. Bondar joined Dyadic-Florida in May 2003 from The Aurora Funds, a venture capital firm based in Research Triangle Park, North Carolina, where he was focused on investing in early stage life sciences companies. Prior to that, from 1996 to 2001, Mr. Bondar served in a variety of management roles at Incyte Genomics, now Incyte Corporation, in Palo Alto, California, and from 1999 to 2001 as Associate Director, Corporate Business Development. From 1997 to 1999, he served as Manager, Pharmacogenomics Business Development, and was a major contributor to the successful launch of Incyte's pharmacogenomics program. From 1996 to 1997, he served as Technical Advisor to the intellectual property group at Incyte, contributing to the creation of the largest portfolio of gene patents in the world. Mr. Bondar holds a B.S. degree in Biotechnology Management from Menlo College and an M.B.A. in Corporate Finance and Health Sector Management from Duke University's Fuqua School of Business.

         Rufus K. Gardner, Jr. Mr. Gardner joined Dyadic-Florida in July 2001. Since 1975, he has held internal audit, cost and management accounting positions with manufacturers and distributors. He has served as controller of Dyadic-Florida for the past 3 years. He served with Binnings Pan American located in Miami, Florida, which is engaged in the manufacturing and distribution of aluminum fenestration and extrusion products, for six years prior to joining Dyadic-Florida. Mr. Gardner earned a B.S. degree in Accounting from the University of Southern Mississippi.

         Our officers are elected annually by our board of directors at a meeting held following each annual meeting of stockholders, or as necessary and convenient in order to fill vacancies or newly created offices. Each officer serves at the discretion of our board of directors. Any officer elected or appointed by our board of directors may be removed by our board of directors whenever in its judgment our best interests will be served, but a removal is without prejudice to the contractual rights, if any, of the person so removed. See "Employment Agreements."

         We are not aware of any family relationship among any of our directors or officers.

Board of Directors

         Our board of directors currently consists of three voting members. All voting members of our board of directors serve in this capacity until their terms expire or until their successors have been duly elected and qualified. Our board of directors is divided into three classes that serve staggered three-year terms. Mr. Berman is a Class I director whose term expires at the annual meeting of stockholders to be held in 2005. Mr. Warner is a Class II director whose term expires at the annual meeting of stockholders to be held in 2006. Mr. Emalfarb is a Class III director whose term expires at the annual meeting of stockholders to be held in 2007. Newly elected directors and any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

         Mr. Berman has been designated as our Lead Director. In that capacity, he is responsible for meeting regularly with our Chairman of the Board and Chief Executive Officer to review monthly financials, agenda and minutes of committee meetings and pertinent board issues, presiding, if requested by the board of directors, as chairman of any of the committees of the board and presiding at any meetings of the independent and nonemployee directors. He has been appointed chairman of each of the existing three committees of the board.

         We intend to recruit not less than two and up to four additional persons to serve on our board of directors. A majority of the members of the board and all of the members of its committees consist of persons who are "independent" within the meaning of applicable federal securities laws and the listing requirements of the Nasdaq Stock Market.

Board Committees

         Our board of directors in January 2005 established three committees: the Audit Committee, the Nominating Committee and the Compensation Committee. These committees were constituted to assist our board of directors in carrying out its duties. In particular, committees of the board of directors will work on key issues in greater detail than would be practical at a full meeting of the board of directors. Each committee reviews the results of its meetings with the full board of directors. Messrs. Warner and Berman are the sole members of each of the three committees.

         Audit Committee. The Audit Committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee will select our independent auditors, review our filings with the SEC, review the results and scope of audit and other services provided by our independent auditors, including auditor fees, review and evaluate our audit and control functions and investigate other areas of concern that may be manifested in our financial reports or underlying accounting controls and systems. The Audit Committee is governed by a charter.

         Compensation Committee. The Compensation Committee will be responsible for the review and approval of objectives for our senior executive officers, evaluating their performance in light of these objectives and, together with the other independent members of the board of directors, determining and approving the compensation of our chief executive officer. The Compensation Committee also will determine and approve the compensation of our other senior executive officers based on the recommendations of and after consultation with our chief executive officer. The Compensation Committee will also make recommendations to our board of directors on the adoption and amendment of compensation plans and equity-based plans. The Compensation Committee is governed by a charter.

         Nominating Committee. The Nominating Committee will be responsible for identifying individuals qualified to become members of the board of directors, recommending for selection by the board of directors the director nominees for the next annual meeting of stockholders or to fill any vacancies on the board of directors, and overseeing the selection and composition of committees of the board of directors. The Nominating Committee is governed by a charter. The charter also provides policies and procedures regarding consideration of any candidates for director recommended by any of our securityholders.

         Recommendations of director candidates by our security holders should be forwarded to the chairman of the Nominating Committee in care of our principal business address. Our Bylaws require that stockholders give advance notice and furnish certain information to us in order for them to nominate a person for election as a director at a meeting of stockholders.

Director Compensation

         In January 2005, our board of directors adopted a director compensation policy. Directors who are also employees or officers will not receive any separate compensation as a director. Other directors who are not our officers or employees will receive $2,000 per month cash retainer and options to purchase shares of our common stock under the Dyadic International, Inc. 2001 Equity Compensation Plan. Upon commencement of a qualified director's service, the director will receive an option to purchase 30,000 shares of our common stock, except that the Lead Director will receive options to purchase 50,000 shares. These options are vested 25% upon grant. The unvested portion of the options will vest over a four-year period, at a rate of 25% per year, conditioned upon the director's continued service on the board. The options will generally expire five years from the date of grant and have an exercise price at least equal to the fair market value of our common stock on the date of grant as determined in accordance with the Equity Compensation Plan. At the end of each year, the qualified directors who served on the board during that year will receive an additional option to purchase 25,000 shares of our common stock, or a pro rata portion based on the number of months that the director served on the board during that year, subject to the same vesting provisions as described above. The chairman of the Audit Committee will receive an additional $800 per month cash retainer. All qualified directors will also be reimbursed for their reasonable travel costs related to attendance at board meetings and meetings of board committees.

         In accordance with the director compensation policy, in January 2005, we granted to Mr. Berman an option to purchase 50,000 shares of our common stock and to Mr. Warner an option to purchase 30,000 shares of our common stock. Both options are exercisable at $5.93 per share, are 25% vested and have a four-year vesting schedule as to 75% of the options. Each of the options expires on December 31, 2009.

Executive Compensation

         The following Summary Compensation Table sets forth, for the years indicated, all compensation for services, including salary and bonus amounts, rendered for Dyadic or Dyadic-Florida paid to or earned by its Chief Executive Officer and its four other most highly compensated executive officers who received salary and bonus in excess of $100,000 during 2004.


                           SUMMARY COMPENSATION TABLE


                                                                                                      LONG TERM
                                                      ANNUAL COMPENSATION                        COMPENSATION AWARDS
                                                     --------------------                       --------------------
                                                                                                        SECURITIES
                                                                         OTHER ANNUAL     RESTRICTED    UNDERLYING
NAME AND POSITION                   YEAR    SALARY ($)   BONUS ($)(6)  COMPENSATION ($)  STOCK AWARDS     OPTIONS
-----------------                  -----   -----------  ----------     ----------------- -------------  -----------
Mark A. Emalfarb(1)                   2004   300,000          --               --               --            --
     President, Chief Executive       2003   300,000      35,970               --               --            --
     Officer and Director             2002   300,000      32,700               --               --            --

Ratnesh (Ray) Chandra (2)             2004   149,856          --               --               --        10,000
      Vice President, Marketing       2003   144,004      23,250               --            3,716        15,000
      BioSciences                     2002   140,333      13,900               --               --            --

Kent M. Sproat (3)                    2004   145,206          --               --               --        10,000
     Vice President,                  2003   139,505      23,250               --            3,716        10,000
     Manufacturing                    2002   131,667      12,000               --               --            --

Thomas Bailey (4)                     2004   126,880          --               --               --        10,000
     Vice President, Marketing        2003   115,670      25,700               --               --        20,000
     Enzymes                          2002   106,250       6,300               --            4,054            --

Richard Burlingame (5)                2004   133,756          --               --               --        10,000
     Director Research &              2003   129,672      15,500               --            2,477        15,000
     Development                      2002   125,751          --           33,176               --            --




----------

(1) Bonuses listed for Mr. Emalfarb for 2002 and 2003 have been accrued, but have not yet been paid. We expect to pay these accrued bonuses in January 2005.

(2) Other compensation disclosed was a moving expense reimbursement. Mr. Chandra has received the following awards under the Dyadic International, Inc. 2001 Equity Compensation Plan ("Dyadic 2001 Equity Compensation Plan"): (a) in July 2004, options to purchase 10,000 shares of common stock at an exercise price of $3.33 for services rendered in 2003 and 2004, which are 20% vested and vest as to the balance at the rate of 20% for each 12 month period of employment thereafter; (b) in July 2004, 3,716 shares of common stock, valued at $3.33 per share on the date of issuance for services rendered in 2003, which are fully vested; and (c) in July 2003, options to purchase 15,000 shares of common stock at an exercise price of $4.50 for services rendered in 2003 and 2002, which are fully vested.

(3) Mr. Sproat has received the following awards under the Dyadic 2001 Equity Compensation Plan: (a) in July 2004, options to purchase 10,000 shares of common stock at an exercise price of $3.33 for services rendered in 2003 and 2004, which are 20% vested and vest as to the balance at the rate of 20% for each 12 month period of employment thereafter; (b) in July 2004, 3,716 shares of common stock, valued at $3.33 per share on the date of issuance for services rendered in 2003, which are fully vested; and (c) in July 2003, options to purchase 10,000 shares of common stock at an exercise price of $4.50 for services rendered in 2003 and 2002, which are fully vested.

(4) Mr. Bailey resigned as an employee and officer effective January 14, 2005. Prior to his resignation, he had received the following awards under the Dyadic 2001 Equity Compensation Plan: (a) in July 2004, options to purchase 10,000 shares of common stock at an exercise price of $3.33 for services rendered in 2003 and 2004, which are 20% vested and vest as to the balance at the rate of 20% for each 12 month period of employment thereafter; (b) in July 2004, 4,054 shares of common stock, valued at $3.33 per share on the date of issuance for services rendered in 2003, which are fully vested; and (c) in July 2003, options to purchase 20,000 shares of common stock at an exercise price of $4.50 for services rendered in 2003 and 2002, which are fully vested.

(5) Other compensation disclosed was a moving expense reimbursement. Mr. Burlingame has received the following awards under the Dyadic 2001 Equity Compensation Plan: (a) in July 2004, options to purchase 10,000 shares of common stock at an exercise price of $3.33 for services rendered in 2003 and 2004, which are 20% vested and vest as to the balance at the rate of 20% for each 12 month period of employment thereafter; (b) in July 2004, 2,477 shares of common stock for services rendered in 2003, valued at $3.33 per share on the date of issuance. which are fully vested; and (c) in July 2003, options to purchase 15,000 shares of common stock at an exercise price of $4.50 for services rendered in 2003 and 2002, which are fully vested.

(6) Bonus amounts for 2004 have not been determined as of the date of this prospectus.


Stock Option Grants


The following table provides information related to options Dyadic-Florida granted to the named executive officers during 2004. These options were assumed by us incident to the merger.


                        Option Grants In Last Fiscal Year

                          Number of     Percent of
                          Securities   Total Options
                          Underlying      Granted      Exercise or
                           Options     to Employees     Base Price    Expiration
Name                     Granted (#)  in Fiscal Year      ($/SH)         Date
----                     -----------  --------------   ------------   ----------


Mark A. Emalfarb (1)           --            --                --            --
Ratnesh (Ray) Chandra      10,000           2.9%         $   3.33      07/28/09
Kent M. Sproat             10,000           2.9%         $   3.33      07/28/09
Thomas Bailey              10,000           2.9%         $   3.33      07/28/09
Richard Burlingame         10,000           2.9%         $   3.33      07/28/09


----------


(1) Excludes Bridge Loan Warrants granted to Mr. Emalfarb. See "Certain Relationships and Related Transactions."

     The following table sets forth information concerning unexercised options held by the named executive officers as of September 30, 2004. No options were exercised by the named executive officers during 2003. Except for the exercise in November 2004 by two of our executives of options granted to them in 2001 by one of our principal stockholders with respect to previously issued and outstanding shares, no options were exercised by the named executive officers during 2004.

            Aggregate Options and Option Values at December 31, 2004




                     Number of Securities Underlying     Value of Unexercised
                          Unexercised Options at        In-The-Money Options at
                          December 31, 2004 (#)       December 31, 2004 ($) (5)
                          ----------------------      --------------------------

Name                   Exercisable    Unexercisable   Exercisable  Unexercisable
----                   -----------    -------------   -----------  -------------

Mark A. Emalfarb (6)         --              --             --            --

Ratnesh (Ray) Chandra    17,000(1)        8,000(1)      39,740        26,960

Kent M. Sproat           12,000(2)        8,000(2)      28,740        26,960

Thomas Bailey            31,000(3)       14,000(3)      70,540        40,160

Richard Burlingame       26,000(4)       14,000(4)      59,540        40,160

----------

(1) 15,000 of the exercisable options have an exercise price of $4.50 per share and 2,000 have an exercise price of $3.33, and all of the unexercisable options have an exercise price of $3.33.

(2) 10,000 of the exercisable options have an exercise price of $4.50 per share and 2,000 have an exercise price of $3.33, and all of the unexercisable options have an exercise price of $3.33.

(3) 29,000 of the exercisable options have an exercise price of $4.50 per share and 2,000 have an exercise price of $3.33, and 6,000 of the unexercisable options have an exercise price of $4.50 and 8,000 have an exercise price of $3.33.

(4) 24,000 of the exercisable options have an exercise price of $4.50 per share and 2,000 have an exercise price of $3.33, and 6,000 of the unexercisable options have an exercise price of $4.50 and 8,000 have an exercise price of $3.33.

(5) Based on the closing bid price for our common stock of $6.70 per share as of December 31, 2004.


(6) Excludes Bridge Loan Warrants owned by Mr. Emalfarb. See "Certain Relationships and Related Transactions."


     Mr. Chandra was granted an option to purchase 25,000 shares of common stock in 2001 from one of our stockholders, the Francisco Trust, for services rendered in 2001 and 2000. The option was exercisable at a price of $4.50 per share. On November 3, 2004, Mr. Chandra exercised in its entirety this option to purchase shares from the Francisco Trust by executing and delivering to the Francisco Trust an exercise agreement under which he agreed to pay the entire exercise price, together with interest at a rate of 2.37% per annum, on the first to occur of October 31, 2005 or 60 days following the date of Mr. Chandra's termination of employment with us.

     Mr. Sproat was granted an option to purchase 50,000 shares of common stock in 2001 from one of our stockholders, the Francisco Trust, for services rendered in 2001 and 2000. The option was exercisable at a price of $2.00 per share. On November 3, 2004, Mr. Sproat exercised in its entirety this option to purchase shares from the Francisco Trust by executing and delivering to the Francisco Trust an exercise agreement under which he agreed to pay the entire exercise price, together with interest at a rate of 2.37% per annum, on the first to occur of October 31, 2005 or 60 days following the date of Mr. Sproat's termination of employment with us.

Dyadic International, Inc. 2001 Equity Compensation Plan

     Incident to the consummation of the merger, we assumed the Dyadic International, Inc. 2001 Equity Compensation Plan adopted by Dyadic-Florida in 2001. The Equity Compensation Plan provides for the grant of options intended to qualify as incentive stock options or nonstatutory stock options that are not intended to so qualify, and awards of shares and stock appreciation rights. Options or awards may be granted to our employees, officers, directors, consultants and advisors and those of our subsidiaries. In addition to 832,500 shares of common stock we have reserved for issuance for outstanding options granted under the Equity Compensation Plan, we presently have an additional 4,301,323 shares reserved for future options and awards under the Equity Compensation Plan, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change. The Equity Compensation Plan is administrated by a plan administrator, presently the Compensation Committee of our board of directors, which:

     o    selects the eligible persons to whom awards and options are granted;

     o determines the number of shares subject to each award or option, the exercise price or purchase price for options, vesting or exercisability schedules, and such other terms and conditions as the administrator deems necessary or appropriate;

     o    interprets the provisions of the Equity Compensation Plan; and

     o    may,  subject to certain  limitations,  amend the Equity  Compensation
          Plan.

Each award or option granted under the Equity Compensation Plan is required to be evidenced by a written agreement between us and the recipient of the award or option.

         The exercise period, vesting schedule and the exercise price for all options granted under the Equity Compensation Plan is determined by the plan administrator. The exercise price for incentive stock options may not be less than the fair market value of our common stock on the date the option is granted, except for incentive stock options granted to 10% stockholders, which must have an exercise price of not less than 110% of the fair market value of our common stock on the date the option is granted. The exercise price for all nonstatutory stock options must be equal to or greater than the fair market value of our common stock. Incentive stock options have a maximum term of ten years, except for 10% stockholders who are subject to a maximum term of five years. Options are not transferable other than by will and the laws of descent and distribution. Options generally expire not later than 90 days following a termination of employment, 12 months following the optionee's disability, or not later than 12 months following the optionee's death. If any option expires, terminates or is canceled for any reason, or if shares of stock issued subject to a right of repurchase are repurchased by us, the shares allocable to the unexercised option or the repurchased shares will become available for additional option grants under the Equity Compensation Plan. The Equity Compensation Plan also confers discretion upon the plan administrator to accelerate the vesting schedules applicable to all awards and options upon the occurrence of a change of control. The term "change in control" is defined under the Equity Compensation Plan to mean:

     o a sale of all or substantially all of our assets, or our liquidation or dissolution, or a merger or consolidation in which our stockholders immediately prior to the transaction own less than a majority of the voting securities of the surviving corporation;

     o the commencement of a tender offer for 30% or more of the voting power of our outstanding shares of common stock;
     o any person coming to own more than 50% of the voting power of our outstanding shares of common stock; or

     o a change in the composition of our board of directors, in which less than two-thirds of its members have been members for two consecutive years.

Employment Agreements

         We have employment agreements with two of our named executive officers. In April 2001, Dyadic-Florida and Mark A. Emalfarb, our chief executive officer and the founder of Dyadic-Florida, entered into an Employment Agreement pursuant to which he has been employed by Dyadic-Florida as its President and Chief Executive Officer which we assumed incident to the consummation of the merger with Dyadic-Florida. The initial term was for three years with automatic two-year renewals unless either party furnishes the other a notice of non-renewal not less than 60 days prior to the expiration of the then term. Because no notice of termination has been furnished by either party, the current expiration of the employment agreement is April 2006. Mr. Emalfarb's base annual compensation was initially fixed at $300,000. He is eligible to earn a bonus annually based upon goals and objectives mutually agreed upon by him and our board of directors. Mr. Emalfarb has received no salary increases since the employment agreement was executed. The employment agreement is terminable only on account of Mr. Emalfarb's death or disability, by us only "for Cause," and by Mr. Emalfarb only "for Good Reason." The phrase "for Cause" is defined to include failure to substantially perform assigned duties for a period of 20 days following a written demand for his substantial performance that identifies the manner in which he has failed to substantially perform, a material breach of the employment agreement, a material breach of his proprietary rights agreement with us, his illegal or gross misconduct which is willful and causes damages to us, the conviction of a felony or plea of no contest, substance abuse or violation of our policies against racial or sexual discrimination. The phrase "for Good Reason" is defined to mean the assignment of duties to Mr. Emalfarb inconsistent with his position, our failure to honor our compensation commitments to Mr. Emalfarb fixed by his employment agreement, our failure to cause Mr. Emalfarb to be elected to our Board of Directors and our demotion of Mr. Emalfarb. If Mr. Emalfarb's employment is terminated by us other than "for Cause" or by Mr. Emalfarb "for Good Reason," he is entitled to receive a one year severance benefit plus an amount equal to a portion of his annual bonus for the preceding year, prorated for the portion of the current year worked. For its benefit, Dyadic-Florida also maintains a term life insurance policy insuring Mr. Emalfarb's life in the face amount of $5,000,000.

         In May 2000, Dyadic-Florida and Ratnesh (Ray) Chandra entered into an employment agreement pursuant to which Mr. Chandra is employed by Dyadic-Florida as its Vice President, Marketing - BioSciences . We assumed this agreement incident to the consummation of the merger with Dyadic-Florida. The initial term was two years with automatic one-year renewals unless either party furnishes the other a notice of non-renewal not less than 60 days prior to the expiration of the then term. Because no notice of termination has been furnished by either party, the current expiration of the employment agreement is May 2005. Mr. Chandra `s base annual compensation was initially fixed at $135,000, and has been increased to $151,300, and he is eligible to earn a bonus annually based upon goals and objectives mutually agreed upon by Dyadic-Florida's board and him. The employment agreement is terminable on account of Mr. Chandra's death or disability, by us without cause or "for Cause" and by him "for Good Reason." The phrase "for Cause" is defined to include failure to substantially perform assigned duties for a period of 20 days following a written demand for his substantial performance that identifies the manner in which he has failed to substantially perform, a material breach of the employment agreement, a material breach of his proprietary rights agreement with us, his illegal or gross misconduct which is willful and causes damages to us, the conviction of a felony or plea of no contest, substance abuse or violation of our policies against racial or sexual discrimination. The phrase "for Good Reason" is defined to mean the assignment of duties to Mr. Chandra inconsistent with his position, our failure to honor our compensation commitments to Mr. Chandra fixed by his employment agreement, our geographic relocation of Mr. Chandra, a reduction in Mr. Chandra's salary or reduction in his pension or other employee benefits or a "Change of Control." The phrase "Change of Control" is defined to mean the acquisition of majority voting control of our board of directors within one year following the occurrence of a merger or combination, a material change in our business that causes us to either cease to function in the biotechnology field, including by reason of our bankruptcy, or to be engaged in the conduct of that business in the State of Florida, a merger or consolidation in which we are not the survivor, the sale of all or substantially all of our assets or our liquidation. If Mr. Chandra's employment is terminated by us other than "for Cause" he is entitled to receive either 90 days advance notice or, in lieu of that advance notice, payment of his salary for that period of time. Mr. Chandra is required to furnish us with 90 days prior written notice of his resignation other than for Good Reason, in which case he is required to furnish us with only 30 days prior written notice.


         Incident to the consummation of the merger with Dyadic-Florida, we have also assumed the rights and obligations of Dyadic-Florida under confidential information, inventions assignment and non-compete agreements between Dyadic-Florida and each of Mr. Emalfarb, Mr. Chandra, Mr. Kent Sproat, our Vice President, Manufacturing, Mr. Richard Burlingame, Ph.D., our Executive Director
- Research & Development, Mr. Alexander (Sasha) Bondar, our Executive Director - Business Development, and another individual who was our Vice President, Marketing-Enzymes at the date of the merger. Under the terms of these agreements, each executive confers upon us customary proprietary rights in respect of our confidential information and intellectual work product contributed to by them, as well as his covenant not to compete with our business while employed by us and for three years after the termination of his employment.

                                 STOCK OWNERSHIP


         The following table sets forth information regarding the number of shares of our common stock beneficially owned on January 19, 2005, by:


     o any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than five percent of the outstanding shares of our common stock,

     o    each of our directors,


     o each of our past or present executive officers named in the Summary Compensation Table, and


     o    all of our directors and executive officers as a group.

         Except as indicated below, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address for each more than 5% stockholder is c/o Dyadic International, Inc., 140 Intracoastal Pointe Drive, Suite 404, Jupiter, Florida 33477. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on 22,231,105 shares outstanding as of January 19, 2005.


                                                                Shares Issuable Pursuant to
                                               Number               Options, Warrants &              Percentage
                                              of Shares            Convertible Securities            of Shares
                                            Beneficially                Exercisable                 Beneficially
          Beneficial Owner                      Owned                 Within 60 Days                 Owned (1)
          ----------------                      -----                 ---------------                ---------
Mark A. Emalfarb (2)                           5,570,827                  1,527,732                     29.9%

The Francisco Trust (3)                        4,422,041                    222,537                     20.7%
   c\o Robert S. Levin, Esq.
   Levin & Ginsburg, Ltd.
   180 N. LaSalle, Suite 3200
   Chicago, Illinois 60601

Thomas Bailey                                      4,056                     31,000                         *

Richard Berman                                         -                     12,500                         *

Ratnesh (Ray) Chandra                             28,716                     17,000                         *

Kent Sproat                                       53,716                     12,000                         *

Richard Burlingame                                 2,477                     26,000                         *

Stephen Warner (4)                               300,000                    157,500                      2.0%
   400 N. Flagler Drive, Suite 1601
    West Palm Beach, FL 33401

All executive officers and directors           5,959,792                  1,783,732                     32.0%
as a group (5)


----------

*     Denotes less than one percent (1.0%).

(1) The percentages of beneficial ownership as to each person, entity or group assume the exercise or conversion of all options, warrants and convertible securities held by such person, entity or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

(2) Held of record by the Mark A. Emalfarb Trust U/A/D October 1, 1987, for which Mr. Emalfarb serves as sole trustee, and represents the rights to purchase 1,092,500 shares under Bridge Loan Warrants, and 251,298 shares pursuant to the terms of a convertible note originally in the principal amount of $750,766, but increased to $836,824 on October 29, 2004, to reflect accrued interest of $86,058 through that date, at $3.33 per share.

(3) Includes the right to purchase 222,537 shares pursuant to the terms of a convertible note originally in the principal amount of $664,838, but increased to $741,047 on October 29, 2004, to reflect accrued interest of $76,209 through that date, at $3.33 per share. The Francisco Trust has as its beneficiaries the spouse and descendants of Mark A. Emalfarb, and as its trustee an unrelated third party, Robert S. Levin, Esq.


(4) All securities held of record by Bioform, LLC, of which Mr. Warner is the managing member, except for warrants to purchase 7,500 shares at $5.93 per share that are held of record by Mr. Warner.


(5) Includes beneficial ownership of all persons listed other than the Francisco Trust.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Our President and Chief Executive Officer, Mark A. Emalfarb, is the trustee and beneficiary of the Mark A. Emalfarb Trust, which is our largest stockholder. the Mark A. Emalfarb Trust and our second largest stockholder, the Francisco Trust, whose sole beneficiaries are the spouse and descendants of Mr. Emalfarb, have made loans to Dyadic-Florida, which we assumed in connection with the merger. The trustee for the Francisco Trust is not related to or affiliated with Mr. Emalfarb or the Mark A. Emalfarb Trust. The aggregate amount of our indebtedness to the Mark A. Emalfarb Trust and the Francisco Trust is approximately $4.0 million, as of October 31, 2004, which is owed to them pursuant to the terms of three separate debt instruments:

     o $836,824 pursuant to a subordinated promissory note made payable to the Mark A. Emalfarb Trust dated May 30, 2001, bearing interest at the rate of 6% per annum and originally convertible into shares of Dyadic common stock, which we refer to as the Emalfarb Convertible Note;

     o $741,048 pursuant to a subordinated promissory note made payable to the Francisco Trust dated May 30, 2001, bearing interest at the rate of 6% per annum and originally convertible into shares, which we refer to as the Francisco Convertible Note; and

     o $2,424,941 pursuant to a revolving note made payable to the Mark A. Emalfarb Trust dated May 29, 2003 and bearing interest at the rate of 8% per annum, which we refer to as the Bridge Loan Note. In connection with the Bridge Loan Note, warrants, which we refer to as the Bridge Loan Warrants, were issued to purchase 1,500,000 shares of Dyadic-Florida common stock for the lesser of $4.50 or the conversion price of the Series A convertible preferred stock of Dyadic-Florida then outstanding.

         In August 2004, the Mark A. Emalfarb Trust and Dyadic-Florida entered into an agreement to facilitate the consummation of the merger. In accordance with this agreement, subject to consummation of the merger:

     o The Mark A. Emalfarb Trust agreed to exchange indebtedness of Dyadic-Florida to the trust in the amount of $1,225,000 for 367,868 shares of our common stock and warrants to purchase 183,934 shares of our common stock;

     o Each of the Emalfarb Convertible Note, the Francisco Convertible Note and the Bridge Loan Note were amended to extend their due date from January 1, 2005 to January 1, 2007 and to permit their prepayment in whole or part by Dyadic-Florida without premium or penalty;

     o The conversion prices under the Emalfarb Convertible Note and Francisco Convertible Note were amended to fix the conversion price at $3.33 per share in lieu of the then current fair market value of shares of Dyadic-Florida common stock; and

     o The Bridge Loan Warrants were amended to fix their exercise price at $3.33 per share.

The amendments to the convertible notes and warrants will cause us to recognize additional borrowing costs of approximately $350,000 on October 29, 2004, which will be amortized over the period from October 30, 2004 through January 1, 2007, and to recognize a beneficial conversion feature of $554,000 in October 2004. All accrued and unpaid interest due under the Emalfarb Convertible Note, the Francisco Convertible Note and the Bridge Loan Note on the date of the completion of the merger were added to the principal amount due under those notes. Interest under the notes accruing after October 29, 2004, is payable on a quarterly basis until the principal sum is paid in full.

         Mr. Emalfarb, Stephen J. Warner and Richard Berman, our three board members, are each parties to indemnification agreements pursuant to which we agreed to indemnify them against any liability arising out of their performance of their duties to us in their capacities as directors. The agreements with Messrs. Emalfarb and Warner were entered into by Dyadic-Florida on August 19, 2004 and assumed by us incident to the merger. Incident to the consummation of the merger, they were amended to substitute applicable Delaware law for any references contained in those agreements to Florida law. The agreement with Mr. Berman was entered into directly with us in January 2005 when he became a director. All of these indemnification agreements indemnify our directors in addition to the indemnification provided by our restated certificate of incorporation and amended and restated bylaws. Among other things, these agreements indemnify our directors for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of

Dyadic arising out of such person's services to us or to any of our subsidiaries or any other company or enterprise to which such person provides services at our request. Further, we agree to advance expenses they spend as a result of any proceeding against them as to which they could be indemnified. At present, there is no pending litigation or proceeding involving any of our directors where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              SELLING STOCKHOLDERS

GENERAL

         This prospectus relates to the offer and sale from time to time:

     o by stockholders of the Company of up to 20,577,967 outstanding shares of common stock,

     o by the holders of outstanding warrants of a maximum of 6,952,776 shares of common stock that may be issued upon the exercise of the warrants owned by them,

     o by the holders of outstanding options of a maximum of 65,000 shares of common stock that may be issued upon the exercise of the options owned by them,

     o by the holders of outstanding convertible notes of a maximum of 473,835 shares of common stock that may be issued upon conversion of the notes owned by them, and

     o by F&C Holdings, LLC of up to 300,300 shares of common stock that may be issued to that company upon the consummation of a real estate purchase contract.

TRANSFER RESTRICTIONS

         Our officers and key employees beneficially owning a total of 5,661,976 shares of common stock and options or warrants to acquire an additional 1,665,520 shares of common stock have signed lock-up agreements under which these officers and key employees have agreed not to offer, sell or otherwise dispose of their shares of common stock for a period of at least the earlier of one year following the date of this prospectus or April 29, 2006.

         Non-management holders of 2,323,520 outstanding shares of common stock have also signed lock-up agreements under which these holders have agreed not to offer, sell or otherwise dispose of these shares of common stock for a period of at least the earlier of six months after the date of this prospectus or October 29, 2005. In addition, 50% of these shares will remain subject to these lock-up restrictions until the earlier of one year following the date of this prospectus or April 29, 2006.

         Upon the expiration of all lock-up agreements, these shares will become eligible for sale in the public market, assuming the shares continue to be registered for sale by the selling stockholders or, if not registered, subject to the provisions of Rule 144. We may, with the consent of the placement agents for our private placement offering consummated in early November 2004, elect to waive the lock-up restrictions as to any resale of these restricted shares. None of the other holders of our outstanding shares of common stock were required to execute any lock-up agreement by the placement agents. Neither the Company nor, to the Company's knowledge, the placement agents have any current plans or understandings to waive, shorten or modify the foregoing lock-up arrangements.

IDENTITY AND OWNERSHIP OF SELLING STOCKHOLDERS

         The following table sets forth:

     o    the name of each selling stockholder,


     o the number of shares of common stock owned by each selling stockholder as of January 19, 2005,

     o the number of shares of common stock that may be issued to each selling stockholder under outstanding options, warrants or convertible notes as of January 19, 2005,


     o the maximum number of shares of common stock that may be offered for the account of each selling stockholder under this prospectus, and

     o the number of shares and percentage of common stock that would be owned by each selling stockholder after completion of the offering, assuming the sale of all of the common stock that may be offered by this prospectus.

Except as otherwise noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with the Company.

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
Marc Abrams                           3,003  (9)             1,502  (10)             4,505            0       *
Elise Abrams-Kraut                   15,000  (6)             7,500  (5)             22,500            0       *
Elise Abrams-Kraut                   15,015  (9)             7,508  (10)            22,523            0       *
Betty Alperstein                      5,556  (6)                                     5,556            0       *
Morley Alperstein (21)               11,111  (6)                                    11,111            0       *
Alpha Capital A.G.                   75,075  (9)            37,538  (10)           112,613            0       *
Francis A. Anania                    16,667  (6)                                    16,667            0       *
Scott Andrews                        25,000  (9)            12,500  (10)            37,500            0       *
Anno, L.P.                            7,500  (9)             3,750  (10)            11,250            0       *
Apogee Fund, L.P.                   150,150  (9)            75,075  (10)           225,225            0       *
Thomas and Barbara Asarch             7,508  (9)             3,754  (10)            11,262            0       *
Asset Managers                       75,075  (9)            37,538  (10)           112,613            0       *
    International Ltd.
Atlantis Software P/S                10,000  (9)             5,000  (10)            15,000            0       *
Avia Eilon Trust dated               30,000  (9)            15,000  (10)            45,000            0       *
    May 14, 1999
Sally White Ayres                     7,500  (6)             3,750  (5)             11,250            0       *
Thomas Bailey (7)                     4,054  (6)                                     4,054            0       *
George Ball                           7,507  (9)             3,753  (10)            11,260            0       *
Bargia Investments LLC                7,500  (6)             3,750  (5)             11,250            0       *
Jana Bartholomew                      7,508  (9)             3,753  (10)            11,261            0       *
Bascom Baynes                        30,000  (9)            15,000  (10)            45,000            0       *
Allan M. Benton                       6,000  (6)             3,000  (5)              9,000            0       *
Allen Berger                          7,508  (9)             3,753  (10)            11,261            0       *
BSF US Special                      225,225  (9)           112,613  (10)           337,838            0       *
    Opportunities Trust
    PLC (24)
BH Capital Investments LP            30,000  (9)            15,000  (10)            45,000            0       *
Richard G. Binetti                   26,111  (6)             7,500  (5)             33,611            0       *
Richard G. Binetti                                          25,000  (12)            25,000            0       *
Bioform LLC                         300,000  (6)           150,000  (5)            450,000            0       *
Bio-Technical Resources             300,300  (6)                                   300,300            0       *
    Division of Arkion
    Life Services LLC (20)
Jeffrey Bogatin                      50,000  (9)            25,000  (10)            75,000            0       *
Alexander V. Bondar (7)               3,716  (6)                                     3,716            0       *
Daniel Brams                          5,556  (6)                                     5,556            0       *
Brean Murray & Co.,                  16,102  (6)           371,595  (8)            387,697            0       *
    INC. (8)                                 (8)
Bristol Investment Fund             150,150  (9)            75,075  (10)           225,225            0       *
    Ltd.
Richard A. Bruno                     22,222  (6)            50,000  (12)            72,222            0       *

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
Robert D. and Jennifer B.            44,444  (6)                                    44,444            0       *
    Burke
Richard Burlingame (7)                2,477  (6)                                     2,477            0       *
Lawrence Burstein                    15,015  (9)             7,508  (10)            22,523            0       *
Albert E. Bush, Trustee               7,507  (9)             3,753  (10)            11,260            0       *
Bernard C. Byrd, Jr.,                30,000  (9)            15,000  (10)            45,000            0       *
    Trustee
Anthony Robert Campbell              26,111  (6)             7,500  (5)             33,611            0       *
Capital Growth                       60,060  (9)            30,030  (10)            90,090            0       *
    Investments Trust
Martin Cass                           7,500  (6)             3,750  (5)             11,250            0       *
Ratnesh Chandra (7)                  25,000  (23)                                   25,000            0       *
Ratnesh Chandra (7)                   3,716  (6)                                     3,716            0       *
Arnold and Renee Cinmar               9,009  (9)             4,504  (10)            13,513            0       *
Cluny Road Rentals, L.P.            150,000  (6)            75,000  (5)            225,000            0       *
Cobraco Manufacturing,               12,111  (6)                                    12,111            0       *
    Inc.
Richard B. Comiter                    5,556  (6)            12,500  (12)            18,056            0       *
Richard B. Comiter and                7,500  (6)             3,750  (5)             11,250            0       *
    Marilyn Comiter,
    Tenants by the
    Entireties
Commonfund Hedged Equity             32,000  (9)            16,000  (10)            48,000            0       *
The Cordillera Fund, L.P.           100,000  (9)            50,000  (10)           150,000            0       *
Cranshire Capital, L.P.              60,060  (9)            30,030  (10)            90,090            0       *
Crescent International              100,000  (9)            50,000  (10)           150,000            0       *
    Ltd.
Crestview Capital Master            600,600  (9)           300,300  (10)           900,900            0       *
    LLC
Mark N. Davis                        22,522  (9)            11,261  (10)            33,783            0       *
DCOFI Master LDC                     30,030  (9)            15,015  (10)            45,045            0       *
Erick S. Klefos (19)                 10,000  (9)             5,000  (10)            15,000            0       *
Steven J. Denholtz                   15,000  (6)             7,500  (5)             22,500            0       *
Stewart F. Denholtz                   7,500  (6)             3,750  (5)             11,250            0       *
Conrad DeSantis and                  30,000  (6)            15,000  (5)             45,000            0       *
    Patricia DeSantis,
    JTWROS
Robert Dressler                      11,111  (6)                                    11,111            0       *
Dreyfoos 2004 Charitable              3,000  (6)             1,500  (5)              4,500            0       *
    Remainder Unitrust
End of the Rainbow LLLP              11,111  (6)                                    11,111            0       *
Steven R. Elliott                     7,507  (9)             3,753  (10)            11,260            0       *
Mark A. Emalfarb (7) (15)         5,570,827  (13)        1,527,732  (14)         7,098,559            0       *
Charles & Anna Essman                15,015  (9)             7,508  (10)            22,523            0       *
    Irrevocable Trust
    dated 12/22/95
Excalibur Limited                   180,000  (9)            90,000  (10)           270,000            0       *
    Partnership
Martin Farber                        15,000  (6)             7,500  (5)             22,500            0       *
Edward Feigeles                                             16,666  (11)            16,666            0       *
Edward Feigeles and                  11,111  (6)                                    11,111            0       *
    Kathryn Green

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
FEQ GAS, LLC                         30,030  (9)            15,015  (10)            45,045            0       *
F & C Holdings LLC                                         300,300  (18)           300,300            0       *
William and Bettina Foody             7,508  (9)             3,753  (10)            11,261            0       *
Forest Hill Select                    5,750  (9)             2,875  (10)             8,625            0       *
    Offshore, Ltd.
Forest Hill Select Fund,            244,250  (9)           122,125  (10)           366,375            0       *
    Ltd.
Forich Group Limited                 30,030  (9)            15,015  (10)            45,045            0       *
Four JR Investments, Ltd.                                  100,000  (12)           100,000            0       *
Four JR Investments, Ltd.           120,000  (6)            60,000  (5)            180,000            0       *
Francisco Trust U/A/D             4,422,041  (6)           222,537  (16)         4,644,578            0       *
    February 28, 1996 (17)
Edwin Freedman                       30,000  (9)            15,000  (10)            45,000            0       *
Corie Fromkin                         5,556  (6)                                     5,556            0       *
Samuel Fromkin                                             100,000  (12)           100,000            0       *
Samuel and Ivee Fromkin              11,111  (6)                                    11,111            0       *
Rufus Gardner (7)                       945  (6)                                       945            0       *
Robert A. Garvy Revocable            22,222  (6)                                    22,222            0       *
    Trust U/A/D June 21,
    1994
Andrew Golding                        7,505  (9)             3,753  (10)            11,258            0       *
Good Steward Trading                 10,100  (9)             5,050  (10)            15,150            0       *
    Company SPC
Pamler E. Gozzo                       9,999  (6)             5,000  (5)             14,999            0       *
Robert and Jennifer Grandi           15,015  (9)             7,508  (10)            22,523            0       *
Robert D. Grandi and                  7,500  (6)             3,750  (5)             11,250            0       *
    Jennifer A. Grandi,
    JTWROS
Michael B. Gray                       7,500  (9)             3,750  (10)            11,250            0       *
Bill and Johnnie Haak                 7,500  (9)             3,750  (10)            11,250            0       *
Neil Herbst                           4,500  (6)             2,250  (5)              6,750            0       *
Seth J. Herbst                                              15,000  (11)            15,000            0       *
Seth J. Herbst                                              12,500  (12)            12,500            0       *
Highgate House Funds, Ltd.          150,150  (9)            75,075  (10)           225,225            0       *
David J. Hooper                     200,000  (6)                                   200,000            0       *
Romuald Ikauniks                     11,111  (6)                                    11,111            0       *
Incline Capital, L.P.                50,000  (9)            25,000  (10)            75,000            0       *
Intellectual Property                75,000  (9)            37,500  (10)           112,500            0       *
    Investment Partners,
    LLC
David Jay                            30,000  (6)            15,000  (5)             45,000            0       *
David and Barbara Jay                30,000  (9)            15,000  (10)            45,000            0       *
J&S Denholtz Family                   7,500  (6)             3,750  (5)             11,250            0       *
    Limited Partnership
Matthew Johnson                      15,015  (9)             7,508  (10)            22,523            0       *
Nathan Johnson                        7,508  (9)             3,753  (10)            11,261            0       *
Charles Johnston                     11,111  (6)            16,667  (11)            27,778            0       *
Douglas Kaplan                       11,111  (6)                                    11,111            0       *
Douglas Kaplan, Trustee              26,111  (6)             7,500  (5)             33,611            0       *
    f/b/o Barbara Kaplan
Douglas Kaplan, Trustee              26,111  (6)             7,500  (5)             33,611            0       *
    f/b/o Leslie Kaplan

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
Emily Kaplan                         11,111  (6)                                    11,111            0       *
Eileen Katz (25)                      7,443  (9)             3,722  (10)            11,165            0       *
Michael D. Kennedy                    4,500  (6)             2,250  (5)              6,750            0       *
Michael Kent                          2,000  (9)             1,000  (10)             3,000            0       *
Kingsbridge Capital                  45,045  (9)            22,523  (10)            67,568            0       *
Knott Partners L.P.                 253,000  (9)           126,500  (10)           379,500            0       *
Eugene M. Kornhaber                  15,000  (9)             7,500  (10)            22,500            0       *
Brian Kuhn                           45,000  (9)            22,500  (10)            67,500            0       *
Alan Lebow and Patricia               7,500  (6)             3,750  (5)             11,250            0       *
    Lebow, Tenancy by
    Entireties
Mark Leszczynski                     15,015  (9)             7,508  (10)            22,523            0       *
Robert S. Levin Trust                13,056  (6)             3,750  (5)             16,806            0       *
    u/a/d October 22, 1971
Barbara S. Lewin                      3,000  (6)             1,500  (5)              4,500            0       *
Barbara S. Lewin                      3,003  (9)             1,502  (10)             4,505            0       *
Alyssa B. List                        1,502  (9)               751  (10)             2,253            0       *
Alyssa B. List                        1,500  (6)               750  (5)              2,250            0       *
Jaimie Luciani                        3,778  (6)                                     3,778            0       *
Jodi Luciani                          3,667  (6)                                     3,667            0       *
Marni Luciani                         3,667  (6)                                     3,667            0       *
Richard Luciani                       7,508  (9)             3,753  (10)            11,261            0       *
Richard and Ruth Luciani             11,111  (6)                                    11,111            0       *
Ruth Luciani                                                37,500  (12)            37,500            0       *
M&M Capital, LLC                     15,015  (9)             7,508  (10)            22,523            0       *
Meyer Magid                           7,500  (6)             3,750  (5)             11,250            0       *
Meyer Magid                           7,508  (9)             3,753  (10)            11,261            0       *
Andrew J. Malik                      11,111  (6)            16,667  (11)            27,778            0       *
David E. Mann                        10,000  (9)             5,000  (10)            15,000            0       *
Matterhorn Offshore Fund            205,000  (9)           102,500  (10)           307,500            0       *
    Ltd.
Kevin and Henriette May              22,222  (6)                                    22,222            0       *
Marnee Fromkin Mccaren                5,556  (6)                                     5,556            0       *
Stacy Smith McNamara                  7,508  (9)             3,753  (10)            11,261            0       *
Rune & Elisa Medhus                  25,000  (9)            12,500  (10)            37,500            0       *
Edmund H. Melhado                    25,000  (9)            12,500  (10)            37,500            0       *
Mercantile Capital                  600,600  (9)           300,300  (10)           900,900            0       *
    Partners I, L.P.
MFN LLC                              75,075  (9)            37,538  (10)           112,613            0       *
Marie K. Mildren                      7,507  (9)             3,753  (10)            11,260            0       *
Joel Leslie Millman                   7,508  (9)             3,753  (10)            11,261            0       *
Mintz Levin Investments,             33,333  (6)                                    33,333                    *
    LLC
Charles Moche                        10,000  (9)             5,000  (10)            15,000            0       *
Nautica Holdings, Inc.              150,150  (9)            75,075  (10)           225,225            0       *
Rush Neill Family                   111,111  (6)                                   111,111            0       *
    Investment Partnership
Nite Capital LP                      45,045  (9)            22,523  (10)            67,568            0       *
Dean S. Oakey                        30,000  (9)            15,000  (10)            45,000            0       *

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
Dermot O'Brien                        6,000  (6)             3,000  (5)              9,000            0       *
Odin Partners LP                     30,030  (9)            15,015  (10)            45,045            0       *
T. Scott O'Keefe                      7,507  (9)             3,753  (10)            11,260            0       *
Robert Pedlow                        15,000  (9)             7,500  (10)            22,500            0       *
Pekin Singer Biotech                140,000  (6)                                   140,000            0       *
    Partners
The Pinnacle Fund, L.P.             111,111  (6)                                   111,111            0       *
The Pinnacle Fund, L.P.           1,000,000  (9)           500,000  (10)         1,500,000            0       *
W. Randolph Piper, III                7,507  (9)             3,753  (10)            11,260            0       *
    and Sara Creed Piper
Carl Pipes                            7,508  (9)             3,753  (10)            11,261            0       *
Carter D. Pope                       30,000  (9)            15,000  (10)            45,000            0       *
Gerald W. Pope Revocable              7,507  (9)             3,753  (10)            11,260            0       *
    Trust
Louis E. Price, Trustee               7,500  (6)             3,750  (5)             11,250            0       *
    of Louis E. Price
    Living Trust dated
    May 22, 1990
Ptarmigan & Eden Asset               15,015  (9)             7,508  (10)            22,523            0       *
    Management, Ltd.
Suresh Rajamanickam, M.D.             9,000  (6)             4,500  (5)             13,500            0       *
    & Nisha Bhardwaj,
    M.D., JTWROS
Charles Ramsay, Jr. (25)             15,015  (9)             7,508  (10)            22,523            0       *
Jan Rask                             15,015  (9)             7,508  (10)            22,523            0       *
Harold S. Reed & Kate M.             30,000  (6)            15,000  (5)             45,000            0       *
    Reed, JTWROS
Renaissance US Growth               225,225  (9)           112,613  (10)           337,838            0       *
    Investment Trust PLC (24)
Erick Richardson                     15,015  (9)             7,508  (10)            22,523            0       *
Ridgewood Limited                    15,015  (9)             7,508  (10)            22,523            0       *
Gene Salkind, M.D.                   30,000  (9)            15,000  (10)            45,000            0       *
Sanders 1998 Children's              15,015  (9)             7,508  (10)            22,523            0       *
    Trust
Don A. Sanders                       22,523  (9)            11,261  (10)            33,784            0       *
Katherine U. Sanders                 15,015  (9)             7,508  (10)            22,523            0       *
Sanders Morris Harris                16,102  (6)           371,595  (8)            387,697            0       *
    Inc. (8)                                 (8)
Sanders Opportunity Fund             17,925  (9)             8,961  (10)            26,886            0       *
    LP
Sanders Opportunity Fund             57,150  (9)            28,575  (10)            85,725            0       *
    (INST) LP
Richard and Cheri Sarner             22,222  (6)                                    22,222            0       *
Scott M. & Peggy Schecter            15,015  (9)             7,508  (10)            22,523            0       *
Robert I. Schwimmer                 105,556  (6)                                   105,556            0       *
Blake Selig                           7,507  (9)             3,753  (10)            11,260            0       *
David L. Shadid                      15,015  (9)             7,508  (10)            22,523            0       *
Mel A. Shaftel                       30,000  (9)            15,000  (10)            45,000            0       *
Shoshone Partners, L.P.              93,000  (9)            46,500  (10)           139,500            0       *
Norman F. Siegel                     30,000  (6)            15,000  (5)             45,000            0       *

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
Ita Friedman and Philip               1,502  (9)               751  (10)             2,253            0       *
    Sieradski
Richard Singer                       22,523  (9)            11,261  (10)            33,784            0       *
Robert Albert Smeaton                10,000  (9)             5,000  (10)            15,000            0       *
Robert Albert Smeaton                                       50,000  (12)            50,000            0       *
Robert Albert Smeaton                15,000  (6)             7,500  (5)             22,500            0       *
Denis and Barbara Smith              11,111  (6)                                    11,111            0       *
William A. Solemene                 100,000  (9)            50,000  (10)           150,000            0       *
Kent Sproat (7)                      50,000  (23)                                   50,000            0       *
Kent Sproat                           3,716  (6)                                     3,716            0       *
Stonestreet Limited                 135,135  (9)            67,568  (10)           202,703            0       *
    Partnership
Sunrise Equity Partners,            150,150  (9)            75,075  (10)           225,225            0       *
    L.P.
Larry T. Tabloff and                  2,100  (6)             1,050  (5)              3,150            0       *
    Karen A. Tabloff,
    Tenants-in-Common
Henri I. Talerman                    60,060  (9)            30,030  (10)            90,090            0       *
Richard Taney                         9,000  (9)             4,500  (10)            13,500            0       *
Mary C. Tanner                       30,030  (9)            15,015  (10)            45,045            0       *
Thornaby Limited                     30,030  (9)            15,015  (10)            45,045            0       *
Tiberius Investment &               150,150  (9)            75,075  (10)           225,225            0       *
    Capital
M. Paul Tompkins                     15,000  (9)             7,500  (10)            22,500            0       *
Univest Management Inc.,             11,111  (6)                                    11,111            0       *
    E.P.S.P.
James E. Vanek                       15,000  (6)             7,500  (5)             22,500            0       *
Joseph Vassallo and                  15,000  (6)             7,500  (5)             22,500            0       *
    Patricia Vassallo,
    JTWROS
Vincent Vazquez                      15,015  (9)             7,508  (10)            22,523            0       *
Vision Capital Advisors              22,523  (9)            11,261  (10)            33,784            0       *
Robert A. Vitale, Jr.                                       20,000  (12)            20,000            0       *
Robert A. Vitale, Jr.                10,056  (6)             2,250  (5)             12,306            0       *
Vitel Ventures                      225,000  (6)           112,500  (5)            337,500            0       *
VLC Properties, LP                   22,522  (9)            11,261  (10)            33,783            0       *
Joseph H. Wein                        3,000  (6)             1,500  (5)              4,500            0       *
Edwin L. Weprinsky (22)               5,556  (6)                                     5,556            0       *
Westpark Capital, L.P.              200,000  (9)           100,000  (10)           300,000            0       *
Whalehaven Capital Fund              60,060  (9)            30,030  (10)            90,090            0       *
    Limited
Robert Wilensky                       7,507  (9)             3,754  (10)            11,261            0       *
Winton Capital Holdings             200,000  (9)           100,000  (10)           300,000            0       *
    Ltd.
William N. and Kimberly              10,000  (9)             5,000  (10)            15,000            0       *
    C. Woodworth
Ken Wormser                          30,000  (6)            15,000  (5)             45,000            0       *
Donald D. Wren                      150,000  (6)            75,000  (5)            225,000            0       *
Donald D. Wren                       75,075  (9)            37,538  (10)           112,613            0       *
Winston D. Wren                      30,000  (6)            15,000  (5)             45,000            0       *
Winston D. Wren                      45,045  (9)            22,523  (10)            67,568            0       *
Telly Zachariades                     7,500  (6)             3,750  (5)             11,500            0       *

                                                           SHARES
                                                       ISSUABLE UNDER             MAXIMUM
                                     SHARES               OPTIONS,               NUMBER OF        OWNERSHIP AFTER
                                      OWNED              WARRANTS OR         SHARES TO BE SOLD    THE OFFERING (3)
                                BEFORE OFFERING         CONVERTIBLE          IN THE OFFERING     ------------------
       NAME                            (1)                  NOTES                   (2)          SHARES   PERCENT(4)
------------------------------  ----------------       -----------------    ------------------   ------   ----------
Telly Zachariades                     7,508(9)               3,754(10)              11,262            0       *
Louis Zehil                           3,003(9)               1,502(10)               4,505            0       *
                                 ----------              ---------              ----------        -----     ----
         TOTAL:                  20,577,967              7,791,911              28,369,878            0
                                 ==========              =========              ==========        =====

----------
*    Represents less than 1%.

(1) Ownership as of January 19, 2005, for all selling stockholders is based upon information provided by the selling stockholders or known to us.


(2) The number of shares in this column includes 20,577,967 presently outstanding shares of our common stock, a maximum of 7,791,911 shares of our common stock issuable upon the exercise of presently outstanding options or warrants to purchase our common stock and upon the conversion of presently outstanding promissory notes that are convertible into our common stock.

(3) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(4) Based upon 22,231,105 shares of common stock outstanding on January 19, 2005. The shares issuable under instruments to purchase our common stock that are currently exercisable within 60 days of that date, are treated as outstanding for purposes of computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.

(5) Represents shares purchasable under Investor Warrants expiring in October 2009 and exercisable at $5.50 per share of common stock. These Investor Warrants were issued to former Dyadic-Florida shareholders who were investors in the private placement offering by Dyadic-Florida completed in July 2004.

(6) Represents shares of common stock issued to former Dyadic-Florida shareholders as a result of the merger consummated on October 29, 2004.

(7)  Executive officer or key employee of the Company. See "Management."

(8) Placement agent for our private placement offering completed in November 2004. 16,102 shares of common stock were issued by Dyadic-Florida as an initial engagement fee. Upon completion of the offering, we issued to the placement agent Investor Warrants to purchase 123,865 shares of common stock expiring in October 2009 and exercisable at $5.50 per share, and another class of warrants to purchase 247,730 shares of common stock expiring in October 2009 and exercisable at $3.33 per share. The placement agent may transfer these warrants or shares to its employees, officers or directors prior to their sale under this prospectus, subject to compliance with applicable securities laws.

(9) Represents shares of our common stock issued in our private placement offering completed in early November 2004.

(10) Represents shares purchasable under Investor Warrants expiring in October 2009 and exercisable at $5.50 per share of common stock. These Investor Warrants were issued to investors in our private placement offering completed in early November 2004.

(11) Represents shares purchasable under options expiring May 24, 2006 and exercisable at $4.50 per share. These options were not issued under the Dyadic International, Inc. 2001 Equity Incentive Plan.

(12) Represents shares purchasable under Bridge Loan Warrants expiring in May 2013 and exercisable at $3.33 per share.

(13) Represents 5,202,959 shares of common stock issued to the Mark A. Emalfarb Trust for its Dyadic-Florida shares as a result the merger and 367,868 shares of common stock issued to the Mark A. Emalfarb Trust in exchange for cancellation of $1,225,000 of debt owed to the trust.

(14) Represents 1,092,500 shares purchasable under Bridge Loan Warrants exercisable at $3.33 per share, 251,298 shares purchasable upon the conversion of a convertible note in the amount of $836,824 at $3.33 per share, and 183,934 shares purchasable under Investor Warrants exercisable at $5.50 per share.

(15) All securities are held of record by the Mark A. Emalfarb Trust U/A/D October 1, 1987 for which Mr. Emalfarb serves as the sole trustee.

(16) Represents shares of common stock purchasable upon the conversion of a convertible note in the amount of $741,047, at $3.33 per share.

(17) The Francisco Trust has as its beneficiaries the spouse and descendants of Mark A. Emalfarb, and as its trustee an unrelated third party, Robert S. Levin, Esq.

(18) Represents shares of common stock that may be issued upon the closing of our purchase of certain real estate. See "Description of Property."

(19) Represents securities held of record in an Individual Retirement Account by Delaware Charter.

(20) Represents shares held of record by Mark J. Gunderson, Esq., as escrow agent under Development Agreement dated as of July 20, 2004 between the selling stockholder and Dyadic-Florida. The shares will be released from escrow and transferred to the selling stockholder as payment for R&D services being rendered by the selling stockholder to us.

(21) Represents shares of common stock held of record in an Individual Retirement Account by Mesirow Financial Inc., as custodian.

(22) Represents shares of common stock held of record in an Individual Retirement Account by Neuberger Berman Trust Company.

(23) Represents shares purchased on November 3, 2004 upon exercise of options to purchase shares from the Francisco Trust.

(24) Represents shares of common stock held of record by The Frost National Bank, as custodian.

(25) Represents shares of common stock held of record in an Individual Retirement Account by Pershing LLC.

DESCRIPTION OF TRANSACTIONS

         Merger. On October 29, 2004, we completed the merger of our newly created, wholly owned subsidiary with and into Dyadic International (USA), Inc., or Dyadic-Florida, a Florida corporation formerly known as Dyadic International, Inc. At the time of the merger, Dyadic-Florida had 92 shareholders. Dyadic-Florida survived the merger and, as a result, became our wholly owned subsidiary. To consummate the merger, we issued 12,580,895 shares of our common stock to former shareholders of Dyadic-Florida in exchange for the cancellation of all of the outstanding shares of common stock of Dyadic-Florida.

         Incident to the merger, we assumed, on a one-share for one-share basis, the obligations of Dyadic-Florida to issue:

     o 1,500,000 shares of common stock in respect of the Bridge Loan Warrants, at an exercise price of $3.33 per share, which expire on May 29, 2013;


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     o    shares upon the conversion of two convertible notes in the adjusted aggregate face principal amounts of $1,577,871, at the price of $3.33 per share, which are convertible at the option of their holders into 473,835 shares of common stock, and which mature on January 1, 2007;

     o 752,500 shares of common stock purchasable under outstanding options previously issued by Dyadic-Florida in accordance with the Dyadic International, Inc. 2001 Compensatory Equity Plan assumed by the Registrant;

     o 711,050 shares of common stock that may be purchased, at the price of $5.50 per share, under warrants expiring in October 2009, which warrants were issuable to certain former shareholders of Dyadic-Florida who invested in a private placement completed by Dyadic-Florida in July 2004 and are identical to the warrants issued to investors in the private placement offering described below;

     o 65,000 shares of common stock that may be purchased pursuant to outstanding options, at an exercise price of $4.50, which expire May 24, 2006; and

     o 300,300 shares to be issued to a real estate developer as described in the prospectus under "Description of Properties," which is incorporated herein by this reference.

With respect to the 752,500 then outstanding options described in the immediately preceding paragraph:

     o options to purchase 270,500 shares are exercisable at the price of $3.33 per share, options to purchase 457,000 shares are exercisable at the price of $4.50 per share, and options to purchase 25,000 shares are exercisable at the price of $4.66 per share,

     o    the term of each option is five years from the date of grant, and

     o in general, the options become exercisable in increments over periods of time ranging from two to five years from the date of grant.

         Offering. In early November 2004, in connection with the merger, we completed a private placement offering in which we sold 7,629,204 investment units, at a purchase price of $3.33 per unit, consisting of an aggregate of 7,629,204 shares of common stock and warrants to purchase 3,814,602 shares of common stock, or Investor Warrants, having an exercise price of $5.50 per share, to approximately 75 investors. The terms of the Investor Warrants are described under "Description of Securities - Investor Warrants." These securities were offered and sold by us in reliance on exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

         In connection with the foregoing private placement offering, we issued to the placement agents for the offering, Brean Murray & Co., Inc. and Sanders Morris Harris Inc., aggregate warrants to purchase a total of 247,730 shares of common stock, at an exercise price of $5.50 per share, having terms similar to the Investor Warrants, and another class of warrants to purchase an aggregate of 495,460 shares of common stock, at an exercise price of $3.33 per share. These warrants were issued to the placement agents as partial compensation for their services in connection with the offering. Prior to the merger, as an initial engagement fee, Dyadic-Florida issued 16,102 shares of Dyadic-Florida common stock to each of the placement agents. These shares have been exchanged in the merger for shares of our common stock.

         Emalfarb Co-Investment. In connection with the consummation of the foregoing merger and private placement offering, the founder of Dyadic-Florida and now our Chief Executive Officer and Chairman of our board of directors, Mark
A. Emalfarb, purchased 367,868 investment units, at a purchase price of $3.33 per unit, consisting of 367,868 shares of common stock and Investor Warrants to purchase 183,934 shares of common stock, in exchange for his cancellation of $1,225,000 of indebtedness of Dyadic-Florida owed to him.

         Dyadic-Florida Offering. Between April and July 2004, Dyadic-Florida conducted a private placement offering of its shares. As a result of this offering and related transactions, Dyadic-Florida issued an aggregate of


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1,422,099 shares of its common stock for an effective average per share price of
$3.33 per share. These shares have been exchanged in the merger for shares of our common stock. The securities were offered and sold by Dyadic-Florida in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act.

         In connection with this offering, Dyadic-Florida also committed to issue to investors warrants to purchase 711,050 shares of common stock identical to the Investor Warrants issued in our subsequent private placement offering at a rate of a warrant to purchase one share of common stock for each two shares of common stock previously purchased by the investors. This obligation was assumed incident to the merger by us, and we have, since the merger, issued warrants to purchase 711,050 shares of common stock to these investors.

         Bridge Loan Warrants. The Bridge Loan Warrants were issued as part of the consideration by Dyadic-Florida for a $3,000,000 revolving bridge loan that it received in May 2003. This bridge loan was made to Dyadic-Florida by its syndicate of shareholders led by Mark A. Emalfarb, who himself loaned $2,185,000, and a group of other Dyadic-Florida shareholders who loaned $815,000. This loan bears interest at a rate of 8% per annum. The original exercise price of the Bridge Loan Warrants was the lesser of $4.50 or the conversion price of the Series A convertible preferred stock of Dyadic-Florida then outstanding and this price was subject to adjustment under customary anti-dilution provisions. To facilitate the closing of the November 2004 private offering and the consummation of the merger, Dyadic-Florida and Mr. Emalfarb amended the terms of the Bridge Loan Warrants to fix the exercise price at $3.33 per share. For more details regarding these transactions, see "Certain Relationships and Related Transactions."

         Convertible Notes. In May 2001, Dyadic-Florida borrowed money from Mr. Emalfarb and the Francisco Trust, which is the beneficial owner of 19.9% of our outstanding shares of common stock. Dyadic-Florida issued convertible promissory notes in the face amount of $750,766 payable to Mr. Emalfarb, and $664,838 payable to the Francisco Trust. Each note bears interest at the rate of 6% per annum. These notes were originally convertible at the then current fair market value of Dyadic-Florida common stock. To facilitate the consummation of the merger and the related private placement offering, Dyadic-Florida and Mr. Emalfarb agreed to fix the conversion price of the notes at $3.33 per share. In addition, the notes were amended to provide that all accrued and unpaid interest due under the notes as of the date of closing of the merger would be added to the principal amount due and to require payment of interest on a quarterly basis until the principal sum is paid in full. Maturity dates on the notes were also extended from January 1, 2005, to January 1, 2007, and to permit their prepayment in whole or in part by Dyadic-Florida without premium or penalty. These notes were assumed by us in connection with the consummation of the merger.

         Real Estate Purchase. On July 31, 2004, Dyadic-Florida entered into a contract with F&C Holdings LLC, a land developer, under which Dyadic-Florida agreed to purchase an undeveloped 1.13 acre parcel of land at a purchase price of $1.0 million by issuing 300,300 shares of Dyadic-Florida common stock, valued at $3.33 per share. Incident to the consummation of the merger, we assumed Dyadic-Florida's obligations to issue shares of our common stock to the development to replace of shares of Dyadic-Florida common stock. Closing of the sale is subject to a number of contingencies, including required third party and governmental consents, and is expected to occur on or before February 21, 2005. For more details regarding this transaction, see "Description of Property."

         Shares Issuable for R&D Services. In July 2004, Dyadic-Florida entered into a development agreement with Bio-Technical Resources, a division of Arkion Life Sciences LLC, or BTR, under which Dyadic-Florida agreed to pay for 80% of the $1.25 million worth of R&D services it was contracting to purchase over a two-year period from BTR, by issuing 300,300 shares of Dyadic-Florida common stock, valued at $3.33 per share. The Dyadic-Florida shares were issued and held in an escrow. Incident to the consummation of the merger, we assumed Dyadic-Florida's obligations with respect to the shares of common stock deliverable to BTR under the development agreement, and our shares were exchanged for the Dyadic-Florida shares in escrow. BTR's rights to the shares of our common stock vest and may be withdrawn from the escrow pro rata to the dollar value of BTR's actual performance of R&D services, as such services are billed by BTR on a regular monthly basis over a period expected to be approximately two years.


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         Assumption of Non-Plan Options. In May 2001, Dyadic-Florida issued to four individuals options to purchase an aggregate of 65,000 shares of Dyadic-Florida common stock. Incident to the merger, we assumed the obligations of Dyadic-Florida with respect to these options. These options expire on May 24, 2006 and are exercisable at a price of $4.50 per share. These options were not issued under the Dyadic International, Inc. 2001 Equity Compensation Plan.


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                              PLAN OF DISTRIBUTION

DISTRIBUTION BY SELLING STOCKHOLDERS

         We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholder" includes the donees, transferees or others who may later hold the selling stockholder's interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated interdealer quotation system on which our common stock may then be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters, on a firm commitment or best efforts basis, may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

     o a block trade, which may involve crosses, in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block ,as principal, to facilitate the transaction;

     o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through marketmakers;

     o transactions in put or call options or other rights, whether exchange-listed or otherwise, established after the effectiveness of the registration statement of which this prospectus is a part, and

     o    privately negotiated transactions.

In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or Securities Act, may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

         For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchaser of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

         The selling stockholders and any broker-dealers or agents participating in the distribution of our securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act.

         At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.


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

         In connection with distributions of the selling stockholders' shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholders may also:

     o    sell shares short and redeliver shares to close out short positions;

     o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons of the shares, and broker-dealers may resell those shares pursuant to this prospectus; and

     o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

         We have advised the selling stockholders who purchased shares in our private placement offering completed in early November 2004, that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act. Each of such selling stockholders agreed with us that they would not have an open position in shares of our common stock prior to the registration statement being declared effective.

         In order to comply with securities laws of certain states, if applicable, the shares of our common stock may be sold only through registered or licensed brokers-dealers.

         The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its rules and regulations, including Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of our common stock.

         The selling stockholders may offer all of the shares of common stock for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, those sales, or that possibility, may have a depressive effect on the market price of our common stock.

         We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders. However, some of the shares being resold under this prospectus by selling stockholders are shares to be issued by us upon the exercise of warrants or options owned by the selling stockholders. We will receive the proceeds of the exercise price of these options or warrants, if and when they are exercised. However, we will receive no proceeds from the exercise of warrants to purchase 495,460 shares of common stock issued to the placement agents for our private placement offering completed in early November 2004 if these warrants are exercised on a cashless basis by their holders, as permitted by the terms of these warrants.

         We will pay all costs and expenses incurred in connection with the registration under the Securities Act of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. Each selling stockholder will pay all of his, her or its own brokerage fees and commissions, if any, incurred in connection with the sale of his, her or its shares of common stock. In addition, in certain cases, we have agreed to indemnify some of the selling stockholders against certain liabilities, including liabilities under the Securities Act.

         We cannot assure you that any of the selling stockholders will sell any or all of the shares of common stock they may offer.


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

                            DESCRIPTION OF SECURITIES


     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of January 19, 2005, there were issued and outstanding:


     o    22,231,105 shares of common stock;


     o options to purchase 886,000 shares of common stock at an average weighted per share exercise price of $4.29;


     o warrants to purchase 1,995,460 shares of common stock at an exercise price of $3.33 per share;

     o warrants to purchase 4,957,316 shares of common stock at an exercise price of $5.50 per share;

     o promissory notes convertible, as of October 29, 2004, into 473,835 shares of common stock at $3.33 per share; and

     o a contractual obligation to issue 300,300 shares in connection with the purchase of certain real estate, which ascribes a $3.33 per share value to these shares.

         The following summary of the material provisions of our common stock, options, warrants, convertible notes, amended certificate of incorporation and bylaws is qualified by reference to the provisions of applicable law and to our amended certificate of incorporation and bylaws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

         Holders of our Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the board of directors, subject to any preferential dividend rights which may be granted to holders of any preferred stock authorized and issued by the board of directors. Holders of our common stock do not have cumulative voting rights and are entitled to one vote per share on all matters to be voted upon by stockholders. Our common stock is not entitled to preemptive rights and is not subject to redemption, including sinking fund provisions, or conversion. Upon our liquidation, dissolution or winding up, the assets, if any, legally available for distribution to stockholders are distributable ratably among the holders of our common stock after payment of all classes or series of our preferred stock. All outstanding shares of our common stock are validly issued, fully-paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the preferential rights of all classes or series of preferred stock that we may issue in the future.

PREFERRED STOCK

         Our board of directors has the authority, without further action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. Additionally, as discussed below, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.


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

INVESTOR WARRANTS

         We have issued warrants to purchase shares of our common stock, which we refer to as the Investor Warrants, in connection with a private placement offering of shares of our common stock completed in early November 2004 and, incident to the consummation of the merger, to certain Dyadic-Florida shareholders who purchased shares of Dyadic-Florida common stock in a private placement that Dyadic-Florida completed in July 2004. Each Investor Warrant entitles the holder to purchase one share of our common stock for $5.50 at any time prior to October 29, 2009, at which time the warrants will expire. The Investor Warrants can be transferred, subject to compliance with applicable securities laws, separately from the shares of common stock comprising part of the investment units in which they were sold. The shares of our common stock underlying the Investor Warrants, when issued upon exercise and payment of the purchase price, will be fully paid and nonassessable.

         The Investor Warrants are callable in whole and not in part by us, upon 15 business days' prior notice, at a price of $0.001 per share purchasable under the Investor Warrant, if the volume weighted average trading price of the common stock has averaged at least 150% of the Investor Warrant exercise price for a period of 10 consecutive business days ending within three trading days prior to the day on which we mail the notice of call to the Investor Warrant holders. In the event we give notice of our intention to call the Investor Warrants, a holder would be forced to either exercise his Investor Warrants within 15 business days of the notice of call or accept the call price. We may not call the Investor Warrants at any time that a current registration statement under the Securities Act is not then in effect covering the resale of the shares purchasable under the Investor Warrants and the shares are not listed or quoted on a national stock exchange, Nasdaq or the OTC Bulletin Board.

         The number and kind of securities or other property for which the Investor Warrants are exercisable and the Investor Warrant exercise price are subject to adjustment upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. Holders of Investor Warrants have no voting, dividend, or other rights as stockholders with respect to the shares underlying the Investor Warrants, unless and until the Investor Warrants are exercised.

         Our exercise of our call right would force a holder of Investor Warrants either to exercise them and pay to us the exercise price at a time when it may be disadvantageous for the holder to do so or to accept the nominal call price. Holders who do not exercise their Investor Warrants prior to the effectiveness of the call by us will forfeit their right to purchase the shares of common stock underlying the Investor Warrants.

P/A WARRANTS

         As part consideration for the services provided by the placement agents in our private placement offering completed in early November 2004, in addition to Investor Warrants, these placement agents were also issued warrants to purchase an aggregate of 495,460 shares of common stock, which we refer to as the P/A Warrants. The terms of the P/A Warrants are identical to the terms of the Investor Warrants, except that:

     o    the per share exercise price is $3.33 instead of $5.50,

     o    the P/A Warrants may be exercised on a cashless basis, and

     o the placement agents may transfer their P/A Warrants to their directors, officers and employees, subject to compliance with applicable securities laws.

BRIDGE LOAN WARRANTS

         In connection with the bridge loan in the amount of $3,000,000 that Dyadic-Florida obtained from a syndicate of its shareholders in May 2003, Dyadic-Florida issued to these lending shareholders warrants to purchase 1,500,000 shares of Dyadic-Florida common stock, which we refer to as the Bridge Loan Warrants. Incident to the consummation of the merger, we assumed Dyadic-Florida's obligations under these Bridge Loan Warrants. The exercise price of the Bridge Loan Warrants was originally the lesser of $4.50 or the conversion price of a Series A convertible preferred stock of Dyadic-Florida which was redeemed in the first half of 2004. The Bridge Loan Warrants were amended in August 2004 to fix their exercise price at $3.33 as part consideration for Mr. Emalfarb's commitment to purchase $1,225,000 in shares of our common stock and Investor Warrants, at $3.33 per investment unit, upon consummation of the merger, the extension of the due date of Mr. Emalfarb's portion of the $3.0 million bridge loan and the surrender of certain anti-dilution protective provisions formerly existing under the Bridge Loan Warrants. The Bridge Loan Warrants expire in May 2013.

REGISTRATION RIGHTS

         Pursuant to the terms of the private placement offering completed in early November 2004, we agreed to file a registration statement registering the shares of our common stock sold in the offering, or purchasable under the Investor Warrants sold in the offering, for resale under the Securities Act of 1933 within 60 days following the closing of the Offering. Additionally, we agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement, at our expense, through the last to occur of 24 months after the date of this prospectus or 12 months after the full exercise or expiration of the Investor Warrants held by investors in that offering. All of our shares subject to these agreements are included in this prospectus in accordance with the terms of those agreements, except for those securities for which the registered owner of the securities did not respond to our requests for information.

         Incident to the merger, we also agreed to register for resale shares of our common stock issued to former shareholders of Dyadic-Florida or issuable upon the exercise of Dyadic-Florida warrants, stock options, other than those granted under the Dyadic 2001 Equity Compensation Plan, convertible notes and contractual commitments which we assumed incident to the consummation of the merger. All of our shares subject to the agreement to register are included in this prospectus in accordance with the terms of that agreement.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

         Certificate of Incorporation and Bylaws. Certain provisions in our restated certificate of incorporation and our bylaws could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, our restated certificate of incorporation or bylaws contain the following provisions:

     o Our board of directors is composed of three classes of directors who serve staggered three-year terms so that only one-third of the directors are eligible for election at any annual meeting of stockholders, and cumulative voting in the election of directors is specifically denied.

     o Any action permitted to be taken by our stockholders is required to be effected at a duly called annual or special meeting of stockholders and cannot be effected by a written consent.

     o Our stockholders will not be permitted to call a special meeting of stockholders, and the only business matters permitted to be conducted at any annual or special meeting of stockholders will be business matters properly brought before that meeting in accordance with specified procedures.

     o Specific procedures are established for stockholder nominations for directors and stockholder proposals of business to be considered at an annual or special meeting of stockholders.

     o Our board of directors establishes the number of directors, and vacancies on our board of directors must be filled by a majority approval of the remaining directors, and directors may not be removed by stockholder action without cause.

     o Our board of directors is empowered to adopt, amend or repeal our bylaws, while our stockholders may adopt, amend or repeal our bylaws only upon an affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

     o Our board of directors has the power to designate and establish new classes of preferred stock having terms that the board of directors determines to be advisable.


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

     o With respect to extraordinary matters that are brought to our stockholders for a vote, including the sale of all or substantially all of our assets, a merger, a consolidation, the conversion of us into another type of entity or the amendment of our restated certificate of incorporation, unless that matter is affirmatively recommended by our board of directors, its approval will require the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

     o The foregoing provisions of our restated certificate of incorporation and bylaws and other provisions pertaining to the limitation of liability and indemnification of directors may be amended or repealed only with the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of stock entitled to vote.

In addition, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares of common stock or preferred stock could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

     o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

     o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

     o effecting an acquisition that might complicate or preclude the takeover.

         The effect of all of the foregoing provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or her best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

         Delaware Anti-Takeover Law. We are not currently subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. Nevertheless, if our shares of common stock become listed on a national securities exchange, authorized for quotation on The Nasdaq Stock Market or held of record by more than 2,000 stockholders, we will become subject to the provisions of Section 203. Section 203 prevents certain Delaware corporations from engaging in a business combination with any interested stockholder, under certain circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

     o the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

         This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

         Limited Liability and Indemnification. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

         Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

     o acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

     o with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled, under the circumstances and despite the adjudication of liability, to indemnity for an amount of expenses that the court deems proper.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its address is 17 Battery Place, New York, New York 10004-1123.

                         SHARES ELIGIBLE FOR FUTURE SALE


         As of January 19, 2005, we had outstanding an aggregate of 22,231,105 shares of our common stock, assuming no exercises of outstanding options, warrants and convertible securities. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by one of our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act. A number of the selling stockholders, however, are subject to lock-up agreements. These lock-up agreements restrict these selling stockholders from selling all or a portion of their shares for specified periods. See "Selling Stockholders - Restrictions on Transfer."


RULE 144

         In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     o 1% of the number of shares of our common stock then outstanding, which equals 222,311 shares as of January 19, 2005, or


     o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

         Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

         As of January 19, 2005, 1,653,138 shares of our common stock currently outstanding are eligible for sale under Rule 144. After November 2005, an additional 20,577,967 shares of our common stock currently outstanding will be eligible for sale under Rule 144.


RULE 144(k)

         Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. Our transfer agent will require an opinion from legal counsel to effect a Rule 144(k) transaction. We may charge a fee to persons requesting transactions under Rule 144(k) to obtain the necessary legal opinions.


         As of January 19, 2005, 1,653,138 shares of our common stock currently outstanding are eligible for sale pursuant to Rule 144(k).


STOCK PLANS


         As of January 19, 2005, options to purchase 821,000 shares of our common stock were outstanding under the Dyadic International, Inc. 2001 Equity Compensation Plan and an additional 4,312,823 shares of our common stock were reserved for issuance under the plan for options and awards that had not yet been granted. We intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under the plan but not the shares being offered to the holders of outstanding options. Based on the number of options outstanding and shares reserved for issuance under our stock option and incentive plans, the Form S-8 registration statement would cover 5,133,823 shares. The Form S-8 registration statement will become effective immediately upon filing. At that point, subject to the satisfaction of applicable exercisability periods and Rule 144 volume limitations applicable to affiliates, shares of our common stock to be issued upon exercise of outstanding options subsequently granted pursuant to the plan will be available for immediate resale in the public market.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus will be passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas. Robert I. Schwimmer, a shareholder in that firm, owns 105,556 shares of our common stock.

                                     EXPERTS

         The financial statements as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in its report, appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             CHANGES IN ACCOUNTANTS

         The Company consummated, on October 29, 2004, its acquisition via a reverse acquisition transaction of Dyadic-Florida.

         The independent registered public accounting firm for the Company was Sherb & Co., LLP, and the independent auditors for Dyadic-Florida have been Ernst & Young LLP. Because the reverse acquisition transaction will be treated as a reverse acquisition for accounting purposes, future historical financial reports filed by the Company will be those of Dyadic-Florida, the accounting acquirer. Accordingly, the Company's Board of Directors determined to change its independent registered public accounting firm from Sherb & Co., LLP to Ernst & Young LLP. Sherb & Co., LLP was dismissed as the independent registered public accounting firm of the Company on December 22, 2004, and Ernst & Young LLP was engaged as the independent registered public accounting firm for the Company on December 22, 2004. As a result of being the auditors of Dyadic-Florida, Ernst & Young LLP did have consultations with Dyadic Florida regarding the reverse acquisition transaction.

         The reports of Sherb & Co., LLP on the Company's financial statements for the fiscal year ending December 31, 2003 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, but did include an explanatory paragraph relating to the Company's ability to continue as a going concern. In connection with the audit of our financial statement for the fiscal year ended December 31, 2003 and through the date of the dismissal of Sherb & Co., LLP, there were no disagreements with Sherb & Co., LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Sherb & Co., LLP, would have caused Sherb & Co., LLP to make reference to the matter in its reports. During the fiscal year ended December 31, 2003 and through the date of dismissal of Sherb & Co., LLP, no information is required to be reported under Item 304(a)(1)(iv)(B) of Regulation S-B.

                   INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                                                        PAGE
                                                                                                        ----


Index to Consolidated Financial Statements:


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..................................................F-1

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2003 (RESTATED) AND SEPTEMBER 30, 2004 (UNAUDITED)........F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 (RESTATED) AND 2002
     AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)...................................F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2003
     (RESTATED) AND 2002 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)........................F-4 to F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2003 (RESTATED) AND 2002 AND
     THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED).......................................F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................................................F-7

Index to Unaudited Pro Forma Consolidated Financial Statements:


Unaudited Pro Forma Consolidated Financial Statements (Introductory Note)................................P-1

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004..................................P-2

Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended
   September 30, 2004...................................... .............................................P-3

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2003............P-4

Notes to Unaudited Pro Forma Consolidated Financial Statements ..........................................P-5


             Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Dyadic International, Inc.

We have audited the accompanying consolidated balance sheet of Dyadic International, Inc. (a Florida corporation) and subsidiaries (the Company) as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated August 6, 2004, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 1, has completed a private placement of its common stock resulting in gross proceeds of approximately $25.4 million, satisfied the principal balance of a note payable to a stockholder with shares of common stock, and had the maturity dates of certain other loans from stockholders extended from January 1, 2005 to January 1, 2007. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dyadic International, Inc. and subsidiaries at December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

                                            /s/ Ernst & Young LLP
                                            Certified Public Accountants

Fort Lauderdale, Florida

August 6, 2004, except for the section of Note 1 under Merger, Private Placement of Common Stock and Other Related Transactions, and the first paragraph of
   Note 2, as to which the date is December 27, 2004.

                   Dyadic International, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                                            SEPTEMBER 30      DECEMBER 31
                                                                                2004              2003
                                                                            ------------      ------------
                                                                             (UNAUDITED)     (RESTATED - SEE
ASSETS                                                                                           NOTE 2)
Current assets:
   Cash and cash equivalents                                                $  1,753,199      $  1,649,562
   Accounts receivable, net of allowances of $225,718 at
     September 30, 2004 (unaudited) and $348,997 at December 31, 2003          3,794,929         3,688,366
   Inventory                                                                   5,985,242         4,551,210
   Prepaid expenses and other current assets                                     927,088           281,113
                                                                            ------------      ------------
Total current assets                                                          12,460,458        10,170,251

Fixed assets, net                                                                875,723         1,196,944
Intangible assets, net                                                           213,335           252,431
Goodwill                                                                         467,821           467,821
Other assets                                                                     561,089           261,106
                                                                            ------------      ------------
Total assets                                                                $ 14,578,426      $ 12,348,553
                                                                            ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                                         $  4,503,502      $  2,487,562
   Accrued expenses                                                            1,090,762         1,265,165
   Current portion of notes payable to stockholders, including
     accrued interest                                                            222,232           327,167
   Current portion of other notes payable                                             --             6,771
   Deferred revenue                                                                   --            45,756
   Income taxes payable                                                           91,967             9,046
                                                                            ------------      ------------
Total current liabilities                                                      5,908,463         4,141,467
                                                                            ------------      ------------

Long-term liabilities:
   Notes payable to stockholders, including accrued interest, net
     of current portion                                                        6,103,350         5,874,162
   Minority interest                                                             149,268            82,180
                                                                            ------------      ------------
Total long-term liabilities                                                    6,252,618         5,956,342
                                                                            ------------      ------------

Commitments and contingencies

Redeemable Series A convertible preferred stock                                       --        11,977,302

Stockholders' equity (deficit):
   Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no
     shares issued and outstanding                                                    --                --
   Common stock, $0.001 par value, 100,000,000 shares authorized,
     13,933,733 and 12,460,806 shares issued and outstanding at
     September 30, 2004 (unaudited) and December 31, 2003, respectively           13,934            12,461
   Additional paid-in capital                                                 23,439,541         7,557,209
   Note receivable from exercise of stock options                               (250,000)         (250,000)
   Accumulated deficit                                                       (20,786,130)      (17,046,228)
                                                                            ------------      ------------
Total stockholders' equity (deficit)                                           2,417,345        (9,726,558)
                                                                            ------------      ------------
Total liabilities and stockholders' equity (deficit)                        $ 14,578,426      $ 12,348,553
                                                                            ============      ============

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30                 YEAR ENDED DECEMBER 31
                                                  -------------------------------- ---------------------------------
                                                       2004            2003              2003            2002
                                                  -------------------------------- ---------------------------------
                                                            (UNAUDITED)            (RESTATED - SEE
                                                                                       NOTE 2)

 Net sales                                         $ 12,944,314      $ 11,399,713      $ 16,780,147      $ 10,026,736

Cost of goods sold                                    9,818,967         8,571,195        12,596,925         7,992,294
                                                   ------------      ------------      ------------      ------------
Gross profit                                          3,125,347         2,828,518         4,183,222         2,034,442
                                                   ------------      ------------      ------------      ------------

Expenses:
   Research and development                           2,533,531         2,609,296         3,571,242         3,144,462
   Sales and marketing                                1,373,728         1,248,592         1,749,023         1,141,344
   General and administrative                         2,055,803         1,864,419         2,307,540         2,420,234
                                                   ------------      ------------      ------------      ------------
Total expenses                                        5,963,062         5,722,307         7,627,805         6,706,040
                                                   ------------      ------------      ------------      ------------

Loss from operations                                 (2,837,715)       (2,893,789)       (3,444,583)       (4,671,598)
                                                   ------------      ------------      ------------      ------------

Other income (expense):
   Interest expense, including amortization
     of debt issuance costs on warrant of
     $1,996,875 for the nine months ended
     September 30, 2003 (unaudited) and
     $3,195,000 for the year ended
     December 31, 2003                                 (347,086)       (2,196,732)       (3,498,367)         (205,481)
   Interest income                                        2,576            10,158            12,593           188,648
   Share of income of unconsolidated affiliate               --                --                --            81,927
   Minority interest                                    (67,088)           (6,761)          (14,297)          (40,371)
   Foreign currency exchange losses, net                (55,752)         (131,854)         (236,200)          (93,400)
   Other, net                                            17,987             5,443            10,576           (35,807)
                                                   ------------      ------------      ------------      ------------
Total other income (expense)                           (449,363)       (2,319,746)       (3,725,695)         (104,484)
                                                   ------------      ------------      ------------      ------------

Loss before income taxes                             (3,287,078)       (5,213,535)       (7,170,278)       (4,776,082)

Provision for income taxes                               85,487            58,607            92,944            43,551
                                                   ------------      ------------      ------------      ------------
Net loss                                           $ (3,372,565)     $ (5,272,142)     $ (7,263,222)     $ (4,819,633)
                                                   ============      ============      ============      ============

Net income (loss) applicable to holders of
  common stock                                     $  7,104,737      $ (5,899,502)     $ (8,101,207)     $ (5,656,142)
                                                   ============      ============      ============      ============


Net income (loss) per common share:
   Basic                                           $       0.56      $      (0.47)     $      (0.65)     $      (0.45)
                                                   ============      ============      ============      ============

   Diluted                                         $      (0.23)     $      (0.47)     $      (0.65)     $      (0.45)
                                                   ============      ============      ============      ============

Weighted average shares and equivalent
  shares used in calculating net income
  (loss) per share:
   Basic                                             12,794,096        12,460,806        12,460,806        12,460,806
                                                   ============      ============      ============      ============

   Diluted                                           14,754,768        12,460,806        12,460,806        12,460,806
                                                   ============      ============      ============      ============

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

            Consolidated Statements of Stockholders' Equity (Deficit)


                                                COMMON STOCK                             NOTE
                                         --------------------------   ADDITIONAL      RECEIVABLE
                                          NUMBER OF                     PAID-IN     FROM EXERCISE     ACCUMULATED
                                           SHARES         AMOUNT        CAPITAL    OF STOCK OPTIONS     DEFICIT         TOTAL
                                         -----------   ------------   ------------   ------------    ------------    ------------
Balance at December 31, 2001              12,460,806   $     12,461   $  4,183,031   $         --    $ (3,458,879)   $    736,613
   Dividends accrued on
     preferred stock                              --             --             --             --        (800,000)       (800,000)
   Accretion of preferred
     stock issuance costs                         --             --             --             --         (36,509)        (36,509)
   Amortization of deferred
     compensation on
     nonemployee stock options                    --             --         43,830             --              --          43,830
   Exercise of employee stock
     options granted
     by principal stockholder                     --             --         80,000       (350,000)        270,000              --
   Net loss                                       --             --             --             --      (4,819,633)     (4,819,633)
                                         -----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 2002              12,460,806         12,461      4,306,861       (350,000)     (8,845,021)     (4,875,699)
   Dividends accrued on
     preferred stock                              --             --             --             --        (800,000)       (800,000)
   Accretion of preferred
     stock issuance costs                         --             --             --             --         (37,985)        (37,985)
   Amortization of deferred
     compensation on nonemployee
     stock options                                --             --         55,348             --              --          55,348
   Amortization of debt issuance
     costs on warrant                             --             --      3,195,000             --              --       3,195,000
   Payment of exercise price
     of employee stock
     options to principal stockholder             --             --             --        100,000        (100,000)             --
   Net loss - restated - see Note 2               --             --             --             --      (7,263,222)     (7,263,222)
                                         -----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 2003
  - restated - see Note 2                 12,460,806         12,461      7,557,209       (250,000)    (17,046,228)     (9,726,558)

Continued on next page.

                   Dyadic International, Inc. and Subsidiaries

                                               COMMON STOCK                            NOTE
                                       --------------------------    ADDITIONAL     RECEIVABLE
                                        NUMBER OF                      PAID-IN     FROM EXERCISE    ACCUMULATED
                                         SHARES         AMOUNT         CAPITAL   OF STOCK OPTIONS     DEFICIT          TOTAL
                                       -----------   ------------   ------------   ------------    ------------    ------------
Unaudited:
   Dividends accrued on
     preferred stock                            --   $         --              $   $         --    $   (350,684)   $   (350,684)
   Accretion of preferred stock
     issuance costs                             --             --             --             --         (16,653)        (16,653)
   Amortization of deferred
     compensation on
     nonemployee stock options                  --             --        252,579             --              --         252,579
   Issuances of common stock in
     a private placement, net of
     expenses of $118,260                1,422,099          1,422      4,615,908             --              --       4,617,330
   Redemption of Series A Preferred             --             --     10,844,639             --              --      10,844,639
   Common stock issued for
     employee bonuses                       18,624             19         61,999             --              --          62,018
   Common stock issued to
     investment bankers                     32,204             32        107,207             --              --         107,239
   Net loss                                     --             --             --             --      (3,372,565)     (3,372,565)
                                       -----------   ------------   ------------   ------------    ------------    ------------

Balance at September
  30, 2004 (unaudited)                  13,933,733   $     13,934   $ 23,439,541   $   (250,000)   $(20,786,130)   $  2,417,345
                                       ===========   ============   ============   ============    ============    ============

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                     NINE MONTHS ENDED
                                                                         SEPTEMBER 30                YEAR ENDED DECEMBER 31
                                                                ----------------------------      ----------------------------
                                                                   2004             2003             2003              2002
                                                                -----------      -----------      -----------      -----------
                                                                         (UNAUDITED)              (RESTATED -
                                                                                                  SEE NOTE 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                        $(3,372,565)     $(5,272,142)     $(7,263,222)     $(4,819,633)
Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation and amortization of fixed assets                    365,657          366,408          486,628           94,673
   Amortization of intangible and other assets                       67,599           67,599           90,132           90,112
   Amortization of debt issuance costs on warrant                        --        1,996,875        3,195,000               --
   Minority interest                                                 67,088            6,761           14,297           40,371
   Provision for doubtful accounts                                   23,000          182,229          184,809           35,340
   Share of loss of unconsolidated affiliate                             --               --               --          (81,927)
   Compensation expense on stock options                            252,579           41,511           55,348           75,296
   Changes in operating assets and liabilities:
     Accounts receivable                                           (129,563)        (350,633)        (726,849)        (624,696)
     Inventory                                                   (1,434,032)      (1,738,802)        (856,492)         224,562
     Prepaid expenses and other current assets                     (608,475)         (59,758)          31,511           38,348
     Other assets                                                  (221,247)        (103,020)         (85,359)         (11,350)
     Accounts payable                                             2,015,940          409,534          611,113          299,944
     Accrued expenses                                               116,803          167,785          204,062         (116,063)
     Deferred revenue                                               (45,756)              --           45,756               --
     Income taxes payable                                            82,921           61,400            4,300               --
     Investment in and advances to unconsolidated affiliate              --               --               --         (172,409)
                                                                -----------      -----------      -----------      -----------

Total adjustments                                                   552,514        1,047,889        3,254,256         (107,799)
                                                                -----------      -----------      -----------      -----------

Net cash used in operating activities                            (2,820,051)      (4,224,253)      (4,008,966)      (4,927,432)
                                                                -----------      -----------      -----------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of fixed assets                                           (44,436)         (63,689)        (109,593)      (1,217,859)
Cash paid to acquire additional voting interest in
  unconsolidated affiliate                                               --               --          (30,000)         (70,000)
Net cash acquired from consolidation of affiliate                        --               --               --            9,675
                                                                -----------      -----------      -----------      -----------

Net cash used in investing activities                               (44,436)         (63,689)        (139,593)      (1,278,184)
                                                                -----------      -----------      -----------      -----------


CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of note payable to bank                                        --         (245,222)        (245,222)        (336,679)
Repayment of other notes payable                                     (6,771)          (6,771)          (9,029)              --
Payment of deferred offering costs                                  (37,500)              --               --               --
Net proceeds from issuance of common stock                        4,617,330               --               --               --
Payment for redemption of Redeemable Series A
  convertible preferred stock                                    (1,500,000)              --               --               --
Proceeds from (repayment of) notes payable to stockholders         (104,935)       3,000,000        3,000,000               --
                                                                -----------      -----------      -----------      -----------

Net cash provided by (used in) financing activities               2,968,124        2,748,007        2,745,749         (336,679)
                                                                -----------      -----------      -----------      -----------

Net increase (decrease) in cash and cash equivalents                103,637       (1,539,935)      (1,402,810)      (6,542,295)

Cash and cash equivalents at beginning of period                  1,649,562        3,052,372        3,052,372        9,594,667
                                                                -----------      -----------      -----------      -----------

Cash and cash equivalents at end of period                      $ 1,753,199      $ 1,512,437      $ 1,649,562      $ 3,052,372
                                                                ===========      ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES

Cash paid for interest                                          $   137,790      $   110,006      $   115,292      $   170,977
                                                                ===========      ===========      ===========      ===========
Cash paid for income taxes                                      $    10,616      $        --      $   158,255      $        --
                                                                ===========      ===========      ===========      ===========

Fair value of warrant recorded as debt issuance costs           $        --      $ 1,996,875      $ 3,195,000      $        --
                                                                ===========      ===========      ===========      ===========

Common stock issued for deferred offering costs                 $   107,239      $        --      $        --      $        --
                                                                ===========      ===========      ===========      ===========

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 2003
         (Information pertaining to the periods ended September 30, 2004 and 2003 is unaudited)


1.    ORGANIZATION AND OPERATIONS

GENERAL

Dyadic International, Inc. (the Company or Dyadic), based in Jupiter, Florida, with operations in the United States of America, Hong Kong, Poland and The Netherlands, is a developer and distributor of specialty enzymes and related products for sale to the textile, food and feed, starch, pulp and paper and other industries. The Company intends to become a global leader in functional proteomics through the discovery, development and manufacturing of novel products, including enzymes and proteins, derived from the genes of complex living organisms (including humans) found in the earth's biodiversity. Using its proprietary platform technologies for gene discovery and gene expression, Dyadic is developing additional biological products (e.g., proteins, enzymes, polypeptides and small molecules) for use by itself and for applications in large segments of the agricultural, industrial, chemical and pharmaceutical industries.

The Company expects to incur losses over the next several years as it continues to develop its technologies and establish the commercial laboratories and other required infrastructure to exploit these technologies. However, there can be no assurance that the Company's efforts with regard to these matters will be successful.

MERGER, PRIVATE PLACEMENT OF COMMON STOCK AND
   OTHER RELATED TRANSACTIONS

In October and November 2004, the Company entered into and executed several contemporaneous and related transactions (collectively, the Transactions) as described below.

Merger

Effective October 29, 2004, the Company entered into an Agreement of Merger and Plan of Reorganization (the Merger) with CCP Worldwide, Inc., a public reporting company, and its wholly-owned subsidiary, CCP Acquisition Corp. As a result of the Merger, CCP Acquisition Corp. was merged with and into the Company, with the Company being the surviving corporation, and the Company changed its name to Dyadic International (USA), Inc. In turn, CCP Worldwide, Inc. changed its name to Dyadic International, Inc., and stockholders of the Company received, in exchange for Company shares, shares of CCP Worldwide, Inc. on a one-for-one basis.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

Concurrently, the Company's officers and directors became the officers and directors of the merged, reorganized entity. A total of 12,580,895 shares of common stock were exchanged in the Merger, including the 300,300 shares placed in escrow in accordance with the Development Agreement discussed in Note 11. The Company's pre Merger obligations to contingently issue common shares in accordance with a real estate acquisition agreement, employee stock options, nonemployee stock options and warrants and convertible debt instruments were also assumed.

The Company has recorded the Merger as the issuance of stock for the net monetary assets of CCP Worldwide, Inc. (which were nil), accompanied by a recapitalization. This accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible assets are recorded. A total of 1,653,138 shares of common stock, representing the aggregate number of shares held by stockholders of CCP Worldwide, Inc. immediately prior to the Merger, have been retroactively reflected as outstanding for all periods presented in the accompanying consolidated financial statements. Additionally, the accompanying consolidated financial statements retroactively reflect the authorized capital stock of CCP Worldwide, Inc. and the resultant change from no par to $0.001 par value on the Company's common stock.

As part of the Transactions, and immediately prior to the Merger, CCP Worldwide, Inc. disposed of its only operating subsidiary as part of a Split-off Agreement between CCP Worldwide, Inc., its wholly owned subsidiary, the Company and a former member of the board of directors of CCP Worldwide, Inc.

As a result of the Merger and the Split-off Agreement, the only business operations of the newly formed Dyadic International, Inc., formerly CCP Worldwide, Inc., are the operations of the Company.

The Company has incurred approximately $336,000 of costs through September 30, 2004 related to the Merger. These costs are included in prepaid expenses and other current assets in the accompanying consolidated balance sheet as of September 30, 2004 (unaudited). The Company will expense all costs related to the Merger in the fourth quarter of the year ending December 31, 2004.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

Private Placement

In November 2004, in accordance with Subscription Agreements and a Private Offering Memorandum (the October Offering) dated October 2004, the Company sold 7,629,204 Investment Units, realizing gross proceeds of approximately $25,405,000. An Investment Unit consists of one share of the Company's common stock and one five-year callable warrant to purchase one share of the Company's common stock at $5.50 per share for every two Investment Units purchased. Accordingly, 3,814,602 warrants to purchase the Company's common stock were issued to participants in the October Offering. Concurrently, the Company issued 711,050 warrants to purchase the Company's common stock at $5.50 per share to participants in the Offering completed in July 2004 (see Note 8), as well as 247,730 warrants to purchase the Company's common stock at $5.50 per share and 495,460 warrants to purchase the Company's common stock at $3.33 per share, both to placement agents in the October Offering.

The Company has incurred approximately $311,000 of costs through September 30, 2004 related to the October Offering, including the subsequent registration of the Company's shares issued in the Merger and the October Offering. These costs are included in other assets in the accompanying consolidated balance sheet as of September 30, 2004 (unaudited). The Company will record all costs related to the October Offering in the fourth quarter of the year ending December 31, 2004 as a reduction of additional paid-in capital.

Other Transactions

      CANCELLATION OF INDEBTEDNESS

Ancillary to the Merger and October Offering, in November 2004, an additional 367,868 Investment Units were sold to Mark A. Emalfarb through the Mark A. Emalfarb Trust in exchange for the cancellation of the Company's note payable to the Mark A. Emalfarb Trust (see Note 6) with a balance of $1,225,000.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

      MODIFICATION OF BRIDGE LOAN WARRANT

As part of the Transactions, the warrant to purchase 1.5 million shares of the Company's common stock issued in connection with the May 2003 $3 million revolving note payable to the Mark A. Emalfarb Trust (see Note 6) was modified to reduce the exercise price from $4.50 to $3.33 per share. Additionally, the Bridge Loan maturity date was extended to January 1, 2007. As a result, approximately $350,000, representing the incremental fair value of the modified warrant as compared to the fair value of the original warrant immediately before the modification (determined using the Black-Scholes option pricing model, using the following assumptions: risk-free interest rate of 3.91%, dividend yield of 0%, expected volatility of 50% and an expected remaining life of 8.6 years, the remaining term of the warrant) will be amortized to interest expense through the new maturity date. The estimated fair value of the original warrant had been fully amortized to interest expense during the year ended December 31, 2003.

      MODIFICATION OF CONVERTIBLE NOTES

Also as part of the Transactions, the conversion prices with respect to the October 29, 2004 principal and accrued interest balances on the Emalfarb Trust Note and the Francisco Trust Note (see Note 6) were fixed at $3.33 per share, and the due dates were extended to January 1, 2007. As a result of the modification of the conversion price, a beneficial conversion feature totaling approximately $554,000 will be recognized in October 2004.

      INCREASE IN SHARES RESERVED FOR EQUITY PLAN

In September 2004, by written consent, the Company's Board of Directors and stockholders approved an increase in the authorized number of shares of common stock under the Equity Plan (see Note 10) from 1,302,989 to 5,152,447.

ORGANIZATIONAL HISTORY

The Boards of Directors of three companies under common control agreed to merge in a transaction that became effective on May 31, 1999, and at that time, the surviving corporation changed its name to Dyadic International, Inc. The merger was accounted for at historical cost in a manner similar to a pooling-of-interest business combination as each entity was under common control at the time of the merger.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

In April 2001, the Company formed Dyadic International Sp. z o.o., a Polish corporation, for the purpose of managing and coordinating the Company's contract manufacturing of industrial enzymes in Poland, and to assist in the marketing and distribution of those products.

In January 2003, the Company formed Dyadic Nederland B.V. (BV), a Dutch corporation, and entered into a Cooperation and License Agreement with an unrelated third party to cooperate on an exclusive basis in the development, use and marketing of High Throughput Robotic Screening Systems utilizing fungal organisms.

HISTORICAL RESULTS OF OPERATIONS

The Company has incurred losses from operations during each of the last two years, which, when combined with losses incurred through December 31, 2001, have resulted in an accumulated deficit of approximately $17.0 million, and a stockholders' deficit of approximately $9.7 million as of December 31, 2003.

The Company has attributed these operating results, among other things, to negative trends in the textile enzymes sector, utilization of funds for acquiring and developing assets, including but not limited to intellectual property and proprietary technology, expansion of its operations, establishment of new affiliates, and increased research and development spending. In order to advance its science and to develop new products, the Company has continued to incur discretionary research and development expenditures in 2004. Unaudited interim financial information for the nine months ended September 30, 2004, indicates that the losses are continuing. The Company has historically funded these losses from operations with proceeds from gross profit generated through the sale of its products, external borrowings, borrowings from its stockholders, and sales of preferred and common equity securities. As more fully described in
Note 11, independent foreign and domestic manufacturers conduct contract production of certain products for the Company. The foreign manufacturer must obtain funding to expand its production capacity, and the domestic manufacturer has informed the Company that it will not renew its contract, which is in effect until May 14, 2005. During the year ended December 31, 2003, the Company received a $3 million loan from one of its stockholders, and in 2004, the
Company raised approximately $4.7 million in a private offering of its equity securities ($1.5 million of which was used to redeem all outstanding shares of Series A Preferred stock). The Company will require additional financing to continue to fund its operations (which used net cash of approximately $4.0 million and $4.9 million in 2003 and 2002, respectively) and satisfy its obligations as they come due in the normal course of business.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

The Company believes that it will raise sufficient capital to continue to fund its operations and satisfy its obligations as they come due in the normal course of business. The sources of this capital are expected to include proceeds from additional borrowings and sales of preferred and common equity securities.

See Merger, Private Placement of Common Stock and Other Related Transactions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTATEMENT

The Company has restated the accompanying consolidated financial statements as of and for the year ended December 31, 2003, to correct an error in the recording of certain revenue and expenditure transactions denominated in foreign currencies. This error also resulted in the incorrect costing of the Company's inventory as of December 31, 2003. The Company corrected this error in order to properly value inventory as of December 31, 2003, and to properly record certain revenue and expenditure transactions denominated in foreign currencies based on the published exchange rates on the effective dates of the respective transactions.

The impact of these corrections on certain financial statement captions as of and for the year ended December 31, 2003 follows:


                                                                INCREASE
                                                               (DECREASE)
                                                            ------------------
        Consolidated Balance Sheet Data:
           Inventory                                          $     126,311
           Stockholders' deficit                                   (126,311)

        Consolidated Statement of Operations Data:
           Net sales                                                183,745
           Cost of goods sold                                       242,448
                                                            ------------------
           Gross profit                                             (58,703)
           Expenses
             Research and development                               131,394
           Other income (expense)
             Interest expense                                         3,692
             Foreign currency exchange losses, net                 (320,100)
                                                            ------------------
           Net loss                                           $    (126,311)
                                                            ==================
           Net loss per common share, basic and diluted       $       (0.01)
                                                            ==================

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

UNAUDITED INTERIM RESULTS

The accompanying consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are unaudited; however, in the opinion of management all adjustments (consisting of normal, recurring adjustments) necessary to a fair presentation of the consolidated financial statements for these interim periods have been made. The results of the interim period are not necessarily indicative of the results to be expected for a full fiscal year. The accounting policies described hereafter and disclosed as part of the Company's annual consolidated financial statements have been consistently applied to the Company's unaudited interim consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. As described in
Note 7, Dyadic has an 82.5% ownership interest in the outstanding shares of an affiliate that, until June 30, 2002, was accounted for under the equity method because the Company's ownership interest did not constitute a majority of the outstanding voting shares of the affiliate. In July 2002, the Company acquired additional voting rights such that, as of that date, it also owned a majority of the outstanding voting shares of the affiliate. Therefore, the investment in the affiliate was accounted for under the equity method through June 30, 2002, and as a consolidated subsidiary (with an allocation to minority interest) after that date.

CASH AND CASH EQUIVALENTS

The Company considers as cash equivalents all interest-bearing deposits or investments with original maturities of three months or less.

The Company has cash equivalents of approximately $725,000 in money market funds as of December 31, 2003 bearing interest at 0.86% per annum.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORY

Inventory primarily consists of finished goods including industrial enzymes used in the industrial, chemical and agricultural markets and is stated at the lower of cost or market using the first-in, first-out method. Finished goods include raw materials and manufacturing costs, substantially all of which are incurred pursuant to agreements with independent manufacturers. Provision has been made to reduce excess or obsolete inventory to net realizable value.

FIXED ASSETS

Fixed assets are recorded at cost and depreciated and amortized using the straight-line method over their estimated useful lives, which range from five to ten years. Leasehold improvements are amortized over the lesser of their useful lives or the lease terms.

INTANGIBLE ASSETS

Intangible assets include patent and technology acquisition costs which are being amortized using the straight-line method over the twelve-year terms of the patents. No additional costs related to the patents and technology were incurred and capitalized in 2003 or 2002. Accumulated amortization of intangible assets was $288,927 as of December 31, 2003, and amortization expense was $52,128 for each of the years ended December 31, 2003 and 2002. Amortization expense will be approximately the same as in 2003 and 2002 for each of the next 4 years, and will be approximately $44,000 in 2008, when these intangible assets will become fully amortized.

GOODWILL

To apply the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the Company is required to identify its reporting units. Based on an analysis of economic characteristics and how the Company operates its business, the Company has designated its geographic locations as its reporting units: the United States (which includes the Company's subsidiary in Poland), The Netherlands and Hong Kong. All goodwill is associated with the Hong Kong reporting unit. In accordance with the provisions of SFAS No. 142, the Company was required to perform an impairment review of goodwill as of January 1, 2003 and 2004. This test involved the use of estimates to determine the fair value of the Company's Hong Kong reporting

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

unit and the comparison of fair value to the carrying value of the reporting unit. The impairment review as of January 1, 2003 and 2004 was completed and resulted in no goodwill impairment charge.

LONG-LIVED ASSETS

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale.

The Company reviews its long-lived assets, including fixed assets that are held and used in its operations, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, as required by SFAS No. 144. If such an event or change in circumstances is present, the Company will estimate the undiscounted future cash flows, less the future outflows necessary to obtain those inflows, expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of the related assets, the Company will recognize an impairment loss to the extent the carrying value exceeds the fair value. The Company records impairment losses resulting from abandonment in loss from operations. Assets to be disposed of are reclassified as assets held for sale at the lower of their carrying amount or fair value less costs to sell. Write-downs to fair value less costs to sell are reported above the loss from operations line as other expense.

The Company does not believe that the there were any events or changes in circumstances that indicate that the carrying amounts of its long-lived assets may not be recoverable as of December 31, 2003.

RESEARCH AND DEVELOPMENT

Research and development costs related to both present and future products are charged to operations when incurred. Revenue received for research and development is recognized as the Company meets its obligations under the related agreement. The Company recognized $150,000 in research and development revenue for the year ended December 31, 2003, which is included in net sales in the accompanying consolidated statement of operations.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A deferred tax valuation allowance is established if, in management's opinion, it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized.

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share has been computed using the weighted-average number of shares of common stock outstanding during the period. In arriving at net income (loss) applicable to common stockholders, accrued preferred stock dividends and accretion of preferred stock issuance costs are deducted for each period presented in which such cumulative preferred stock is outstanding. For the nine months ended September 30, 2004, the excess of the Series A Preferred carrying value at the time of redemption, over the $1,500,000 cash paid for redemption is added to net loss in computing net income applicable to holders of common stock, in accordance with EITF Topic D-42: The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. For the nine months ended September 30, 2004, the Company has used the if-converted method to calculate the dilutive effect of common stock issuable pursuant to conversion features for purposes of diluted income per share.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following  table  reflects the  calculation  of basic and diluted net income
(loss) per share for the periods presented:


                                                          NINE MONTHS ENDED                    YEAR ENDED
                                                             SEPTEMBER 30                      DECEMBER 31
                                                   --------------------------------- --------------------------------
                                                         2004            2003              2003           2002
                                                   --------------------------------- --------------------------------
                                                             (UNAUDITED)               (RESTATED -
                                                                                       SEE NOTE 2)
Net loss                                             $ (3,372,565)   $ (5,272,142)   $ (7,263,222)   $ (4,819,633)
Plus: Excess carrying value of Series A Preferred
        stock over cash redemption amount              10,844,639              --              --              --
Less: Accrued dividends on preferred stock               (350,684)       (600,000)       (800,000)       (800,000)
      Accretion of preferred stock issuance costs         (16,653)        (27,360)        (37,985)        (36,509)
                                                     ------------    ------------    ------------    ------------
Net income (loss) applicable to holders of
   common stock for basic calculation                   7,104,737    $ (5,899,502)   $ (8,101,207)   $ (5,656,142)
                                                                     ============    ============    ============

Plus: Accrued dividends on preferred stock                350,684
      Accretion of issuance costs                          16,653
      Interest on subordinated convertible notes
        payable                                            47,601
Less: Excess carrying value of Series A Preferred
        over cash redemption amount                   (10,844,639)
                                                     ------------

Net loss applicable to holders of common stock for
   diluted calculation                               $ (3,324,964)
                                                     ============

Weighted average common shares used in computing
  net income (loss) per share:
     Basic                                             12,794,096      12,460,806      12,460,806      12,460,806
                                                                     ============    ============    ============
     Plus: Common shares obtainable upon
             conversion of Series A Preferred           1,611,637
           Common shares obtainable upon
             conversion of subordinated
             convertible notes payable                    349,035
                                                     ------------
     Diluted                                           14,754,768      12,460,806      12,460,806      12,460,806
                                                     ============    ============    ============    ============

Net income (loss) per common share:
     Basic                                           $       0.56    $      (0.47)   $      (0.65)   $      (0.45)
                                                     ============    ============    ============    ============
     Diluted                                         $      (0.23)   $      (0.47)   $      (0.65)   $      (0.45)
                                                     ============    ============    ============    ============

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The  following   potentially  dilutive  securities  were  not  included  in  the calculation of diluted net loss per share as they were anti-dilutive for the respective periods presented:

                                                                 NINE MONTHS ENDED                  YEAR ENDED
                                                                    SEPTEMBER 30                    DECEMBER 31
                                                             -------------------------       -------------------------
                                                               2004             2003            2003            2002
                                                             ---------       ---------       ---------       ---------
                                                                   (UNAUDITED)
Instruments to purchase common stock:
  Stock options outstanding pursuant to the
     Equity Plan (see Note 10)                                 755,000         419,000         415,000         231,000
   Other stock options                                          65,000          65,000          65,000          65,000
   Warrants outstanding (a)                                  1,500,000       1,500,000       1,500,000              --

Common stock issuable pursuant to conversion features:
   Redeemable Series A convertible preferred stock                  --       2,815,333       2,682,000       2,504,222
   Subordinated convertible notes payable                           --         337,474         338,457         334,560
                                                             ---------       ---------       ---------       ---------

Total shares of common stock considered anti-dilutive        2,320,000       5,136,807       5,000,457       3,134,782
                                                             =========       =========       =========       =========

(a)   Issued in connection with Bridge Loan discussed in Note 6.


A total of 300,300 contingently issuable shares under an agreement to conduct research and development activities on behalf of the Company pursuant to the arrangement discussed in Note 11 are also excluded. Such shares of common stock are unearned, nonvested, restricted shares that will be considered outstanding once earned under the agreement. Additionally, the 300,300 shares of common stock potentially issuable under the real estate purchase contract, also discussed in Note 11, are not included in the above amounts as they are not issuable until the purchase contract is closed.

See Note 1 for a description of equity transactions that took place after September 30, 2004, that are expected to have a significant impact on weighted average shares outstanding in the future.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record stock-based compensation using a fair value-based method. The Company continues to account for stock-based compensation using the intrinsic value-based method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the estimated market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Stock option grants to nonemployees are accounted for under the fair value method prescribed by SFAS No. 123, and compensation cost is recognized based on the measurement principles prescribed by EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

The Company's pro forma net loss and pro forma net loss per share, with related assumptions, are disclosed in the following table. This information is presented as if compensation cost for the Company's stock-based compensation plans had been determined based on the estimated fair value of the employee options at the grant dates, consistent with the method prescribed in SFAS No. 123.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                               NINE MONTHS ENDED                            YEAR ENDED
                                                                  SEPTEMBER 30                             DECEMBER 31
                                                        ---------------------------------       ---------------------------------
                                                            2004                 2003                2003                2002
                                                        -------------       -------------       -------------       -------------
                                                                   (UNAUDITED)
Net income (loss) applicable to holders of common
   stock, as reported                                   $   7,104,737       $  (5,899,502)      $  (8,101,207)      $  (5,656,142)
Add: Stock-based employee compensation expense
   included in reported net loss, determined under
   the intrinsic value method                                      --                  --                  --                  --
Deduct: Stock-based employee compensation expense
   determined under the fair value method                    (101,323)           (103,536)           (133,450)            (28,070)
                                                        -------------       -------------       -------------       -------------
Pro forma net income (loss) applicable to holders
   of common stock                                      $   7,003,414       $  (6,003,038)      $  (8,234,657)      $  (5,684,212)
                                                        =============       =============       =============       =============

Net income (loss) per share, as reported:
   Basic                                                $        0.56       $       (0.47)      $       (0.65)      $       (0.45)
                                                        =============       =============       =============       =============
   Diluted                                              $       (0.23)      $       (0.47)      $       (0.65)      $       (0.45)
                                                        =============       =============       =============       =============

Pro forma net income (loss) per share:
   Basic                                                $        0.55       $       (0.48)      $       (0.66)      $       (0.46)
                                                        =============       =============       =============       =============
   Diluted                                              $       (0.23)      $       (0.48)      $       (0.66)      $       (0.46)
                                                        =============       =============       =============       =============


Weighted average fair value of stock options
   granted during the period                            $        1.57       $        1.47       $        1.47       $         --(a)

Principal assumptions:
   Risk-free interest rates                                3.60%-5.09%         3.36%-5.09%         3.36%-5.09%         3.60%-5.09%
   Expected life in years                                           5                   5                   5                   5
   Expected volatility                                             50%                 50%                 50%                 50%
   Expected dividend yield                                          0%                  0%                  0%                  0%

(a) No stock options were granted to employees during the year ended December 31, 2002.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company  recognizes  revenues in accordance with Staff  Accounting  Bulletin
(SAB) No. 104, Revenue Recognition in Financial Statements. SAB No. 104 sets forth four basic criteria that must be met before SEC registrants can recognize revenue. These criteria are: persuasive evidence of an arrangement must exist; delivery had to have taken place or services have had to been rendered; the seller's price to the buyer should be fixed or determinable; and collectibility of the receivable should be reasonably assured. Sales not meeting any of the aforementioned criteria are deferred. Sales are comprised of gross revenues less provisions for expected customer returns, if any. Reserves for estimated returns and inventory credits are established by the Company, if necessary, concurrently with the recognition of revenue. The amounts of reserves are established based upon consideration of a variety of factors, including estimates based on historical returns.

FOREIGN CURRENCY TRANSLATION AND EXCHANGE

The financial statements of the Company's foreign subsidiaries have been translated into United States dollars in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the period. Certain accounts receivable from customers are collected and certain accounts payable to vendors are payable in foreign currencies. These amounts are translated at year-end exchange rates. Net translation adjustments and realized exchange gains and losses are included as a component of foreign currency exchange losses, net, in the accompanying consolidated statements of operations.

SHIPPING AND HANDLING

Shipping and handling charges that are billed to and reimbursed by the customer are included in revenues. Shipping and handling costs associated with the delivery of inventory to customers are included in cost of goods sold.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the 2002 consolidated financial statements have been reclassified to conform with the 2003 presentation.

REPORTING COMPREHENSIVE LOSS

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except for those resulting from investments by owners and distributions to owners. The presentation of comprehensive loss required by SFAS No. 130, Reporting Comprehensive Income, is not required in the accompanying consolidated financial statements as the Company has no material components of accumulated other comprehensive loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses various methods and assumptions to estimate the fair value of each class of financial instrument. Due to their short-term nature and measurement, the carrying value of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value. The fair value of the Company's Redeemable Series A Convertible Preferred Stock closely approximates liquidation value (see Note 9). The Company's other financial instruments are not significant.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable (see Note
3). The Company invests its excess cash in money market funds. The money market funds represent an interest in low risk U.S. Government obligations. The Company's investments are not insured or guaranteed by the U.S. Government, the Federal Deposit Insurance Corporation or any other government agency.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also does not permit the prospective method of transition for changes to the fair value method, previously allowed in SFAS No. 123. The Company adopted the disclosure provisions of SFAS No. 148 in 2002. The Company currently applies the intrinsic-value method for accounting for employee stock-based compensation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some cases), whereas many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on the Company's financial position or results of operations as the Company's Redeemable Series A Preferred Stock did not fall within the scope of SFAS No. 150.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) and a revised interpretation of FIN No. 46 (FIN No. 46-R) in December 2003, to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to FIN No. 46, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interest. FIN No. 46 changed that by requiring a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN No. 46-R apply immediately to variable interest entities created after December 31, 2003, and to existing variable interest relationships in the first reporting period that ends after March 15, 2004. Certain of the disclosure requirements apply to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The Company does not have any entities that require disclosure or new consolidation under FIN No. 46-R. As a result, the adoption of FIN No. 46-R did not impact the Company's financial position or results of operations.

3. CONCENTRATIONS

The Company's credit risks consist primarily of uncollateralized accounts receivable from customers in the textile and other industries. The Company performs periodic credit evaluations of its customers' financial condition and provides allowances for doubtful accounts as required. The Company purchases credit insurance to partially mitigate losses on certain accounts receivable from foreign customers.

                   Dyadic International, Inc. and Subsidiaries

3.    CONCENTRATIONS (CONTINUED)

Sales to certain customers have accounted for 10% or more of the Company's net sales for the years ended December 31, 2003 and 2002 as follows, expressed as a percentage of the corresponding consolidated totals:


                                       NINE MONTHS ENDED                 YEAR ENDED
                                         SEPTEMBER 30                    DECEMBER 31
                                   ---------------------------- ------------------------------
                                      2004           2003            2003          2002
                                   ---------------------------- ------------------------------
                                          (UNAUDITED)           (RESTATED -
                                                                 SEE NOTE 2)
         Customer:
            Company A sales            10%            12%             14%           14%
            Company B sales             8%            20%             18%           19%



Accounts receivable from Company A and Company B were 14% and 18%, respectively, of total accounts receivable as of December 31, 2003. Customer A's sales and accounts receivable are included in the Company's U.S. operating segment and Customer B's sales and accounts receivable are included in the Company's Hong Kong operating segment.

The Company conducts operations in Hong Kong, Poland and The Netherlands through its foreign subsidiaries. The net assets (liabilities) of the Hong Kong, Polish and Netherlands subsidiaries as of December 31, 2003, totaled approximately $470,000, $(5,500) and $(964,000), respectively.

The Company generates a large portion of its revenues from customers that are located outside the U.S. Revenues from external customers attributed to foreign countries, defined as the location of the corporate office of those customers, totaled $14,603,451 and $7,405,310 for the years ended December 31, 2003 and 2002, respectively.

                   Dyadic International, Inc. and Subsidiaries

4.    FIXED ASSETS

Fixed assets, net consist of the following as of December 31, 2003:

         Vehicles                                               $    124,274
         Lab and manufacturing equipment                           1,563,036
         Office furniture and equipment                              316,834
         Leasehold improvements                                      103,896
                                                                ---------------
                                                                   2,108,040
         Less accumulated depreciation and amortization             (911,096)
                                                                ---------------
                                                                $  1,196,944
                                                                ===============

Depreciation and amortization of fixed assets for the years ended December 31, 2003 and 2002, were $486,628 and $94,673, respectively.

5.    ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2003:

         Payroll and related costs                              $    407,899
         Professional fees                                           395,498
         Research and development                                    261,564
         Other                                                       200,204
                                                                ---------------
                                                                $  1,265,165
                                                                ===============

Accrued research and development consists of costs related to agreements to conduct research and development activities on behalf of the Company and the Company's Cooperation and License Agreement, as discussed in Note 11. Other accrued expenses include approximately $28,000 of accrued interest due to the Mark A. Emalfarb Trust (see Note 6).

                   Dyadic International, Inc. and Subsidiaries

6.    LONG-TERM LIABILITIES

Long-term liabilities consist of the following at December 31, 2003:

         Notes payable to stockholders, including accrued interest:

            Loan payable with a rate of 8% as of December 31, 2003 to Mark A.
              Emalfarb Trust (Bridge Loan), secured by all assets of the Company, principal and accrued interest due January 2005. Maturity date extended to January 1, 2007 in connection with the transactions
              described in Note 1.                                                        $   3,126,104

            Note payable with an allowed original principal of $2,000,000 with a rate of 9% as of December 31, 2003, to Mark A. Emalfarb Trust, secured by all assets of the Company, maturity date extended to January 2005.
              Cancelled in November 2004 through the sale of Investment Units in the
              October 2004 Offering (see Note 1).                                             1,225,000

            Subordinated convertible note payable to Mark A. Emalfarb Trust
              (Emalfarb Trust Note), secured by all assets of the Company, in the original principal amount of $750,766, dated May 2001, interest at the
              Applicable Federal Funds Rate, adjusted each January 1 (0.98% at
              December 31, 2003), principal and accrued interest due March 2011, or earlier upon a Qualified Public Offering, Liquidation Event, repurchase by payor or Conversion of all Series A Preferred Stock into
              Common Stock. Maturity date modified to January 1, 2005 and interest rate adjusted to 6% in connection with the 2004 private offering (see
              Note 8). Maturity date extended to January 1, 2007 in connection with
              the transactions described in Note 1.                                             807,747

            Subordinated  convertible  note  payable to  Francisco  Trust  u/a/d
              February 28, 1996 (the Francisco  Trust)  (Francisco  Trust Note),
              secured by all assets of the Company,  in the  original  principal amount of  $664,838,  dated May 2001,  interest at the  Applicable
              Federal Funds Rate, adjusted each January 1 (0.98% at December 31,
              2003),  principal and accrued  interest due March 2011, or earlier upon a Qualified Public Offering, Liquidation Event, repurchase by payor or  Conversion  of all Series A Preferred  Stock into Common
              Stock. Maturity date modified to January 1, 2005 and interest rate adjusted to 6% in connection  with the 2004 private  offering (see
              Note 8). Maturity date extended to January 1, 2007  in  connection
              with the transactions described in Note 1.                                        715,311
                                                                                        -------------------
                                                                                           $  5,874,162
                                                                                        ===================

            Subordinated  notes  payable to the  Company's  President  and Chief
              Executive  Officer and the minority  stockholders of a subsidiary, interest at a weighted  average  rate of 5.6% as of  December  31,
              2003, no fixed repayment terms, classified as current.                      $     327,167
                                                                                        ===================

         Other notes payable                                                              $       6,771
         Less - current portion                                                                  (6,771)
                                                                                        -------------------
                                                                                          $           -
                                                                                        ===================

                   Dyadic International, Inc. and Subsidiaries

6.    LONG-TERM LIABILITIES (CONTINUED)

On May 29, 2003, the Company obtained a $3 million  revolving note from the Mark
A. Emalfarb Trust, bearing interest at 8% per annum, with all unpaid principal and interest originally due on January 2, 2004, and extended to January 1, 2005 on February 13, 2004. The loan is collateralized by a security interest in all of the Company's assets. The Mark A. Emalfarb Trust was also granted a warrant to purchase up to 1.5 million shares of the Company's common stock at the lesser of $4.50 per share or the Series A Preferred conversion price, expiring ten years from the date of grant (the Bridge Loan Warrant). The Company recorded the fair value of the Bridge Loan Warrant in 2003 as a cost of issuing the revolving note, and amortized this fair value, which totaled $3,195,000, to interest expense in 2003. The fair value of the warrant was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.33%, dividend yield of 0%, expected volatility of 50% and an expected life of 10 years (the maximum contractual term). Accrued interest on the revolving note payable is $126,104 and is included in the principal amount of the note as of December 31, 2003.

The $1,225,000 note payable to Mark A. Emalfarb Trust carries financial covenants and the maturity date is January 1, 2005. Interest expense on this note payable totaled approximately $110,000 for each of the years ended December 31, 2003 and 2002. Accrued interest on this note payable totaled approximately $28,000 as of December 31, 2003, and is included in accrued expenses in the accompanying consolidated balance sheet.

Interest expense on the subordinated convertible notes payable was approximately $18,000 and $29,000 for the years ended December 31, 2003 and 2002, respectively. Accrued interest on the subordinated convertible notes payable totaled approximately $108,000 as of December 31, 2003 and is included in the principal amount of the subordinated convertible notes payable in the accompanying consolidated balance sheet.

The notes payable and accrued interest due on the subordinated convertible notes payable are convertible in whole or part into shares of the Company's common stock at any time, at a conversion price equal to fair market value of the Company's common stock.

Mark A. Emalfarb Trust and Francisco Trust are major stockholders of the Company and are trusts benefiting the Company's President and Chief Executive Officer, and his wife and children.

                   Dyadic International, Inc. and Subsidiaries

6.    LONG-TERM LIABILITIES (CONTINUED)

The subordinated notes payable to the Company's President and Chief Executive Officer and the minority stockholders of a subsidiary are collateralized by the subsidiary's accounts receivable and inventories. Interest expense on these subordinated notes payable was $11,425 and $16,230 for the years ended December 31, 2003 and 2002, respectively, and accrued interest of $123,724 is included in the principal amount of the subordinated notes payable as of December 31, 2003.

7.    INVESTMENT IN AFFILIATE

In October 1998 (the Completion Date), the Company entered into an agreement (the Agreement) with a foreign textile, chemical and enzyme business to form a venture. The Company purchased, directly from two investors (the Sellers), who at that time owned a 95% interest, 70% of the outstanding shares in the affiliate for $536,882, which included transaction costs. As described below, the Company could only vote 25% of the outstanding shares of the affiliate. The amount by which the Company's original investment exceeded its proportionate share of the affiliate's net assets was initially being amortized over a twenty-four-year period using the straight-line method.

On January 18, 2000, the Company obtained an additional 12.5% of the outstanding shares of the affiliate, thereby increasing its then existing voting rights from 25% to 37.5%, and its ownership interest from 70% to 82.5%. These shares were obtained by the Company from one of the Sellers for nominal consideration in connection with the termination of a service agreement between the affiliate and one of the Sellers. In July 2002, the Company and the Sellers entered into an agreement that resulted in the Company increasing its voting rights from 37.5% to 62.5%. The additional voting rights were obtained from one of the Sellers for consideration of $100,000, with $20,000 paid upon execution of the agreement, and the remainder payable in equal installments of $10,000 through March 2003. The amount was paid in its entirety during 2003.

The Company can only vote 62.5% of the total outstanding shares of the affiliate until it pays for additional voting rights. The Company has an option to purchase the additional voting rights on the remaining 20% of the total outstanding shares of the affiliate for a total of $400,000. This option can be exercised in $20,000 increments for each 1% of the additional voting rights. This option must be exercised once the affiliate reaches $900,000 in cumulative profit, as defined. Through December 31, 2003, and September 30, 2004 (unaudited), this cumulative profit target has not been attained.

                   Dyadic International, Inc. and Subsidiaries

7.    INVESTMENT IN AFFILIATE (CONTINUED)

Each of the Sellers has agreed not to sell or otherwise transfer ownership in their remaining shares of the affiliate for a period of 20 years after the Completion Date without prior written consent of the Company.

For a period of 20 years after the Completion Date, the Company has a call option over any shares (presently 12.5% of the total outstanding shares) of the affiliate owned by the Sellers, exercisable after the above described $400,000 of remaining consideration has been paid, but not earlier than two years after the Completion Date, to purchase any shares of the affiliate owned by the Sellers. The exercise price is based on the results of operations of the affiliate for the 12 months preceding the exercise date.

Through December 31, 2003, neither the Company nor the Sellers have exercised any of the above described options.

As more fully described in Note 2, effective July 1, 2002, the Company accounted for its investment in the affiliate as a consolidated subsidiary. As such, the following disclosures do not include information related to the affiliate as of December 31, 2003 and 2002, or for the period from July 1, 2002 to December 31, 2003.

The Company sells inventory and extends trade credit to the affiliate. Sales to the affiliate for the period from January 1, to June 30, 2002 were $213,537.

The following is a condensed summary of financial information for the affiliate for the period from January 1, to June 30, 2002:

         Statement of operations data:
            Revenues                                      $    2,524,379
            Net income                                            99,306

                   Dyadic International, Inc. and Subsidiaries

8.    STOCKHOLDERS' EQUITY (DEFICIT)

DESCRIPTION

In December 2000, the Company amended its Articles of Incorporation to authorize the issuance of 150,000,000 shares of capital stock, consisting of 100,000,000 shares of no par value common stock and 50,000,000 shares of no par value preferred stock, and effected a recapitalization in the form of a 4,697.0408 for one split of all then outstanding shares of common stock. A total of 3,111,110 shares of the Company's common stock are reserved for issuance upon conversion of the Redeemable Series A Convertible Preferred Stock.

In March 2004, the Company amended its Articles of Incorporation to designate a total of 3,111,110 shares of the Company's Preferred Stock as Series A Preferred Stock and 2,222,222 shares of the Company's Preferred Stock as Series B Preferred Stock.

ISSUANCES OF COMMON STOCK

In July 2004, the Company completed a private offering (pursuant to a Term Sheet dated April 1, 2004) of its common and preferred equity securities, and raised gross proceeds of $4.7 million. The equity securities were offered as an Investment Unit, with each unit consisting of two shares of common stock and one share of Series B Preferred Stock, at a price of $10 per unit. The Company used $1.5 million of the proceeds from this offering to redeem all outstanding shares of Series A Preferred (see Note 9). Holders of the Series B Preferred Stock are entitled to receive noncumulative dividends at the rate of 8% per annum when and as declared by the Company's Board of Directors, have certain preferences in liquidation, and have voting rights identical to those of the holders of the Company's common stock. All of the outstanding shares of Series B Preferred Stock automatically converted into an equal number of shares of common stock upon closing of the private offering. After giving effect to the automatic conversion of the Series B Preferred Stock, a total of 1,422,099 shares of common stock were issued in connection with this offering. If the Company completes an additional private offering of its common shares pursuant to the Confidential Offering Memorandum described below, the Company will grant the purchasers of these Investment Units warrants to acquire a total of 711,050 shares of the Company's common stock at $5.50 per share.

In July 2004, the Company issued 18,624 shares of its common stock to certain employees for payment of a portion of accrued bonuses in the amount of $62,018.

                   Dyadic International, Inc. and Subsidiaries

8.    STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

On June 15, 2004, the Company entered into an Engagement Agreement with two investment bankers to furnish corporate finance and investment banking services to the Company, including, but not limited to assisting the Company in preparing and distributing a Confidential Offering Memorandum, identifying suitable potential investors and identifying and evaluating potential candidates for a business combination transaction. The initial term of the Engagement Agreement ends on November 5, 2004, but may be extended under certain circumstances. The investment bankers will receive a cash payment of $37,500, reimbursement of up to $60,000 of out-of-pocket expenses, and if a transaction is completed, a cash fee equal to 7% (10% in certain circumstances) of gross proceeds raised, shares of the Company's common stock and warrants to acquire shares of the Company's common stock. In July 2004, pursuant to this Engagement Agreement, the Company awarded each of its two investment bankers 16,102 shares of its common stock valued at $53,620. Such amount is included in other assets in the accompanying unaudited September 30, 2004 consolidated balance sheet.

On June 23, 2004, the Company executed a Term Sheet with another investment banker pursuant to which this investment banker would assist in connection with the structuring and concurrent consummation of a reverse triangular merger between the Company and a public company, and a private placement of the securities (common stock and warrants) of the merged entity (see Note 1).

9.    REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK

On May 25, 2001, pursuant to a Convertible Preferred Stock Purchase Agreement, the Company sold 2,222,222 shares of newly authorized and designated Redeemable Series A Convertible Preferred Stock (the Series A Preferred) to several unrelated investors for approximately $10,000,000. Holders of these shares maintain certain preferences in liquidation and have voting and other rights with respect to the composition of the Company's Board of Directors. An additional 888,888 shares of Series A Preferred are reserved for issuance as dividends.

                   Dyadic International, Inc. and Subsidiaries

9.    REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

In addition, holders of Series A Preferred are entitled to receive annual dividends at the rate of $0.36 per share (8%). No dividends will be paid until the earlier of (i) two years, (ii) a Liquidation Event, as defined, (iii) the consummation of an underwritten Public Offering, as defined, (iv) the conversion into common stock of all of the Series A Preferred of the holder or (v) the date on which the preferred shares are acquired by the Company. Upon the consummation of a Qualified Public Offering, as defined, if prior to any of the events in items (i) through (v), all dividends accrued will be extinguished. Dividends on the Series A Preferred may be paid in cash or with Series A Preferred shares, at the Company's option. In addition, upon the consummation of a Qualified Public Offering, Series A Preferred shares will automatically convert into common stock on a one-for-one basis, subject to adjustment as defined in the Convertible Preferred Stock Purchase Agreement. In certain circumstance, holders also have the option to require the Company to redeem for cash any outstanding shares of Series A Preferred beginning in May 2006. Accordingly, the Series A Preferred and accrued dividends are not reflected as a component of stockholders' equity (deficit).

Issuance costs are being accreted up to the Series A Preferred liquidation value, which is equal to the Original Purchase Price plus all accrued and unpaid dividends, and are being charged to accumulated deficit over a 60-month period. At that time, if the Company has not completed a Qualified Public Offering or merger, as defined, then each holder of Series A Preferred can exercise a Put Option, requiring the Company to purchase all Series A Preferred shares outstanding.

On October 24, 2003, the Company and the holders of the Series A Preferred entered into a Conditional Consent and Waiver to Placement of Securities of Dyadic International, Inc. (the Consent and Waiver) to induce the Company to continue its efforts to conclude a private placement which raises at least $2.0 million for the Company, and to induce prospective investors in the Company to engage in negotiations with the Company pertaining to a private placement. The Consent and Waiver was subject to certain conditions which included the receipt by the Company of proceeds from the sale of Series B Preferred of at least $2.0 million under terms substantially similar to the holders of Series B Preferred as the rights, privileges and preferences of the holders of Series A Preferred. The Consent and Waiver would have resulted in acceptance by Series A investors of common stock for dividends accrued to date; termination of the continuing accrual of dividends; subordination of Series A Preferred Stock to Series B Preferred Stock (and any accrued but unpaid Series B Preferred Stock dividends) in the event of a liquidation, dissolution or winding up

                   Dyadic International, Inc. and Subsidiaries

9.    REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

of the Company; elimination of one of two seats on the Company's Board of Directors; and a one-time wavier of anti-dilution rights by Series A Preferred investors.

In February 2004, the holders of the Series A Preferred offered to sell at least 80% of the outstanding shares of Series A Preferred to the Company, and in March 2004, the Company and the holders of the Series A Preferred entered into a Redemption Agreement that resulted in the Company redeeming all of the outstanding shares of Series A Preferred, including accrued and unpaid dividends thereon, for a cash payment of $1.5 million in June 2004.

Changes in the Series A Preferred for the years ended December 31, 2003 and 2002, and for the nine months ended September 30, 2004 (unaudited) are as follows:

                                                                           SERIES A PREFERRED STOCK,
                                                                                 NO PAR VALUE
                                                                     --------------------------------------
                                                                      NUMBER OF SHARES       AMOUNT
                                                                     --------------------------------------
         Balance at December 31, 2001                                      2,222,222     $     10,302,808
            Accretion of issuance costs                                           --               36,509
            Dividends                                                             --              800,000
                                                                     --------------------------------------
         Balance at December 31, 2002                                      2,222,222           11,139,317
            Accretion of issuance costs                                           --               37,985
            Dividends                                                             --              800,000
                                                                     --------------------------------------
         Balance at December 31, 2003                                      2,222,222           11,977,302
         Unaudited:
            Accretion of issuance costs                                           --               16,653
            Dividends                                                             --              350,684
            Redemption - June 2004:
              Reversal of unaccreted issuance costs                               --               75,039
              Reversal of accumulated dividends                                   --           (2,419,678)
              Share redemption                                            (2,222,222)         (10,000,000)
                                                                     --------------------------------------
         Balance, September 30, 2004 - unaudited                                  --     $             --
                                                                     ======================================

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS

Effective  May 2001,  the Company  adopted the Dyadic  International,  Inc. 2001
Equity Compensation Plan (the Equity Plan) under which 1,302,989 shares of common stock were reserved for issuance (see Note 1). All employees, as well as members of the Company's Board of Directors and Key Advisors, as defined, are eligible to participate in the Equity Plan. Under the Equity Plan, the Company may issue incentive stock options and nonqualified stock options to purchase shares of common stock, or the Company may issue shares of common stock. Such shares, if issued, may be subject to restrictions, as disclosed in the Equity Plan. In addition to stock options and stock grants, the Equity Plan allows for the issuance of Performance Units to an employee or Key Advisor. Each Performance Unit represents the right to receive an amount, in cash or in the Company's common stock, as determined by a committee of the Company's Board of Directors (the Committee), based on the value of the Performance Unit, if established performance goals are met.

The Equity Plan limits the stock options, shares of common stock and Performance Units to be granted under the Equity Plan to 100,000 options, shares issued or Performance Units per individual per calendar year or Performance Period, respectively, as defined. The Committee determines the term and exercisability of options; however, the term is not to exceed 10 years. A summary of activity relating to grants under the Equity Plan, grants by the Francisco Trust, and grants of 65,000 options to nonemployees prior to the Equity Plan's adoption follows:

                                                          2003                           2002
                                              ------------------------------ ------------------------------
                                                               WEIGHTED                       WEIGHTED
                                                                AVERAGE                        AVERAGE
                                                               EXERCISE                       EXERCISE
                                                  SHARES         PRICE           SHARES         PRICE
                                              ------------------------------ ------------------------------
         Outstanding at beginning of year          371,000      $  4.15           597,500      $  3.45
            Granted                                219,500         4.50                 -         -
            Exercised                                    -         -             (200,000)       (2.00)
            Canceled                               (35,500)        4.50           (26,500)       (4.50)
                                              ------------------------------ ------------------------------
         Outstanding at end of year                555,000      $  4.23           371,000      $  4.15
                                              ============================== ==============================

         Exercisable at end of year                327,967      $  4.12           190,100      $  3.84
                                              ============================== ==============================

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS (CONTINUED)

Information about stock options outstanding at December 31, 2003, is as follows:

                                      OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                        -----------------------------------------------------------------------------------
                                             WEIGHTED
                              NUMBER          AVERAGE       WEIGHTED          NUMBER          WEIGHTED
                          OUTSTANDING AT     REMAINING       AVERAGE      EXERCISABLE AT       AVERAGE
            EXERCISE       DECEMBER 31,     CONTRACTUAL     EXERCISE       DECEMBER 31,       EXERCISE
              PRICE            2003        LIFE (YEARS)       PRICE            2003             PRICE
         --------------------------------------------------------------------------------------------------
              $ 2.00            50,000           -            $  2.00           50,000          $ 2.00
              $ 4.50           505,000         3.36           $  4.50          277,967          $ 4.50

On July 8, 2003, the Company granted 219,500 stock options to several employees, consultants and scientific advisors, at an exercise price of $4.50 per share. As of December 31, 2003, a total of 822,989 shares were available for issuance under the Equity Plan (see Note 1).

During 2001, concurrent with the issuance of preferred stock (see Note 9), options granted to employees prior to the Equity Plan's adoption were cancelled and replaced by options to purchase shares of the Company's common stock from the Francisco Trust (see Note 6). Authoritative accounting literature requires that such options be treated as though they were options granted by the Company.

Accordingly, such options are reflected in the above tables and concurrent with the cancellation and reissuance of such options by the Francisco Trust, a new measurement date has been established in which to compute compensation expense relating only to those options replaced, measured as the difference between the fair market value of the options granted by the Francisco Trust and the exercise price of those options. A summary of such transactions follows:

      o Under a 1996 employment agreement with an officer of the Company, 200,000 options to purchase shares of the Company's Common Stock were granted. In May 2001, such options were cancelled and replaced by options granted by the Francisco Trust at the same exercise price, but below the then current fair market value. The options were fully vested and the transaction resulted in $320,000 of compensation expense, which was included in the December 31, 2001 consolidated statement of operations. In December 2002, the officer exercised this stock option and paid the exercise price of $400,000 to the Francisco Trust in the form of a $50,000 cash payment and a $350,000 non-recourse note, bearing interest at 6% per annum, calculated and payable on December 31 of each year, principal of $100,000 payable before December 31, 2003, and principal of $250,000 payable before December 31, 2004, pre-payable as to all or any portion

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS (CONTINUED)

            of the balance at any time prior to the due date. The issuance of the note extended the original option term. During the year ended December 31, 2003, the $100,000 scheduled principal payment, including accrued interest, was made. The principal balance is secured only by the shares of common stock sold to the officer, and accrued interest is secured by all the officer's personal assets. The remeasurement of compensation cost at the time of the exercise of this stock option resulted in no additional compensation expense.

      o During 1999, the Company granted a stock option to an employee providing the employee with an option to purchase 50,000 shares of the Company's common stock, with exercise prices between $2.00 and $3.00 per share, dependent upon whether certain production levels were attained. Options to purchase this stock were to vest on the later of December 31, 2002, or on the date that a production goal was met. This option must be exercised within one year from the latter of this vesting date or the date the Company completes an underwritten pubic offering. Excess, if any, of fair market value over the exercise price on the vesting date would be recorded as compensation expense. In May 2001, these stock options were cancelled and replaced by stock options granted by the Francisco Trust. The options granted in 2001 carried the same provisions as the options granted in 1999. In 2001, the Company determined that the conditions required for use of a $2.00 per share exercise price were met, and the Company recognized $80,000 of compensation expense at that time.

      o In May 2000, the Company entered into a two-year employment agreement with its Vice President, Marketing - Biotechnology, granting options to purchase 25,000 shares of the Company's common stock for 110% of the initial public offering price in the event of an initial public offering. In May 2001, these stock options were cancelled and replaced by stock options granted by the Francisco Trust at a fixed exercise price of $4.50 per share, which was not below the estimated fair market value of the options on the date of grant. Accordingly, no compensation expense has been recorded relating to this grant.

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS (CONTINUED)

In 2003 and 2001, and during the nine months ended September 30, 2004, the Company issued options to other nonemployee consultants and advisors for services. In accordance with SFAS No. 123, such options are recorded at fair value, using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 3.33% in 2003, 5.45% in 2001 and 4.35% to 5.09% for the nine months ended September 30, 2004, dividend yield of 0%, expected volatility of 50% and an expected life of five years (the maximum contractual term). Compensation cost related to these options is reflected in the accompanying consolidated financial statements as follows:

                                           NINE MONTHS ENDED                  YEAR ENDED
                                             SEPTEMBER 30                     DECEMBER 31
                                   -------------------------------- -------------------------------
                                         2004           2003             2003           2002
                                   ----------------------------------------------------------------
                                             (UNAUDITED)
Research and development             $     28,349     $   23,018       $   30,691     $   31,309
General and administrative                224,230         18,493           24,657         12,521
                                   -------------------------------- -------------------------------
                                     $    252,579     $   41,511       $   55,348     $   43,830
                                   ================================ ===============================


11.   COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT

In 2001, the Company entered into an Employment Agreement with Mark A. Emalfarb, the Company's President and Chief Executive Officer. The agreement commenced on April 1, 2001, and terminates on March 30, 2004, but renews for an additional two years unless one party gives written notice 60 days prior to March 30, 2003. Written notice was not issued by either party. The agreement provides for an annual base salary of $300,000 and the payment of an annual bonus (based on goals and objectives to be agreed upon by the Board and Mr. Emalfarb) for each fiscal year or portion of a fiscal year, including but not limited to research and other business milestones, sales, profitability or cash flow goals. The Company agrees to cause the Committee to grant Mr. Emalfarb options to the same extent as the Committee grants to other senior executives of the Company and on the same terms and conditions.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The agreement also provides for the participation in all benefit plans, practices, policies and programs provided by the Company such as (including, without limitation, reimbursement of business related expenses, vacation, medical, prescription, dental, disability, retirement, salary continuance, employee life insurance, group life insurance, and accidental death and travel accident insurance plans and programs) generally available to other senior executives of the Company, and for other employee benefits.

If, during the employment period, the Company terminates Mr. Emalfarb's employment, other than for cause or disability or by reason of Mr. Emalfarb's death or by reason of the failure of the Company to renew the Employment Agreement, or if Mr. Emalfarb terminates employment for good reason, the Company shall provide Mr. Emalfarb with annual base salary and all benefits received by Mr. Emalfarb as of the date of termination for a period of one year from the date of termination.

EMPLOYEE BENEFIT PLAN

The Company has a 401(k) defined contribution plan in which all employees are eligible to participate. Participants may elect to defer up to 25% of compensation up to a maximum amount determined annually pursuant to Internal Revenue Service regulations. The Company elected not to provide for matching employer contributions for the years ended December 31, 2003 and 2002.

MANUFACTURING AGREEMENTS

The Company entered into an agreement (the Manufacturing Agreement) in October 1999, under which the Company and a foreign manufacturer have established the terms for the foreign manufacturer to conduct contract production of certain products for the Company. The production process is conducted by the foreign manufacturer at its facilities. The Company provides the foreign manufacturer with all technical and technology information, instructions and procedures available to the Company and necessary for the production, packing and testing of the product.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Manufacturing Agreement requires the payment of monthly charges based on capacity usage, ultrafiltration costs, disposal costs, raw material costs and reimbursement of plant modification costs. In July 2001, the Company agreed to pay a total of approximately $1.6 million in plant modification costs in monthly installments of $26,713, plus LIBOR (2.1% at December 31, 2003), over a seven-year period. Payments are denominated in Euros. Remaining minimum payments under the Manufacturing Agreement, including interest at the December 31, 2003 LIBOR rate, are as follows:

     Year ending December 31,
           2004                                         $      353,317
           2005                                                344,864
           2006                                                336,410
           2007                                                327,957
           2008                                                101,440
                                                        -----------------
                                                        $    1,463,988
                                                        =================


The Manufacturing Agreement is being accounted for as a service agreement. Accordingly, annual payments are reflected as a component of cost of goods sold in the annual period in which each payment is due.

The Company has made a request of its product manufacturer to expand production capacity in order to produce higher volumes of existing and new products. In January 2004, the Company concluded an agreement with the manufacturer to provide an additional 250 M3 (cubic meters) of fermentation capacity and associated recovery capacity with the capital necessary for this expansion to be provided by the manufacturer. If the manufacturer cannot obtain the funding necessary to provide the needed capital to honor its obligation to the Company under the Manufacturing Agreement (and the Company presently has concern on this issue), this will negatively affect the Company's ability to meet its production requirements and therefore impact its financial position, results of operations and cash flows.

The Company has entered into an agreement whereby a domestic manufacturer will produce and store various products for the Company. The current contract is in effect until May 14, 2005, and provides the Company with access to fermentation capacities and storage facilities.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company has been informed that the domestic manufacturer will not renew the contract, and the Company is presently seeking other manufacturing capacity alternatives in addition to the request of the foreign manufacturer discussed above. Although there are no assurances, certain products at present can be produced only by the domestic manufacturer but the Company expects that those products will be in production by the foreign manufacturer prior to the contract expiration date.

AGREEMENTS TO CONDUCT RESEARCH AND DEVELOPMENT ACTIVITIES ON
   BEHALF OF THE COMPANY

The Company has entered into several agreements with independent third parties to conduct research and development activities on behalf of the Company. Except as described below, none of these agreements are for minimum periods in excess of one year, and are generally cancelable by the Company with advance written notice.

On July 30, 2004, the Company entered into a Development Agreement with a third party to assist the Company in various research and development projects over the 26-month period ending September 30, 2006. Under the Development Agreement, the Company is required to utilize, and the third party has committed to provide research and development assistance valued at approximately $1.25 million. The consideration for these services will include 300,300 shares of the Company's common stock, valued at $1 million, and cash, $250,000 of which was paid upon execution of the Development Agreement. Pursuant to the Development Agreement, the 300,300 shares of common stock were placed in escrow and will be issued to the third party as earned during the contractual period, at which time they will be deemed to be outstanding. The Development Agreement imposes cash penalties upon the third party in the event of nonperformance under the Development Agreement, beyond the forfeiture of any shares of common stock placed in escrow.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

COOPERATION AND LICENSE AGREEMENT

In January 2003, the Company formed Dyadic Nederland B.V. (BV), a Dutch corporation, and entered into a Cooperation and License Agreement with an unrelated third party to cooperate on an exclusive basis in the development, use and marketing of High Throughput Robotic Screening Systems utilizing fungal organisms. Under the Cooperation and License Agreement, the Company and the third party have granted BV worldwide license in and to certain patents and technologies, and BV will make royalty and revenue sharing payments to the Company and the third party on revenue generated from the business. The third party was also granted an option to acquire shares of the Company's common stock beginning on the two-year anniversary of the formation of BV, or earlier in certain circumstances. The number of shares of the Company's common stock available to the third party is equal to 15% of the sum of BV's Business Shareholder's Equity, as defined, divided by $4.50. No shares of the Company's common stock were available under this option as of December 31, 2003.

LITIGATION, CLAIMS AND ASSESSMENTS

In the opinion of management, there are no known pending legal proceedings that would have a material effect on the Company's financial position, results of operations or cash flows.

LEASES

The Company is obligated under a noncancelable operating lease for office space that expires in 2005. The Company also leases certain equipment under noncancelable agreements. Annual minimum payments under these operating leases as of December 31, 2003, are as follows:

     Year ending December 31:
           2004                                          $     131,692
           2005                                                116,593
           2006                                                 11,130
                                                         -----------------
                                                         $     259,415
                                                         =================


Rent expense totaled $180,564 and $120,381 for the years ended December 31, 2003 and 2002, respectively.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company's Hong Kong subsidiary leases a facility in Hong Kong from a minority stockholder of the subsidiary. Rent expense under this arrangement was approximately $23,000 for each of the years ended December 31, 2003 and 2002.

PROTECTION OF PROPRIETARY TECHNOLOGIES

The Company's success is dependent in part on its ability to obtain patents and maintain adequate protection of other intellectual property for the Company's technologies and products in the United States and other countries. If the Company does not adequately protect its intellectual property, competitors may be able to practice its technologies and erode its competitive advantage. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused by, for example, a lack of rules and methods for defending intellectual property rights.

The Company holds 3 issued United States patents, including claims that cover the C1 Expression Technology (a host organism that performs protein expression and related services for laboratory research, clinical trials and commercial production) and 3 PCT Publications. The Company has 57 United States and international patent applications filed. The patent positions of biopharmaceutical and biotechnology companies, including the Company's patent position, are generally uncertain and involve complex legal and factual questions. The Company will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The Company intends to apply for patents covering both its technologies and products as it deems appropriate. However, existing and future patent applications may be challenged and may not result in issued patents. The Company's existing patents and any future patents it obtains may not be sufficiently broad to prevent others from practicing the Company's technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around the Company's patented technologies. In addition, others may challenge or invalidate the Company's patents, or its patents may fail to provide the Company with any competitive advantages.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company relies upon trade secret protection for its confidential and proprietary information. The Company has taken security measures to protect its proprietary information. These measures may not provide adequate protection for the Company's trade secrets or other proprietary information. The Company seeks to protect its proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose the Company's proprietary information, and the Company may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the Company's trade secrets.

The inability of the Company to adequately protect its proprietary technologies could have a material adverse impact on the Company's business, operating results and financial condition.

LITIGATION, OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF
   INTELLECTUAL PROPERTY INFRINGEMENT

The Company's commercial success is dependent in part on neither infringing patents and proprietary rights of third parties, nor breaching any licenses that the Company has entered into with regard to its technologies and products. Others have filed, and in the future are likely to file, patent applications covering genes or gene fragments that the Company may wish to utilize with the Company's C1 Expression Technology, or products that are similar to products developed with the use of the Company's C1 Expression Technology. If these patent applications result in issued patents and the Company wishes to use the claimed technology, the Company would need to obtain a license from the third party.

Third parties may assert that the Company is employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of the Company's technologies infringes these patents. The Company could incur substantial costs and diversion of management and technical personnel in defending itself against any of these claims or enforcing its patents or other intellectual property rights against others. Furthermore, parties making claims against the Company may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to further develop, commercialize and sell products, and could result in the award of substantial damages against the Company. If a claim of infringement against the Company is successful, the Company may be required to pay damages and obtain one or more licenses from third parties. The Company may not be able to obtain these licenses at a reasonable cost, if at all. In that event, the

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

Company could encounter delays in product commercialization while it attempts to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses could prevent the Company from commercializing available products.

Further, the taxonomic classification of the Company's C1 host organism was determined using classical morphological methods. More modern taxonomic classification methods have indicated that the Company's C1 host organism will be reclassified as a different genus and species. Some of the possible species that the C1 host could be reclassified as could be the subject of patent rights owned by others. The Company believes, based on its evaluation of the relevant field of science and discussions with our consulting professionals, that any such patent rights would be invalid, and were litigation over the issue to ensue, the Company believes they should prevail. If the Company did not prevail, to settle any such litigation or pre-litigation claims, the Company could be required to enter into a cross-licensing arrangement, pay royalties or be forced to stop commercialization of some of its activities.

The Company does not fully monitor the public disclosures of other companies operating in its industry regarding their technological development efforts. If the Company did evaluate the public disclosures of these companies in connection with their technological development efforts and determined that they violated the Company's intellectual property or other rights, the Company would anticipate taking appropriate action, which could include litigation. However, any action the Company takes could result in substantial costs and diversion of management and technical personnel. Furthermore, the outcome of any action taken by the Company to protect its rights may not be resolved in the Company's favor or may not be resolved for a lengthy period of time.

REAL ESTATE PURCHASE CONTRACT

The Company entered into a real estate purchase contract with F & C Holdings, LLC (Holdings) dated July 31, 2004 (the Commercial Land Purchase And Sale Agreement), pursuant to which Dyadic agreed to purchase an undeveloped 1.13 acre parcel of land (the Site) for $1.0 million by issuing $1.0 million in shares of the Company's common stock (300,300 shares valued at $3.33 per share).

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Site, which is in a planned community known as "Abacoa" located in the Town of Jupiter, Florida (the Town), is viewed by Dyadic as a desirable location for the eventual construction of a 40,000 square foot commercial office biotech research and development building. Holdings shall endeavor in good faith to transfer from the Town's Workplace District to the Site sufficient research and development rights so that the Company may construct a 40,000 square foot commercial office biotech research and development building, so long as (a) the Town allows Holdings to do so; and (b) Holdings obtains the consents of other third party landowners in the Town Center District and Workplace District to the extent required to amend the respective sub-district plans. The closing date shall be within five (5) days following the Development Rights Transfer Date.

In the event Holdings is unable to transfer the development rights as described in the Commercial Land Purchase and Sale Agreement on or before February 21, 2005 (the Development Rights Transfer Date), either party may, upon giving written notice to the other party, terminate this entire transaction and the parties shall have no further obligations thereunder; provided, however, if either party fails to exercise such right of termination, the Company shall be obligated to purchase the Site without Holdings being obligated to assign any development rights.

Dyadic is contemplating locating its corporate offices and research and development facilities at this site for a number of reasons, including its proximity to the temporary research facility of The Scripps Research Institute, its good highway access and certain other factors. Closing of the sale is expected to occur within five days of the Development Rights Transfer, though Dyadic has inspection rights up to December 22, 2004, which entitle it to terminate the Commercial Land Purchase and Sale Agreement in its absolute discretion.

The Commercial Land Purchase and Sale Agreement obligates Dyadic to commence development of the Site within two (2) years following the closing date. During this two-year period, Dyadic is prohibited from re-transferring the Site to any other person other than (i) in connection with a sale of Dyadic, (ii) to an affiliate or (iii) with the approval of Dyadic's Board of Directors (a majority of its independent directors), to the Francisco Trust, the Mark A. Emalfarb Trust and/or any entity that is controlled, directly or indirectly, by Mark A. Emalfarb and/or his family members.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

If closing occurs and Dyadic has not commenced development of the Site, then Holdings shall, in exchange for the reconveyance Deed, pay the "Reconveyance Purchase Price" equal to the greater of the following: (i) $1.0 million or (ii) the "Market Value" of the shares of the Company's common stock, as defined, determined as of the date of the reconveyance notice from Holdings. The Reconveyance Purchase Price can be paid in all cash, or return of all the shares of the Company's common stock to the Company so long as the Market Value of the shares of the Company's common stock is greater than or equal to $1.0 million, or by combination of shares of the Company's common stock and cash, as determined in the sole and absolute discretion of Holdings.

12.   SEGMENT DATA INFORMATION

Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the chief operating decision maker or group in deciding how to allocate resources and in assessing performance. Utilizing these criteria, the Company has identified its reportable segments based on the geographical markets they serve, which is consistent with how the Company operates and reports internally.

The Company has three reportable segments: U.S. operations, Hong Kong operations and Netherlands operations. The U.S. reportable segment includes a subsidiary in Poland that is considered auxiliary and integral to the U.S. operations. The accounting policies for the segments are the same as those described in the summary of significant accounting policies. The Company accounts for intersegment sales as if the sales were to third parties, that is, at current market prices. The U. S. operating segment is a developer, manufacturer and distributor of enzyme products, proteins, peptides and other bio-molecules derived from genes, and a collaborative licensor of enabling proprietary technology for the development and manufacturing of biological products and use in research and development. The Hong Kong operating segment is engaged in the manufacturing and distribution of chemical and enzyme products to the textile and pulp and paper industries. The Netherlands operating segment is also a developer of enzyme products, proteins, peptides and other bio-molecules derived from genes and to date has invested solely in research and development activities.

                   Dyadic International, Inc. and Subsidiaries

12.   SEGMENT DATA INFORMATION (CONTINUED)

The  following  table   summarizes  the  Company's   segment  and   geographical
information:


                                                               YEAR ENDED DECEMBER 31, 2003
                                                                  (RESTATED - SEE NOTE 2)
                                   ---------------------------------------------------------------------------------
                                         U.S.        HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT        SEGMENT        SEGMENT       ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers               $  11,797,545   $  4,982,602   $         -    $          -      $   16,780,147
   Intersegment                           736,409              -             -        (736,409)                  -
                                   ---------------------------------------------------------------------------------
Total revenues                         12,533,954      4,982,602             -        (736,409)         16,780,147

Operating income (loss)                (2,810,526)       244,160      (864,062)        (14,155)         (3,444,583)
Interest income                            65,421             56            35         (52,919)             12,593
Interest expense (a) (b)                3,387,698         62,224       101,364         (52,919)          3,498,367
Depreciation and amortization             175,482         29,156       372,122               -             576,760
Capital expenditures                       29,729         79,864             -               -             109,593
Total assets                           11,000,959      2,924,840       759,462      (2,336,708)         12,348,553

                                                                YEAR ENDED DECEMBER 31, 2002
                                   ---------------------------------------------------------------------------------
                                         U.S.        HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT      SEGMENT (c)      SEGMENT (d)    ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers               $   7,570,929   $  2,455,807   $         -    $          -      $   10,026,736
   Intersegment                           253,784              -             -        (253,784)                  -
                                   ---------------------------------------------------------------------------------
Total revenues                          7,824,713      2,455,807             -        (253,784)         10,026,736

Operating income (loss)                (4,981,039)       328,898             -         (19,457)         (4,671,598)
Interest income                           212,874             26             -         (24,252)            188,648
Interest expense                          197,687         32,046             -         (24,252)            205,481
Depreciation and amortization             169,080         15,705             -               -             184,785
Capital expenditures                    1,209,341          8,518             -               -           1,217,859
Total assets                           11,741,549      2,568,838             -      (1,544,237)         12,766,150

(a) U.S. operating segment includes amortization of debt issue costs on warrant of $3,195,000.

(b) Interest expense relating to the purchase by the U.S. operating segment of manufacturing equipment is allocated to the Netherlands operating segment.

(c) As more fully described in Notes 2 and 7, the accompanying consolidated statement of operations for the year ended December 31, 2002, includes the results of operations for this segment for the period from July 1, 2002 through December 31, 2002.

(d)   The Netherlands operating segment was formed in January 2003.

                   Dyadic International, Inc. and Subsidiaries

12.   SEGMENT DATA INFORMATION (CONTINUED)

                                                   NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)
                                   ---------------------------------------------------------------------------------
                                        U.S.         HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT        SEGMENT        SEGMENT       ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers                $  8,292,383   $  4,651,931   $         -    $          -      $  12,944,314
   Intersegment                           633,812              -             -        (633,812)                 -
                                   ---------------------------------------------------------------------------------
Total revenues                          8,926,195      4,651,931             -        (633,812)        12,944,314

Operating income (loss)                (2,645,812)       517,183      (699,820)         (9,266)        (2,837,715)
Total assets                           12,930,992      3,360,260       488,145      (2,200,971)        14,578,426

                                                   NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)
                                   ---------------------------------------------------------------------------------
                                         U.S.        HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT        SEGMENT        SEGMENT       ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers                $  7,867,421   $  3,532,292   $         -    $          -     $   11,399,713
   Intersegment                           452,876              -             -        (452,876)                 -
                                   ---------------------------------------------------------------------------------
Total revenues                          8,320,297      3,532,292             -        (452,876)        11,399,713

Operating income (loss)                (2,427,283)       160,001      (622,052)         (4,455)        (2,893,789)
Total assets                           11,328,585      2,916,019       857,067      (2,274,843)        12,826,828

                   Dyadic International, Inc. and Subsidiaries

13.   INCOME TAXES

No provision for United States income taxes has been recognized for the years ended December 31, 2003 and 2002, or for the nine month periods ended September 30, 2004 and 2003 as the Company has incurred operating losses. The Company's operations in Poland, Hong Kong and The Netherlands are subject to income taxes in these jurisdictions. The provisions for income taxes consist of the following:

                                                        YEAR ENDED
                                                        DECEMBER 31

                                                    2003          2002
                                               -----------------------------
         Current:
            U.S.                                 $        --   $        --
            Foreign                                   92,944        43,551

         Deferred:
            U.S.                                          --            --
            Foreign                                       --            --
                                               -----------------------------
                                                 $    92,944   $    43,551
                                               =============================


The components of net income (loss) before income taxes consist of the following:

                                                        YEAR ENDED
                                                        DECEMBER 31

                                                    2003          2002
                                               -----------------------------
                                                  (RESTATED -
                                                  SEE NOTE 2)
          U.S.                                   $(6,430,527)  $(5,128,244)
          Hong Kong                                  212,149       282,409
          Other foreign                             (951,900)       69,753
                                               -----------------------------
                                                 $(7,170,278)  $(4,776,082)
                                               =============================


The primary differences between the Company's income tax benefit computed at the U.S. statutory rate of 34% and the effective foreign income tax rates of 1.3% and .9% for the years ended December 31, 2003 and 2002, respectively, relate to state income taxes, net of a Federal income tax benefit, the nondeductability of 2003 interest expense relating to the interest expense computed on the value of the Bridge Loan warrants, and to a greater extent, the change in the valuation allowance in the respective periods that results from the Company not recording a deferred income tax benefit for its net operating losses.

                   Dyadic International, Inc. and Subsidiaries

13.   INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities consist of the following at December 31, 2003:

         Current assets and liabilities:
           Deferred revenue                                    $        17,218
           Inventory                                                    89,813
           Accrued expenses                                            188,308
           Other items, net                                             17,196
                                                               -----------------
                                                                       312,535

         Non-current assets and liabilities:
           Net operating loss and tax credit carryforwards           3,805,508
           Depreciation and amortization                              (139,643)
                                                               -----------------
         Total noncurrent                                            3,665,865
                                                               -----------------
         Valuation allowance                                        (3,978,400)
                                                               -----------------
         Total deferred tax assets, net                        $             -
                                                               =================


The Company has net operating losses of approximately $10.1 million for United States Federal and State income tax purposes that expire between 2021 and 2023. The amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

The Company has provided a 100% valuation allowance on the United States deferred tax assets both at the time the Company converted from an S Corporation to a C Corporation in March 2001, at December 31, 2003 and at September 30, 2004, in order to reduce such deferred tax assets to zero as it is management's belief that realization of such amounts does not meet the deferred tax asset recognition criteria required by accounting principles generally accepted in the United States. Management will review the valuation allowance requirements periodically and make adjustments as warranted.

              Unaudited Pro Forma Consolidated Financial Statements
                               (Introductory Note)

The unaudited pro forma consolidated balance sheet as of September 30, 2004, and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the following transactions on the historical financial statements of Dyadic International, Inc.: the completion of the November 2004 offering and sale of 7,629,204 Investments Units at a purchase price of $3.33 per unit and the purchase of 367,868 Investment Units at $3.33 per unit by the Mark A. Emalfarb Trust and the resultant cancellation of debt owed by the Company to Mark A. Emalfarb Trust, as if those transactions (together, the Transactions) occurred on September 30, 2004, for purposes of the pro forma consolidated balance sheet and on the first day of the respective period for purposes of the pro forma consolidated statements of operations. Historical results of the continuing operations of CCP Worldwide, Inc. are not significant and are therefore not included herein.

As part of the Transactions discussed in the notes to unaudited pro forma consolidated financial statements, the Company completed its merger with a wholly-owned subsidiary of CCP Worldwide, Inc. The accompanying pro forma consolidated statements of operations also reflect the estimated costs of the merger, which will be expensed in accordance with SEC guidance.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what the Company's actual results of operations would have been had the Transactions actually been completed on or at the beginning of the indicated periods, and is not indicative of the Company's future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

The Company has restated its historical consolidated financial statements as of and for the year ended December 31, 2003, to correct an error in the recording of certain revenue and expenditure transactions denominated in foreign currencies. This error also resulted in the incorrect costing of the Company's inventory as of December 31, 2003. The Company corrected this error in order to properly value inventory as of December 31, 2003, and to properly record certain revenue and expenditure transactions denominated in foreign currencies based on the published exchange rates on the effective dates of the respective transactions.

As a result of these corrections, inventory increased $126,311 with a corresponding decrease in net loss as of and for the year ended December 31, 2003. See Note 2 to the Consolidated Financial Statements for a complete summary and discussion of the restatement.

                           Dyadic International, Inc.

                 Unaudited Pro Forma Consolidated Balance Sheet

                               September 30, 2004


                                                             HISTORICAL                                PRO FORMA
                                                           SEPTEMBER 30,        PRO FORMA            SEPTEMBER 30,
                                                                2004           ADJUSTMENTS                2004
                                                          ----------------- ------------------      -----------------
ASSETS                                                      (Unaudited)                               (Unaudited)
Current assets:
   Cash and cash equivalents                                $  1,753,199      $ 23,249,988     (a)   $  25,003,187
   Accounts receivable, net of allowance of $225,718           3,794,929                --               3,794,929
   Inventory                                                   5,985,242                --               5,985,242
   Prepaid expenses and other current assets                     927,088          (336,187)    (e)         590,901
                                                          ----------------- ------------------      -----------------
Total current assets                                          12,460,458        22,913,801              35,374,259

Fixed assets, net                                                875,723                --                 875,723
Intangible assets, net                                           213,335                --                 213,335
Goodwill                                                         467,821                --                 467,821
Other assets                                                     561,089          (311,423)    (a)         249,666
                                                          ----------------- ------------------      -----------------
Total assets                                                $ 14,578,426      $ 22,602,378           $  37,180,804
                                                          ================= ==================      =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                         $  4,503,502      $   (166,684)    (a)   $   4,336,818
   Accrued expenses                                            1,090,762                --               1,090,762
   Current portion of notes payable to stockholders              222,232                --                 222,232
   Income taxes payable                                           91,967                --                  91,967
                                                          ----------------- ------------------      -----------------
Total current liabilities                                      5,908,463          (166,684)              5,741,779
                                                          ----------------- ------------------      -----------------

Long-term liabilities:
   Notes payable to stockholders, including accrued
     interest, net of current portion                          6,103,350        (1,225,000)    (b)       4,878,350
   Minority interest                                             149,268                --                 149,268
                                                          ----------------- ------------------      -----------------
Total long-term liabilities                                    6,252,618        (1,225,000)              5,027,618
                                                          ----------------- ------------------      -----------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $0.0001 par value, 5,000,000 shares
     authorized, no shares issued and outstanding                     --                --                      --
   Common stock, $0.001 par value, 100,000,000 shares
     authorized, 13,933,733 shares issued and                                        7,629     (a)
     outstanding (pro forma 21,930,805)                           13,934               368     (b)          21,931
                                                                                23,097,620     (a)
   Additional paid-in capital                                 23,439,541         1,224,632     (b)      47,761,793
   Note receivable from exercise of stock options               (250,000)               --                (250,000)
   Accumulated deficit                                       (20,786,130)         (336,187)    (e)     (21,122,317)
                                                          ----------------- ------------------      -----------------

Total stockholders' equity                                     2,417,345        23,994,062              26,411,407
                                                          ----------------- ------------------      -----------------
Total liabilities and stockholders' equity                  $ 14,578,426      $ 22,602,378           $  37,180,804
                                                          ================= ==================      =================


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                           Dyadic International, Inc.

            Unaudited Pro Forma Consolidated Statement of Operations

                      Nine Months Ended September 30, 2004


                                                           HISTORICAL                                   PRO FORMA
                                                          NINE MONTHS                                  NINE MONTHS
                                                             ENDED                                        ENDED
                                                         SEPTEMBER 30,        PRO FORMA               SEPTEMBER 30,
                                                              2004           ADJUSTMENTS                   2004
                                                       ------------------- -----------------        -------------------
                                                          (Unaudited)      (Unaudited)
Net sales                                                $   12,944,314     $          --             $   12,944,314
Cost of goods sold                                            9,818,967                --                  9,818,967
                                                       ------------------- -----------------        -------------------
Gross profit                                                  3,125,347                --                  3,125,347

Expenses:
   Research and development                                   2,533,531                --                  2,533,531
   Sales and marketing                                        1,373,728                --                  1,373,728
   General and administrative                                 2,055,803                --                  2,055,803
                                                       ------------------- -----------------        -------------------
Total expenses                                                5,963,062                --                  5,963,062
                                                       ------------------- -----------------        -------------------

Loss from operations                                         (2,837,715)               --                 (2,837,715)

Other income (expense):
   Interest expense                                            (347,086)           82,688     (d)           (264,398)
   Interest income                                                2,576                --                      2,576
   Minority interest                                            (67,088)               --                    (67,088)
   Foreign currency exchange losses, net                        (55,752)               --                    (55,752)
   Other, net                                                    17,987          (336,187)    (e)           (318,200)
                                                       ------------------- -----------------        -------------------
Total other income (expense)                                   (449,363)         (253,499)                  (702,862)
                                                       ------------------- -----------------        -------------------

Loss before income taxes                                     (3,287,078)         (253,499)                (3,540,577)

Provision for income taxes                                       85,487                --                     85,487
                                                       ------------------- -----------------        -------------------
Net loss                                                $    (3,372,565)    $    (253,499)           $    (3,626,064)
                                                       =================== =================        ===================

Net income (loss) applicable to holders of common
   stock                                                $     7,104,737     $    (253,499)           $     6,851,238
                                                       =================== =================        ===================

Net income (loss) per common share:
     Basic                                              $         0.56                               $          0.33
                                                       ===================                          ===================
     Diluted                                            $        (0.23)                              $         (0.16)
                                                       ===================                          ===================

Weighted average shares and equivalent
  shares used to calculate net income
   (loss) per common share:
     Basic                                                   12,794,096         7,997,072     (f)         20,791,168
                                                       =================== =================        ===================
     Diluted                                                 14,754,768         7,997,072     (f)         22,751,840
                                                       =================== =================        ===================


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                           Dyadic International, Inc.

            Unaudited Pro Forma Consolidated Statement of Operations

                          Year Ended December 31, 2003


                                                           HISTORICAL
                                                           YEAR ENDED                                   PRO FORMA
                                                          DECEMBER 31,                                  YEAR ENDED
                                                              2003            PRO FORMA                DECEMBER 31,
                                                           (RESTATED)        ADJUSTMENTS                   2003
                                                       ------------------- -----------------        -------------------
                                                                                                        (Unaudited)
Net sales                                                $   16,780,147      $         --             $   16,780,147
Cost of goods sold                                           12,596,925                --                 12,596,925
                                                       ------------------- -----------------        -------------------
Gross profit                                                  4,183,222                --                  4,183,222

Expenses:
   Research and development                                   3,571,242                --                  3,571,242
   Sales and marketing                                        1,749,023                --                  1,749,023
   General and administrative                                 2,307,540                --                  2,307,540
                                                       ------------------- -----------------        -------------------
Total expenses                                                7,627,805                --                  7,627,805
                                                       ------------------- -----------------        -------------------

Loss from operations                                         (3,444,583)               --                 (3,444,583)

Other income (expense):
   Interest expense                                          (3,498,367)          110,250     (c)         (3,388,117)
   Interest income                                               12,593                --                     12,593
   Minority interest                                            (14,297)               --                    (14,297)
   Foreign currency exchange losses, net                       (236,200)               --                   (236,200)
   Other, net                                                    10,576          (336,187)    (e)           (325,611)
                                                       ------------------- -----------------        -------------------
Total other income (expense)                                 (3,725,695)         (225,937)                (3,951,632)
                                                       ------------------- -----------------        -------------------

Loss before income taxes                                     (7,170,278)         (225,937)                (7,396,215)

Provision for income taxes                                       92,944                --                     92,944
                                                       ------------------- -----------------        -------------------
Net loss                                                 $   (7,263,222)     $   (225,937)             $  (7,489,159)
                                                       =================== =================        ===================

Net loss applicable to holders of common stock           $   (8,101,207)     $   (225,937)           $    (8,327,144)
                                                       =================== =================        ===================

Net loss per common share, basic and diluted             $       (0.65)                              $         (0.41)
                                                       ===================                          ===================

Shares used in calculating net loss per share, basic
   and diluted                                               12,460,806         7,997,072     (f)         20,457,878
                                                       =================== =================        ===================


The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                           Dyadic International, Inc.

         Notes to Unaudited Pro Forma Consolidated Financial Statements


1. GENERAL

MERGER, PRIVATE PLACEMENT OF COMMON STOCK AND
   OTHER RELATED TRANSACTIONS

In October and November  2004,  the Company  entered  into and executed  several
contemporaneous  and  related  transactions  (together,   the  Transactions)  as
described below.

Merger

Effective October 29, 2004, the Company entered into an Agreement of Merger and Plan of Reorganization (the Merger) with CCP Worldwide, Inc., a public reporting company, and its wholly-owned subsidiary, CCP Acquisition Corp. As a result of the Merger, CCP Acquisition Corp. was merged with and into the Company, with the Company being the surviving corporation, and the Company changed its name to Dyadic International (USA), Inc. In turn, CCP Worldwide, Inc. changed its name to Dyadic International, Inc., and stockholders of the Company received, in exchange for Company shares, shares of CCP Worldwide, Inc. on a one-for-one basis. Concurrently, the Company's officers and directors became the officers and directors of the merged, reorganized entity. A total of 12,580,895 shares of common stock were exchanged in the merger, including the 300,300 shares placed in escrow in accordance with a Development Agreement. The Company's pre Merger obligations to contingently issue common shares in accordance with a real estate acquisition agreement, employee stock options, nonemployee options and warrants and convertible debt instruments were also assumed.

The Company has recorded the Merger as the issuance of stock for the net monetary assets of CCP Worldwide, Inc. (which were nil), accompanied by a recapitalization. This accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible assets are recorded. A total of 1,653,138 shares of common stock, representing the aggregate number of shares held by stockholders of CCP Worldwide, Inc. immediately prior to the Merger, have been retroactively reflected as outstanding for all periods presented in the accompanying historical consolidated financial statements. Additionally, the accompanying historical consolidated financial statements retroactively reflect the authorized capital stock of CCP Worldwide, Inc. and the resultant change from no par to $0.001 par value on the Company's common stock.

                           Dyadic International, Inc.

         Notes to Unaudited Pro Forma Consolidated Financial Statements


1. GENERAL (CONTINUED)

As part of the Transactions, and immediately prior to the Merger, CCP Worldwide, Inc. disposed of its only operating subsidiary as part of a Split-off Agreement between CCP Worldwide, Inc., its operating subsidiary, the Company and a former member of the board of directors of CCP Worldwide, Inc.

As a result of the Merger and the Split-off Agreement, the only business operations of the newly formed Dyadic International, Inc., formerly CCP Worldwide, Inc., are the operations of the Company.

Private Placement

In November 2004, in accordance with Subscription Agreements and a Private Offering Memorandum (the October Offering) dated October 2004, the Company sold 7,629,204 Investment Units, realizing gross proceeds of approximately $25,405,000. An Investment Unit consists of one share of the Company's common stock and one five-year callable warrant to purchase one share of the Company's common stock at $5.50 per share for every two Investment Units purchased. Accordingly, 3,814,602 warrants to purchase the Company's common stock were issued to participants in the October Offering. Concurrently, the Company issued 711,050 warrants to purchase the Company's common stock at $5.50 per share to participants in an Offering completed in July 2004, as well as 247,730 warrants to purchase the Company's common stock at $5.50 per share and 495,460 warrants to purchase the Company's common stock at $3.33 per share, both to placement agents in the October Offering.

Cancellation of Indebtedness

Ancillary to the Merger and October Offering, in November 2004, 367,868 Investment Units were sold to Mark A. Emalfarb through the Mark A. Emalfarb Trust in exchange for cancellation of the Company's note payable to the Mark A. Emalfarb Trust with a balance of $1,225,000.

                           Dyadic International, Inc.

         Notes to Unaudited Pro Forma Consolidated Financial Statements


1. GENERAL (CONTINUED)

The pro forma adjustments give effect to the Transactions and the cancellation of indebtedness, on the Company's historical September 30, 2004 consolidated balance sheet and on the Company's historical statement of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003, as if the Transactions had occurred on September 30, 2004, for purposes of the pro forma consolidated balance sheet and on the first day of the respective period for purposes of the pro forma consolidated statements of operations. Historical results of the continuing operations of CCP Worldwide, Inc., are not included in the accompanying unaudited pro forma consolidated financial statements as they were insignificant.

2. PRO FORMA ADJUSTMENTS

Adjustments to the accompanying unaudited pro forma consolidated financial statements are as follows:

(a) Reflects the proceeds from the sale of 7,629,204 Investment Units and issuances of common stock in the October Offering, net of estimated expenses (placement agent commission, legal and accounting fees, etc.) of approximately $2.3 million. Of the total estimated expenses, approximately $167,000 are included in accounts payable and approximately $311,000 are in other assets in the accompanying historical September 30, 2004 consolidated balance sheet.

(b) Reflects the reduction in debt, sale of 367,868 Investment Units and issuance of common stock resulting from the sale of Investment Units to Mark A. Emalfarb and cancellation of indebtedness to the Mark A. Emalfarb Trust.

(c)        Reflects   reduction  of  2003  interest   expense  relating  to  the
           cancellation of Mark A. Emalfarb Trust indebtedness.

(d)        Reflects   reduction  of  2004  interest   expense  relating  to  the
           cancellation of Mark A. Emalfarb Trust indebtedness.

(e) Represents estimated expenses related to the Merger, which are included in prepaid expenses and other current assets in the accompanying historical September 30, 2004 consolidated balance sheet.

(f) Represents common shares issued in the October Offering and the common shares issued to Mark A. Emalfarb Trust as described in (a) and (b), respectively.

                                  [DYADIC LOGO]

                           DYADIC INTERNATIONAL, INC.
                          140 INTRACOASTAL POINTE DRIVE
                                    SUITE 404
                             JUPITER, FLORIDA 33477
                                 (561) 743-8333